Notice of Special Meeting

of Bluestone Securityholders

to be held at 10:00 a.m. (Vancouver time)
on December 19, 2024

at Suite 3500 - 1133 Melville Street, Vancouver, British Columbia V6E 4E5

 Management Information Circular

dated November 12, 2024

Arrangement Involving

Bluestone Resources Inc. and Aura Minerals Inc.

YOUR VOTE IS IMPORTANT. TAKE ACTION AND VOTE TODAY.

THE BOARD OF DIRECTORS OF BLUESTONE RESOURCES INC. UNANIMOUSLY RECOMMENDS THAT BLUESTONE SECURITYHOLDERS

VOTE FOR THE ARRANGEMENT RESOLUTION SET FORTH IN THIS CIRCULAR

Bluestone Resources Inc.

Suite 2800, 1055 Dunsmuir Street

Vancouver, British Columbia, Canada V7X 1L2

This management information circular and the accompanying materials require your immediate attention. If you are in doubt as to how to deal with these documents or the matters to which they refer, please consult a professional advisor.

LETTER TO BLUESTONE SECURITYHOLDERS

November 12, 2024

Dear Bluestone Securityholders:

The Board of Directors (the "Board") of Bluestone Resources Inc. (the "Company" or "Bluestone") invites you to attend the special meeting (the "Meeting") of the holders (the "Bluestone Shareholders") of common shares of the Company ("Bluestone Shares") and the holders (the "Bluestone Optionholders", collectively with the Bluestone Shareholders, the "Bluestone Securityholders") of options to purchase Bluestone Shares to be held on December 19, 2024 at 10:00 a.m. (Vancouver Time) at Suite 3500 - 1133 Melville Street, Vancouver, British Columbia V6E 4E5.

The Arrangement and Consideration

At the Meeting, the Bluestone Securityholders will be asked to consider and, if deemed advisable, pass a special resolution (the "Arrangement Resolution") to approve an arrangement (the "Arrangement"), in accordance with the terms of an arrangement agreement entered into by the Company and Aura Minerals Inc. ("Aura") on October 25, 2024, as amended by a first amending agreement dated November 4, 2024, and as further amended by a second amending agreement dated November 11, 2024 (as amended, the "Arrangement Agreement"), pursuant to which Aura agreed to acquire all of the issued and outstanding Bluestone Shares that it does not already own by way of a statutory plan of arrangement (the "Plan of Arrangement") under section 288 of the Business Corporations Act (British Columbia).

Under the terms of the Arrangement Agreement, which was negotiated at arm's length, each Bluestone Shareholder (other than Bluestone Shareholders validly exercising their dissent rights) will receive the following for each Bluestone Share held, at such Bluestone Shareholder's election, on the closing of the Arrangement: (A) $0.2870 in cash (the "Cash Consideration") or (B) 0.0183 common shares in the capital of Aura (each common share, an "Aura Share") (the "Share Consideration"), each subject to pro-ration based on a maximum of 1,393,736 Aura Shares to be issued pursuant to the Plan of Arrangement (collectively, the "Initial Consideration"). Bluestone Shareholders who do not make an election will be deemed to have elected for the Cash Consideration in respect of each Bluestone Share held.

In addition, Bluestone Shareholders will receive one non-interest bearing contingent value right (a "CVR") for each Bluestone Share held, with each CVR entitling its holder to receive, subject to the satisfaction of the CVR Payment Conditions (defined below), up to $0.2120 (the "Contingent Consideration", and together with the Initial Consideration, the "Consideration"). The Contingent Consideration will be payable until the CVR Termination Date (as defined below) pursuant to the following schedule: (A) upon the announcement of commercial production at the Cerro Blanco Project (the "First Payment Condition"), 33.33% of the Contingent Consideration, being $0.0707; (B) upon the Cerro Blanco Project still being in production on the date that is one year from the date which the First Payment Condition was satisfied (the "Second Payment Condition"), 33.33% of the Contingent Consideration, being $0.0707; and (C) upon the Cerro Blanco Project still being in production on the date that is two years from the date which the First Payment Condition was satisfied (the "Third Payment Condition", collectively with the First Payment Condition and the Second Payment Condition, the "CVR Payment Conditions"), the balance of the Contingent Consideration, being $0.0706; provided that the CVR Payment Conditions have been satisfied prior to the date that is twenty (20) years following the Effective Date (as defined below) (the "CVR Termination Date").

|  Page ii

2024 Special Meeting of Securityholders

Pursuant to the Arrangement, each Bluestone Option outstanding as of the beginning of the day (Vancouver time) (the "Effective Time") on the date that the Arrangement is completed (the "Effective Date") (whether vested or unvested) shall be disposed of and surrendered by the Bluestone Optionholder without any act or formality on its or their part and without any liability in exchange for a cash payment from Bluestone equal to the amount set out in the Plan of Arrangement (which represents the value of such Bluestone Option as of October 24, 2025 using the "Black Scholes" valuation model calculated as per industry standard practice) (the "Bluestone Option Termination Payment"). At the Effective Time, all Bluestone Options outstanding immediately prior to the Effective Time shall be cancelled.

Benefits of the Arrangement to Bluestone Shareholders

In reaching their conclusion that the Arrangement is in the best interest of the Company, the Board considered and relied upon a number of factors, including among other things, the following:

• Compelling Value - The total value of the Consideration to be received by Bluestone Shareholders pursuant to the Arrangement Agreement, assuming the Consideration is paid in full, represents a premium to the trading value of the Bluestone Shares of approximately 51% premium to the Company's spot share price and approximately 40% premium to the 25-day volume weighted average trading price of the Bluestone Shares as at October 24, 2024.

• Cash Consideration - The Cash Consideration to be received under the Arrangement Agreement provides Bluestone Shareholders with certainty of value, immediate liquidity, and removes the risks associated with the Company remaining an independent public entity amidst an uncertain outlook for the Company's Cerro Blanco Project in Guatemala.

• Ownership in a Leading Americas-Focused Gold and Copper Producer - Pursuant to the Share Consideration, Bluestone Shareholders will participate in any future increases in value in the Aura Shares that might result from future growth and the potential achievement of Aura's long-term plans. Aura is a high-growth, multi-jurisdiction, gold and copper producer focused on the operation and development of gold and base metal projects in the Americas, with gold and copper projects in Brazil, Mexico, and Honduras, and future projects that are at different stages of development in Brazil and Colombia. The Aura Shares comprising the Share Consideration offer immediate liquidity, along with near- and medium-term growth, complemented by Aura's technical, operational and financial capability.

• Potential Additional Consideration - The Contingent Consideration provides the Bluestone Shareholders with an opportunity to receive an additional $0.2120 per Bluestone Share if commercial production at the Cerro Blanco Project commences, subject to the terms of the Rights Indenture and the Arrangement Agreement.

• Bluestone Fairness Opinion - The Bluestone Fairness Opinion (as defined and discussed in the enclosed Circular) received by the Board and the Special Committee (as defined below) on October 25, 2024 provided that, as of the date thereof and subject to the assumptions, limitations and qualifications contained therein, the Consideration to be received by Bluestone Shareholders pursuant to the Arrangement is fair from a financial point of view to Bluestone Shareholders.

Voting Support Agreement

Each member of the Board and senior officers of Bluestone, in addition to certain Bluestone Securityholders, owning in aggregate approximately 40% of the outstanding Bluestone Securities, have entered into voting support agreements with Aura, pursuant to which, among other things, they have agreed to vote or cause to be voted all of the Bluestone Securities held or controlled by them in favour of the Arrangement Resolution.

|  Page iii

2024 Special Meeting of Securityholders

Recommendation of the Board and the Special Committee

A special committee of the Board, comprised of independent directors of the Board (the "Special Committee") has advised the Board that, after careful consideration of such matters as it considered relevant, as more fully described under the heading "The Arrangement - Reasons for the Arrangement" contained in the enclosed management information circular dated November 12, 2024 (the "Circular"), including, among other things, (i) the terms and conditions of the Arrangement Agreement; (ii) the benefits and risks associated with the Arrangement; (iii) other strategic alternatives and options available to the Company; (iv) its evaluation of the Arrangement with management and the Special Committee's legal and financial advisors, including receipt of the Bluestone Fairness Opinion; and (v) the impact of the Arrangement on other stakeholders of the Company, the Special Committee has unanimously determined that the Arrangement is in the best interests of Bluestone and is fair from a financial point of view to Bluestone Shareholders, and has unanimously recommended to the Board that it authorize and approve Bluestone entering into the Arrangement Agreement and the performance of its obligations thereunder and recommend to the Bluestone Shareholders and the Bluestone Optionholders that they vote in favour of the Arrangement Resolution.

The Board, after careful consideration of such matters as it considered relevant, as more fully described under the heading "The Arrangement - Reasons for the Arrangement" contained in the enclosed Circular, including, among other things, a thorough review of the Arrangement Agreement, and taking into account the best interests of Bluestone and after evaluating the Arrangement with management and Bluestone's legal and financial advisors, including receipt of the Bluestone Fairness Opinion, and upon the unanimous recommendation of the Special Committee, the Board has unanimously determined the Arrangement is in the best interests of Bluestone and is fair from a financial point of view to Bluestone Shareholders and that it is advisable and in the best interests of Bluestone to approve the entering into and execution and delivery of the Arrangement Agreement and the performance of its obligations thereunder, and has unanimously approved the Arrangement. Accordingly, the Board unanimously recommends that the Bluestone Shareholders and the Bluestone Optionholders vote FOR the Arrangement.

Election

If you are a registered Bluestone Shareholder, in order to make your election to receive the Cash Consideration or the Share Consideration (subject to pro-ration and adjustment in accordance with the Arrangement Agreement), you must submit the enclosed letter of transmittal and election form (the "Letter of Transmittal").

The Letter of Transmittal contains other procedural information, including information with respect to making an election for the Cash Consideration or Share Consideration relating to the Arrangement and should be reviewed carefully.

Registered Bluestone Shareholders must submit their Letter of Transmittal by 4:30 p.m. (Toronto time) on December 16, 2024, or, if the Meeting is adjourned or postponed, no later than 72 hours (excluding Saturdays, Sundays and statutory holidays in British Columbia) before the adjourned Meeting is reconvened or the postponed Meeting is convened (the "Election Deadline"). Please refer to the enclosed Circular and the Letter of Transmittal for additional information. If a Bluestone Shareholder does not make an election in accordance with the instructions in the Letter of Transmittal, such Bluestone Shareholder will be deemed to have elected for the Cash Consideration in respect of each Bluestone Share held. Beneficial Bluestone Shareholders (i.e., if you hold Bluestone Shares through a broker, custodian, nominee or other intermediary) should follow the instructions provided by your intermediary to make your election.

Bluestone Shareholders who choose not to vote, or to vote against the Arrangement Resolution, may still make an election to receive the Cash Consideration or the Share Consideration by completing the election form included with the Letter of Transmittal accompanying the Circular and submitting such form to Computershare Investor Services Inc. (the "Depositary") prior to the Election Deadline. Bluestone Shareholders whose Bluestone Shares are registered in the name of a broker, investment dealer or other intermediary should contact that broker, investment dealer or other intermediary for instructions and assistance in delivery of the share certificate(s) or direct registration system advice(s), also known as "DRS Advice(s)", representing those Bluestone Shares and making an election with respect to the form of Consideration they wish to receive.

|  Page iv

2024 Special Meeting of Securityholders

If you are a registered Bluestone Shareholder, we encourage you to complete, sign, date and return the enclosed Letter of Transmittal in accordance with the instructions set out therein and in the Circular, together with your share certificate(s) or DRS Advice(s) representing your Bluestone Shares to the Depositary at the address specified in the Letter of Transmittal.

VOTE YOUR BLUESTONE SHARES AND BLUESTONE OPTIONS TODAY FOR THE ARRANGEMENT RESOLUTION

Your vote is very important regardless of the number of Bluestone Shares or Bluestone Options you own. If you are a registered Bluestone Shareholder or Bluestone Optionholder and you are unable to attend the Meeting, we encourage you to complete, sign, date and return the applicable proxy accompanying the Circular so that your Bluestone Shares or Bluestone Options, as the case may be, can be voted at the Meeting (or at any adjournments or postponements thereof) in accordance with your instructions. To be effective, the enclosed proxy must be received by Bluestone's transfer agent, Computershare Investor Services Inc., according to the instructions on the proxy, not later than 10:00 a.m. (Vancouver time) on December 17, 2024, or not later than 48 hours (other than a Saturday, Sunday or holiday in British Columbia) immediately preceding the time of the Meeting (as it may be adjourned or postponed from time to time).

On behalf of the Board and the Special Committee, I thank all Bluestone Shareholders and Bluestone Optionholders for their continued support and we look forward to receiving your endorsement for this transaction at the Meeting.

Yours very truly,

(signed) "Peter Hemstead"

Peter Hemstead
President, Chief Executive Officer and Director

|  Page v

NOTICE OF SPECIAL MEETING OF BLUESTONE SHAREHOLDERS AND BLUESTONE OPTIONHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of holders (collectively, the "Bluestone Securityholders") of common shares ("Bluestone Shares") and holders of options ("Bluestone Options", collectively with the Bluestone Shares, the "Bluestone Securities") of Bluestone Resources Inc. (the "Company" or "Bluestone") will be held at Suite 3500 - 1133 Melville Street, Vancouver, British Columbia V6E 4E5, on December 19, 2024 at 10:00 a.m. (Vancouver time), for the following purposes:

1. in accordance with the interim order of the Supreme Court of British Columbia (the "Court") dated November 18, 2024 (the "Interim Order"), for Bluestone Securityholders to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the "Arrangement Resolution"), the full text of which is set forth in Appendix A to the accompanying management information circular of Bluestone dated November 12, 2024 (the "Circular"), approving a plan of arrangement (the "Plan of Arrangement") involving Bluestone and Aura Minerals Inc. ("Aura"), and the Bluestone Securityholders under Section 288 of the Business Corporations Act (British Columbia) ("BCBCA"), all as more particularly described in the Circular (the "Arrangement"); and

2. to transact such further or other business as may properly come before the Meeting and any adjournments or postponements thereof.

The completion of the Arrangement is conditional upon, among other things, the approval of the Arrangement Resolution by the Bluestone Shareholders and the Bluestone Securityholders and the receipt of all regulatory and court approvals.

Specific details of the matters to be put before the Meeting are set forth in the Circular.

The Board of Directors of Bluestone (the "Board") unanimously recommends that the Bluestone Securityholders vote FOR the Arrangement Resolution.

Pursuant to the Interim Order, the record date is November 12, 2024 (the "Record Date") for determining Bluestone Securityholders who are entitled to receive notice of and to vote at the Meeting. Only registered shareholders of Bluestone ("Registered Bluestone Shareholders") and holders of Bluestone Options ("Bluestone Optionholders"), as of November 12, 2024, are entitled to receive this notice of the Meeting ("Notice of Meeting") and to attend and vote at the Meeting. This Notice of Meeting is accompanied by the Circular, proxy forms and a letter of transmittal and election form (the "Letter of Transmittal") for Registered Bluestone Shareholders.

Each Registered Bluestone Shareholder whose name is entered on the central securities register of the Company at the close of business on the Record Date is entitled to one vote for each Bluestone Share registered in his, her or its name. Each Bluestone Optionholder whose name is entered on the applicable securities register of the Company for such securities at the close of business on the Record Date is entitled to one vote for each Bluestone Option in his, her or its name. In order to become effective, the Arrangement Resolution must be approved by (i) 66⅔% of the votes cast on such resolution by holders of Bluestone Shares (the "Bluestone Shareholders") present in person or represented by proxy at the Meeting; (ii) 66⅔% of the votes cast on such resolution by the Bluestone Securityholders, voting together as a single class, present in person or represented by proxy at the Meeting; and (iii) a simple majority of the votes cast on such resolution by Bluestone Shareholders present in person or represented by proxy at the Meeting, other than votes attached to Bluestone Shares required to be excluded pursuant to Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions. ("MI 61-101").

2024 Special Meeting of Securityholders

Registered Bluestone Shareholders and Bluestone Optionholders are requested to read, complete, sign, date and return the applicable enclosed form of proxy in accordance with the instructions set out therein and in the Circular. In order to be valid for use at the Meeting, proxies must be received by our transfer agent, Computershare Investor Services Inc., by 10:00 a.m. (Vancouver time) on December 17, 2024 or at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting in the event of any adjournment or postponement thereof.

If your Bluestone Shares are not registered in your name but are held through a broker, investment dealer, bank, trust, company, custodian, nominee or other intermediary (a "Beneficial Bluestone Shareholder"), please complete and return the request for voting instructions in accordance with the instructions provided to you by your broker or such other intermediary. Failure to do so may result in such securities not being voted at the Meeting.

A Bluestone Shareholder or Bluestone Optionholder who wishes to appoint a person other than the management nominees identified on the applicable form(s) of proxy or voting instruction form ("VIF"), as applicable, to represent him, her or it at the Meeting may do so by inserting such person's name in the blank space provided in the applicable form(s) of proxy or VIF, as applicable, and following the instructions for submitting such form of proxy or VIF, as applicable. If you wish that a person other than the management nominees identified on the form of proxy or VIF attend and participate at the Meeting as your proxy and vote your Bluestone Shares or Bluestone Options, including if you are not a Registered Bluestone Shareholder and wish to appoint yourself as proxyholder to attend, participate and vote at the Meeting, you MUST submit your form of proxy (or proxies) or VIF, as applicable, in accordance with the instructions set out in the Circular.

Beneficial Bluestone Shareholders should carefully follow the instructions of their intermediaries to ensure that their Bluestone Shares are voted at the Meeting in accordance with such Bluestone Shareholder's instructions. Please refer to the section in the Circular entitled "Information Concerning the Meeting - Proxies and Voting - Beneficial Shareholder Voting" for information on how to vote your securities if you are a Beneficial Bluestone Shareholder.

The form of proxy and the VIF confers discretionary authority with respect to: (i) amendments or variations to the matters of business to be considered at the Meeting; and (ii) other matters that may properly come before the Meeting. As of the date hereof, the management of Bluestone knows of no amendments, variations or other matters to come before the Meeting other than the matters set forth in this Notice of Meeting. Bluestone Shareholders who are planning on returning the accompanying form of proxy or VIF are encouraged to review the Circular carefully before submitting the proxy form or VIF. It is the intention of the persons named in the enclosed form of proxy or VIF, if not expressly directed otherwise in such form of proxy or VIF, to vote FOR the Arrangement Resolution.

Each Registered Bluestone Shareholder has been granted the right to dissent in respect of the Arrangement Resolution. If the Arrangement Resolution is passed, a Registered Bluestone Shareholder that has duly and validly exercised their dissent rights in accordance with the provisions of Division 2 of Part 8 of the BCBCA as modified by the Interim Order, the Plan of Arrangement and any other order of the Court, will be entitled to be paid the fair value of their Bluestone Shares calculated as of the close of business on the day before the Arrangement Resolution is adopted. The right of a Registered Bluestone Shareholder to dissent is more particularly described in the Circular, and a complete copy of Division 2 of Part 8 of the BCBCA is included as Appendix H to the Circular. If you wish to dissent, you must (i) ensure that a written notice is received by Bluestone c/o Blake, Cassels & Graydon LLP, Suite 3500 - 1133 Melville Street, Vancouver, British Columbia V6E 4E5, Attention: Alexandra Luchenko, or by email to alexandra.luchenko@blakes.com by no later than 5:00 p.m. (Vancouver time) on the date that is not later than the day that is at least two days (excluding Saturdays, Sundays and holidays in the Province of British Columbia) prior to the Meeting (as it may be adjourned or postponed from time to time) as described under "The Arrangement - Dissenting Bluestone Shareholders' Rights"; and (ii) otherwise comply strictly with the provisions of Division 2 of Part 8 of the BCBCA as modified by the Interim Order, the Plan of Arrangement and any other order of the Court. Failure to comply strictly with the requirements set forth in Division 2 of Part 8 of the BCBCA as modified by the Interim Order, the Plan of Arrangement and any other order of the Court may result in the loss of any right to dissent. It is strongly suggested that any Registered Bluestone Shareholder wishing to dissent seek independent legal advice.

|  Page 2

2024 Special Meeting of Securityholders

Dated at Vancouver, British Columbia as of November 12, 2024.

BY ORDER OF THE BOARD OF DIRECTORS OF

BLUESTONE RESOURCES INC.

(signed) "Peter Hemstead"

Peter Hemstead
President, Chief Executive Officer and Director

Bluestone Resources Inc.

|  Page 3

2024 Special Meeting of Securityholders

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

The following are some questions that you, as a Bluestone Securityholder, may have relating to the Meeting and answers to those questions. These questions and answers do not provide all of the information relating to the Meeting or the matters to be considered at the Meeting and are qualified in their entirety by the more detailed information contained elsewhere in this Circular. You are urged to read this Circular in its entirety before making a decision related to your Bluestone Shares or Bluestone Options. All capitalized terms used herein have the meanings ascribed to them in the "Glossary of Terms" of the Circular.

Q. What am I voting on?

A: You are being asked to consider and, if deemed acceptable, to vote FOR the Arrangement Resolution, which provides for, among other things, Aura acquiring all of the issued and outstanding Bluestone Shares. Pursuant to the Arrangement, Bluestone Shareholders (other than Dissenting Shareholders (as defined herein)) will be entitled to receive the following for each Bluestone Share held, at such Bluestone Shareholder's election on the Closing of the Arrangement: either (a) $0.2870 in cash (the "Cash Consideration") or (b) 0.0183 common shares (each, an "Aura Share") in the capital of Aura (the "Share Consideration"), each subject to pro-ration as more fully set forth in the Circular (collectively, the "Initial Consideration"). Bluestone Shareholders who do not make an election will be deemed to have elected for the Cash Consideration in respect of each Bluestone Share held.

In addition, Bluestone Shareholders will receive one non-interest bearing contingent value right (a "CVR") for each Bluestone Share held, with each CVR entitling its holder to, subject to the satisfaction of the CVR Payment Conditions (defined below), up to $0.2120 (the "Contingent Consideration", and together with the Initial Consideration, the "Consideration"). The Contingent Consideration will be payable until the CVR Termination Date (as defined below) pursuant to the following schedule: (A) upon the announcement of commercial production at the Cerro Blanco Project (the "First Payment Condition"), 33.33% of the Contingent Consideration, being $0.0707; (B) upon the Cerro Blanco Project still being in production on the date that is one year from the date which the First Payment Condition was satisfied (the "Second Payment Condition"), 33.33% of the Contingent Consideration, being $0.0707; and (C) upon the Cerro Blanco Project still being in production on the date that is two years from the date which the First Payment Condition was satisfied (the "Third Payment Condition", collectively with the First Payment Condition and the Second Payment Condition, the "CVR Payment Conditions"), the balance of the Contingent Consideration, being $0.0706; provided that the CVR Payment Conditions have been satisfied prior to the date that is twenty (20) years following the Effective Date, as defined below (the "CVR Termination Date").

Q. When and where is the Meeting?

A: The Meeting will take place at Suite 3500 - 1133 Melville Street, Vancouver, British Columbia V6E 4E5 on December 19, 2024 at 10:00 a.m. (Vancouver Time).

Q. Who is soliciting my proxy?

A: Your proxy is being solicited by management of Bluestone. This Circular is furnished in connection with that solicitation. The solicitation of proxies for the Meeting will be made primarily by mail, but proxies may also be solicited personally or by telephone, email, internet, facsimile transmission or other electronic or other means of communication by directors, officers, employees, agents or other representatives of Bluestone.

If you have any questions about depositing Bluestone Shares pursuant to the Arrangement including with respect to completing the Letter of Transmittal, please contact Computershare Investor Services Inc., who is acting as depositary under the Arrangement (the "Depositary"), by telephone at +1 (800) 564-6253 (toll free in North America) or international at +1 (514) 982-7555 (outside North America), or by e-mail at corporateactions@computershare.com.

2024 Special Meeting of Securityholders

Q. Who can attend and vote at the Meeting and what is the quorum for the Meeting?

A: Only holders of Bluestone Shares and Bluestone Options of record as of the close of business November 12, 2024, the Record Date for the Meeting, are entitled to receive notice of and to attend, and vote at, the Meeting or any adjournment(s) or postponement(s) of the Meeting.

For all purposes contemplated by this Circular, the quorum for the transaction of business at a meeting of Bluestone Shareholders and Bluestone Optionholders is at least one person present in person or by proxy.

Q. What is a Plan of Arrangement?

A: A plan of arrangement is a statutory procedure under British Columbia corporate law that allows companies to carry out transactions with the approval of their shareholders and the Court. The Plan of Arrangement (as defined herein) you are being asked to consider will provide for, among other things, the acquisition by Aura of all the issued and outstanding Bluestone Shares that it does not already own.

Q. How many Bluestone Securities are entitled to vote?

A: As at the Record Date, there were 152,355,607 Bluestone Shares and 14,023,892 Bluestone Options issued and outstanding and entitled to vote at the Meeting. You are entitled to one vote for each Bluestone Share that you own and one vote for each Bluestone Option held in your name.

Q. What will I receive in the Arrangement?

A: Bluestone Shareholders

Bluestone Shareholders (other than Dissenting Shareholders (as defined herein)) will be entitled to elect to receive, for each Bluestone Share held, either (a) $0.2870 in cash or (b) 0.0183 Aura Shares, subject to pro-ration based on a maximum of 1,393,736 Aura Shares (the "Aggregate Share Consideration"). Bluestone Shareholders who do not make an election will be deemed to have elected for the Cash Consideration in respect of each Bluestone Share held, subject pro-ration.

In addition, Bluestone Shareholders will receive one CVR for each Bluestone Share held, with each CVR entitling its holder to, subject to the satisfaction of the CVR Payment Conditions, up to $0.2120. The Contingent Consideration will be payable until the CVR Termination Date pursuant to the following schedule: (A) upon satisfaction of the First Payment Condition, 33.33% of the Contingent Consideration, being $0.0707; (B) upon satisfaction of the Second Payment Condition, 33.33% of the Contingent Consideration, being $0.0707; and (C) upon satisfaction of the Third Payment Condition, the balance of the Contingent Consideration, being $0.0706; provided that the CVR Payment Conditions have been satisfied prior to the CVR Termination Date.

For additional information on the treatment of Bluestone Shares pursuant to the Plan of Arrangement, please see "The Arrangement - Effect and Details of the Arrangement".

Bluestone Optionholders

Pursuant to the Arrangement, each Bluestone Option and outstanding as of the Effective Time (as defined herein) (whether vested or unvested) shall be disposed of and surrendered by the Bluestone Optionholder without any act or formality on its or their part and without any liability in exchange for a cash payment from Bluestone equal to the amount set out in the Plan of Arrangement (which represents the value of such Bluestone Option as of October 24, 2024 using the "Black Scholes" valuation model calculated as per industry standard practice). At the Effective Time, all Bluestone Options outstanding immediately prior to the Effective Time shall be cancelled.

|  Page 2

2024 Special Meeting of Securityholders

For additional information on the treatment of Bluestone Options pursuant to the Plan of Arrangement, please see "The Arrangement - Effect and Details of the Arrangement".

Q. What is a CVR?

A: The CVRs are a form of contingent consideration entitling Bluestone Shareholders to receive up to $0.2120 for each Bluestone Share held or issued under the Arrangement, as applicable, payable if the CVR Payment Conditions are satisfied prior to the CVR Termination Date.

For additional information on the CVRs, please see "The Rights Indenture" and "Risk Factors - Risks Related to CVRs".

Q. How can I transfer my CVRs?

A: The CVRs will be governed by the Rights Indenture (as defined herein and attached as Appendix J to this Circular) and will not be subject to resale restrictions in Canada and the United States (other than restrictions that apply to persons who are, have been within 90 days of the Effective Time, or at the Effective Time become, "affiliates" of Aura, as such term is defined in Rule 144 under the U.S. Securities Act). The CVRs will not be listed on an exchange, but may be transferred pursuant to the transfer procedures set out in the Rights Indenture.

Q. How will I receive payment for the CVRs?

A: Assuming the CVR Payment Conditions are met prior to the CVR Termination Date, the Canadian Trustee under the Rights Indenture (as defined herein and attached as Appendix J to this Circular) will thereafter pay the respective holder of the CVRs (each such holder, a "CVR Holder"), the applicable CVR Payment (as defined herein), by cheque issuable pursuant to the Rights Indenture in respect of the CVRs held by such CVR Holders.

Q. How do I elect to receive my Consideration under the Arrangement

A: Each Registered Bluestone Shareholder will have the right to elect in the accompanying Letter of Transmittal to receive either (i) $0.2870 in cash or (ii) 0.0183 Aura Shares, subject to pro-ration based on the Aggregate Share Consideration for each Bluestone Share held. If you fail to make a proper election prior to the election deadline, December 16, 2024, or, if the Meeting is adjourned or postponed, no later than 72 hours (excluding Saturdays, Sundays and statutory holidays in British Columbia) before the adjourned Meeting is reconvened or the postponed Meeting is convened (the "Election Deadline"), or chose not to make an election, you will be deemed to have elected for the Cash Consideration in respect of each of your Bluestone Shares.

Beneficial Bluestone Shareholders should contact their Intermediary for instructions and assistance in delivery of the share certificate(s) or DRS Advice(s) representing their Bluestone Shares and making an election with respect to the form of Consideration they wish to receive.

For additional information, including information regarding how the Depositary will send you the Consideration, please see "The Arrangement - Exchange of Bluestone Securities".

Q. If I make an election to receive Cash Consideration or Share Consideration for all of my Bluestone Shares held, will I receive all cash or all Aura Shares, respectively?

A: If you elect to receive the Share Consideration for all of your Bluestone Shares held, your election will most likely be pro-rated and you will likely receive some amount of cash. This is because the issuance of the Share Consideration under the Arrangement is subject to the Aggregate Share Consideration. The extent of the pro-ration of your election will depend on the degree to which other Bluestone Shareholders elect to receive cash or Aura Shares.

|  Page 3

2024 Special Meeting of Securityholders

Q. Do I need to send my Bluestone Share certificates or DRS Advices to vote?

A: You are not required to send your certificate(s) or DRS Advice(s) representing Bluestone Shares to validly cast your vote in respect of the Arrangement Resolution.

We encourage Registered Bluestone Shareholders to complete, sign, date and return the enclosed Letter of Transmittal, together with their Bluestone Share certificate(s) or DRS Advice(s) representing Bluestone Shares (if applicable) in accordance with the instructions set out in the proxy, as soon as possible, as this will assist in arranging for the prompt exchange of their Bluestone Shares if the Arrangement is completed. Additionally, in order to make an election to receive the Cash Consideration or the Share Consideration, you will need to return your Bluestone Share certificates or DRS Advice(s) representing Bluestone Shares, along with a properly completed and duly executed Letter of Transmittal, prior to the Election Deadline. If you fail to make a proper election prior to the Election Deadline (being the third Business Days (as defined herein) prior to the Meeting) or choose not to make an election, you will be deemed to have elected for the Cash Consideration in respect of each Bluestone Share held.

Where Bluestone Shares are evidenced only by a DRS Advice, there is no requirement to first obtain a share certificate for those Bluestone Shares. Only a properly completed and duly executed Letter of Transmittal, accompanied by the applicable DRS Advice(s), is required to be delivered to the Depositary in order to surrender those Bluestone Shares under the Arrangement.

Do not send your Letter of Transmittal and share certificate(s)/DRS Advice(s) to Bluestone.

Q. When can I expect to receive the Consideration?

A: Assuming completion of the Arrangement, if you hold your Bluestone Shares through an Intermediary, then you are not required to take any action and the Consideration you are entitled to receive will be delivered to your Intermediary though procedures in place for such purposes between CDS & Co. or similar entities and such Intermediaries. You should contact your Intermediary if you have any questions regarding this process.

In the case of Registered Bluestone Shareholders, as soon as practical after the date that the Arrangement is completed, assuming due delivery of the required documentation, including the applicable certificate(s) or DRS Advice(s) representing Bluestone Shares and a duly and properly completed Letter of Transmittal, Aura will cause the Depositary to forward the Rights Certificate (as defined herein) representing the CVRs, the certificate(s)/DRS Advice(s) representing Aura Shares and/or the cheque representing the Cash Consideration, as applicable, to which the Registered Bluestone Shareholders are entitled by first class mail, at the offices of the Depositary or by wire transfer.

The method used to deliver the Letter of Transmittal and any accompanying certificates representing Bluestone Shares is at the option and risk of the Registered Bluestone Shareholder, and delivery will be deemed effective only when such documents are actually received. Bluestone recommends that the necessary documentation be hand delivered to the Depositary at its office(s) specified on the last page of the Letter of Transmittal and a receipt obtained; otherwise, the use of registered mail with return receipt requested, properly insured, is recommended. A Bluestone Shareholder whose Bluestone Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing those Bluestone Shares.

For additional information, including information regarding how the Depositary will send you the Consideration, please see "The Arrangement - Exchange of Bluestone Securities".

Q. What is the recommendation of the Board of Directors?

A: After taking into consideration the recommendation of the committee of independent directors of the Board (the "Special Committee") and such other matters as it considered relevant, including the factors described under the heading "The Arrangement - Reasons for the Arrangement", the Board has unanimously concluded that the Arrangement is in the best interests of the Company and fair from a financial point of view to Bluestone Shareholders and recommends that Bluestone Securityholders vote FOR the Arrangement Resolution to approve the Arrangement.

|  Page 4

2024 Special Meeting of Securityholders

Q. Why is the Board of Directors making this recommendation?

A: In reaching their conclusion that the Arrangement is in the best interests of the Company, the Board considered and relied upon a number of factors, including among others, the following (for complete details, refer to the section, "The Arrangement - Reasons for the Arrangement"):

• Compelling Value - The total value of the Consideration to be received by Bluestone Shareholders pursuant to the Arrangement Agreement (as defined herein), assuming the Consideration is paid in full, represents a premium to the trading value of the Bluestone Shares of approximately 51% premium to the Company's spot share price and approximately 40% premium to the 25-day volume weighted average trading price of the Bluestone Shares as at October 24, 2024.

• Cash Consideration - The Cash Consideration to be received under the Arrangement Agreement provides Bluestone Shareholders with certainty of value, immediate liquidity, and removes the risks associated with the Company remaining an independent public entity amidst an uncertain outlook for the Company's Cerro Blanco Project in Guatemala.

• Ownership in a Leading Americas-Focused Gold and Copper Producer - Pursuant to the Share Consideration, Bluestone Shareholders will participate in any future increases in value in the Aura Shares that might result from future growth and the potential achievement of Aura's long-term plans. Aura is a high-growth, multi-jurisdiction, gold and copper producer focused on the operation and development of gold and base metal projects in the Americas, with gold and copper projects in Brazil, Mexico, and Honduras, and future projects that are at different stages of development in Brazil and Colombia. The Aura Shares comprising the Share Consideration offer immediate liquidity, along with near- and medium-term growth, complemented by Aura's technical, operational and financial capability.

• Potential Additional Consideration - The Contingent Consideration provides the Bluestone Shareholders with an opportunity to receive an additional $0.2120 per Bluestone Share if commercial production at the Cerro Blanco Project commences, subject to the terms of the Rights Indenture and the Arrangement Agreement.

• Bluestone Fairness Opinion - The Bluestone Fairness Opinion received by the Board and the Special Committee on October 25, 2024 provided that, as of the date thereof and subject to the assumptions, limitations and qualifications contained therein, the Consideration to be received by Bluestone Shareholders pursuant to the Arrangement is fair from a financial point of view to Bluestone Shareholders.

Q. As a Registered Bluestone Shareholder, what happens if I submit my Letter of Transmittal and the associated documentation, including my share certificate(s) or DRS Advice(s), and the Arrangement Resolution is not approved or the Arrangement is not completed?

A: If the Arrangement Resolution is not approved or if the Arrangement is not otherwise completed, your certificate(s) and/or DRS Advice(s) and any other documentation associated with your ownership of Bluestone Shares will be returned promptly to you by the Depositary.

|  Page 5

2024 Special Meeting of Securityholders

Q. As a holder of Bluestone Options, what documentation do I need to submit to be able to receive my Bluestone Option Termination Payment?

A: Bluestone Optionholders do not need to submit any documentation in order to receive the Bluestone Option Termination Payment payable to them under the Arrangement.

Q. What vote is required at the Meeting to approve the Arrangement Resolution?

A: In order to become effective, the Arrangement must be approved by at least (i) 66⅔% of the votes cast by Bluestone Shareholders present or represented by proxy at the Meeting; (ii) 66⅔% of the votes cast by Bluestone Securityholders, voting together as a single class, present or represented by proxy at the Meeting; and (iii) a majority of the votes cast by Bluestone Shareholders other than votes attached to Bluestone Shares required to be excluded pursuant to MI 61-101.

Q. What voting rights do Bluestone Shares and Bluestone Options carry? How many votes do I have?

A: As at the Record Date, a total of 152,355,607 Bluestone Shares and 14,023,892 Bluestone Options were issued and outstanding. You are entitled to receive notice of, and vote at the Meeting or at any adjournment or postponement thereof, if you were a holder of Bluestone Shares or Bluestone Options on the Record Date. Each Bluestone Shareholder whose name is entered on the central securities register of Bluestone as at the close of business on the Record Date is entitled to one vote for each Bluestone Share registered in his, her or its name in respect of the Arrangement Resolution. Each Bluestone Optionholder whose name is on the applicable securities registers of the Company at the close of business on the Record Date is entitled to one vote for each Bluestone Option held in his, her or its name.

Q. Am I a Registered Bluestone Shareholder or a Beneficial Bluestone Shareholder?

A: Registered Bluestone Shareholders hold Bluestone Shares registered in their names and such Bluestone Shares are generally evidenced by a share certificate or DRS advice ("DRS Advice"). However, most holders of Bluestone Shares beneficially own their Bluestone Shares through a broker, custodian, nominee or other intermediary (an "Intermediary"). If your Bluestone Shares appear on an account statement provided by your bank, broker or financial advisor, you are, in all likelihood, a Beneficial Bluestone Shareholder. Beneficial Bluestone Shareholders should carefully follow the instructions of their Intermediaries, in addition to the instructions set forth in the Circular, to ensure that their Bluestone Shares are voted at the Meeting in accordance with their instructions and that their election to receive Cash Consideration and Share Consideration, subject to pro-ration, is made. Bluestone Shareholders who do not make such an election will be deemed to have elected for the Cash Consideration in respect of each Bluestone Share held.

Q. How do I vote?

A: There are different ways to submit your voting instructions depending on whether you are a Registered Bluestone Shareholder, a Beneficial Bluestone Shareholder or a Bluestone Optionholder:

• Registered Bluestone Shareholders: You must be a Registered Bluestone Shareholder as at the close of business on the Record Date to vote. You may vote in person or by proxy at the Meeting.

• Beneficial Bluestone Shareholders: You may vote or appoint a proxy using the VIF provided to you. Your vote or proxy appointment will be submitted by your bank, trust company, securities broker, trustee, custodian or other nominee who holds Bluestone Shares on your behalf to the Company.

|  Page 6

2024 Special Meeting of Securityholders

• Bluestone Optionholders: You must be a registered holder of Bluestone Options as at the close of business on the Record Date to vote. You may vote in person or by proxy at the Meeting.

Whether or not you expect to attend the Meeting, we encourage you to vote your form of proxy as promptly as possible to ensure that your vote will be counted at the Meeting.

See also "When is the cut off time for delivery of proxies and internet and telephone voting?".

The persons named in the forms of proxy and voting instruction form are our directors and/or officers. However, as further described herein, you may choose another person to act as your proxyholder, including someone who is not a Bluestone Shareholder, by inserting such person's name in the space provided in the form of proxy or voting instruction form.

On the form of proxy, you may indicate either how you want your proxyholder to vote your Bluestone Securities, or you can let your proxyholder decide for you. If you have specified on the form of proxy how you want your Bluestone Securities to be voted on a particular matter (by marking FOR or AGAINST), then your proxyholder must vote your Bluestone Securities, accordingly. If you have not specified on the form of proxy how you want your Bluestone Securities to be voted on a particular matter, then your proxyholder can vote your Bluestone Securities as such proxyholder sees fit. Unless contrary instructions are provided, the voting rights attached to the Bluestone Securities represented by proxies received by the management of Bluestone will be voted IN FAVOUR OF the Arrangement Resolution.

The form of proxy confers discretionary authority with respect to: (i) amendments or variations to the matters of business to be considered at the Meeting; and (ii) other matters that may properly come before the Meeting. As of the date of this Circular, the management of Bluestone is not aware of any amendments, variations or other matters to come before the Meeting, other than the matters set forth in the Notice of Meeting included in this Circular. If, however, other matters properly come before the Meeting, the persons named in the form of proxy and voting instruction form will vote on them in accordance with their judgment, pursuant to the discretionary authority conferred upon them by the form of proxy with respect to such matters.

Beneficial Bluestone Shareholders should carefully follow all instructions provided by their Intermediaries to ensure that their Bluestone Shares are voted at the Meeting. See "Proxies and Voting - Beneficial Shareholder Voting".

Q. How will the votes be counted?

A: Computershare, Bluestone's transfer agent, counts and tabulates the proxies. Proxies are counted and tabulated by the transfer agent in such a manner as to preserve the confidentiality of the voting instructions of Registered Bluestone Shareholders and Bluestone Optionholders, subject to a limited number of exceptions.

Q. How do I appoint a third party as my proxyholder?

A: The following applies to Registered Bluestone Shareholders or Bluestone Optionholders who wish to appoint a person other than the management nominees set forth in the form of proxy as proxyholder, AND Beneficial Bluestone Shareholders who wish to appoint themselves as proxyholder to participate and vote at the Meeting.

You have the right to appoint any person or company you want to be your proxyholder. It does not have to be a Bluestone Shareholder or the person designated in the enclosed form(s). Simply indicate the person's name as directed on the enclosed proxy form(s) or complete any other legal proxy form and deliver it to Computershare within the time hereinafter specified for receipt of proxies.

|  Page 7

2024 Special Meeting of Securityholders

Bluestone Shareholders or Bluestone Optionholders who wish to appoint a third-party proxyholder to attend or vote at the Meeting as their proxy and vote their Bluestone Shares or Bluestone Options, as the case may be, MUST submit their proxy (or proxies) or VIF, as applicable, appointing such third-party proxyholder in accordance with the instructions provided in the proxy or VIF, as applicable.

If you are a Beneficial Bluestone Shareholder and wish to attend or vote at the Meeting, you have to insert your own name in the space provided on the VIF sent to you by your Intermediary, follow all of the applicable instructions provided by your Intermediary. By doing so, you are instructing your Intermediary to appoint you as proxyholder. It is important that you comply with the signature and return instructions provided by your Intermediary.

Q. What if I return my proxy but do not mark it to show how I wish to vote?

A: If your proxy is signed and dated and returned without specifying your choice or is returned specifying both choices, your Bluestone Shares or Bluestone Options, as applicable, will be voted FOR the Arrangement Resolution in accordance with the recommendation of the Board.

Q. When is the cut-off time for delivery of proxies and internet and telephone voting?

A: Proxies sent by mail or courier must be delivered to Computershare not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment or postponement thereof. In this case, assuming no adjournment or postponement, the proxy-cut off time is 10:00 a.m. (Vancouver time) on December 17, 2024. Online votes submitted via the internet at www.investorvote.com and votes submitted by telephone by calling 1-866-732-8683 (toll free in North America) or direct dial 312-588-4290 (outside North America) must also be submitted by 10:00 a.m. (Vancouver time) on December 17, 2024. The Chair of the Meeting, in his or her sole discretion, may accept late proxies or waive the deadline for accepting proxies.

Beneficial Bluestone Shareholders should complete and return their VIF well in advance of the Meeting, in accordance with the instructions in the VIF.

Q. As a Bluestone Securityholder, can I revoke my proxy or change my vote after I have submitted a signed proxy?

A: Yes. If you want to revoke your proxy (or proxies) after you have delivered it (them), you can do so by (a) signing a proxy bearing a later date and returning such form at any time before the proxy cut-off time, (b) signing a written statement which indicates, clearly, that you want to revoke your proxy and delivering the signed written statement to the registered office of Bluestone no later than 10:00 a.m. (Vancouver time) on December 17, 2024, or (c) in any other manner permitted by law.

Your proxy (or proxies) will only be revoked pursuant to (b) above if such proxy bearing a later date is received no later than 10:00 a.m. (Vancouver time) on December 17, 2024 (or if the Meeting is postponed or adjourned, by no later than 48 hours prior to the time of such postponed or adjourned meeting, excluding Saturdays, Sundays and holidays). If you revoke your proxy (or proxies) and do not replace it (or them) with another that is properly deposited before the proxy cut-off time, you can still vote your Bluestone Shares and/or Bluestone Options, but to do so you must attend the Meeting and follow the procedures for voting in person.

If you are a Beneficial Bluestone Shareholder and wish to revoke previously provided voting instructions, you should contact your Intermediary to discuss whether this is possible and what procedures you need to follow. The change or revocation of voting instructions by a Beneficial Bluestone Shareholder can take several days or longer to complete and, accordingly, any such action should be completed well in advance of the deadline given in the proxy or VIF by the Intermediary or its service company to ensure it is effective.

|  Page 8

2024 Special Meeting of Securityholders

Q. In addition to the approval of Bluestone Securityholders, are there any other approvals required for the Arrangement?

A: Yes, the Arrangement requires the approval of the Court, the TSX Venture Exchange ("TSXV") and also is subject to certain Key Consents and Approvals (as defined herein), including the ICA Clearance (as defined herein) and the TIA Qualification (as defined herein). Further, the issuance of the Share Consideration by Aura is subject to the approval of the Toronto Stock Exchange ("TSX"). See "The Arrangement - Court Approval of the Arrangement" and "The Arrangement - Regulatory Approvals" in this Circular.

Q. Do any directors or executive officers of Bluestone have any interests in the Arrangement that are different from, or in addition to, those of the Bluestone Securityholders?

A: In considering the recommendation of the Board to vote in favour of the matters discussed in this Circular, Bluestone Securityholders should be aware that some of the directors and senior officers of Bluestone have interests in the Arrangement that are different from, or in addition to, the interests of Bluestone Securityholders generally. See "The Arrangement - Interests of Certain Persons in the Arrangement" in this Circular.

Q. Will the Bluestone Shares continue to be listed on the TSXV after the Arrangement is completed?

A: No. If the Arrangement is completed, Aura will acquire all of the issued and outstanding Bluestone Shares and Bluestone will become a wholly-owned subsidiary of Aura. Following the completion of the Arrangement, it is expected that the Bluestone Shares will be delisted from the TSXV and the OTCQB. Former Bluestone Shareholders who have elected to receive the Share Consideration will hold Aura Shares, which are listed on the TSX. The CVRs will not be listed on any stock exchange.

Q. How will I know when the Arrangement will be implemented?

A: The Effective Date will occur upon satisfaction or waiver of all of the conditions to the completion of the Arrangement. If the Required Securityholder Approval (as defined herein) is obtained at the Meeting, the Effective Date is expected to occur in January 2025. On the Effective Date, Bluestone and Aura will publicly announce that the conditions are satisfied or waived and that the Arrangement has been completed.

Q. Are there risks I should consider in deciding whether to vote for the Arrangement Resolution?

A: Yes. Bluestone Securityholders should carefully consider the risk factors relating to the Arrangement. Some of these risks include, but are not limited to: (i) there can be no certainty that all conditions precedent to the Arrangement will be satisfied; (ii) Bluestone Shareholders that elect the Share Consideration may be subject to pro-ration in accordance with the Arrangement; (iii) the number of Aura Shares to be received under an election to receive the Share Consideration is fixed and may not correlate to the Cash Consideration; (iv) market price of the Bluestone Shares and Aura Shares may be materially adversely affected if the Arrangement is not completed; (v) the Arrangement Agreement may be terminated in certain circumstances; (vi) the completion of the Arrangement is uncertain and Bluestone will incur costs even if the Arrangement is not completed; (vii) the Arrangement may divert the attention of Bluestone management; (viii) the Termination Fee (as defined herein) provided under the Arrangement Agreement may discourage other parties from attempting to acquire Bluestone; (ix) restrictions from pursuing business opportunities; (x) the Aura Shares to be issued in connection with the Arrangement may have a market value different than expected; (xi) directors and officers of Bluestone have interests in the Arrangement that may be different from those of Bluestone Securityholders generally; (xii) Aura and Bluestone may be the targets of legal claims, securities class action, derivative lawsuits and other claims; (xiii) CVR Holders may never receive the full CVR Payment Amount (as defined herein); (xiv) CVR Payment Amounts rank at parity with other unsecured claims of Aura; (xv) the CVRs will not be listed on any exchange; (xvi) the treatment of CVRs for U.S. federal income tax purposes is unclear; and (xvii) as a holder of Aura Shares, you will be subject to the risks associated with an investment in Aura. See "Risks Related to the Arrangement", "Information Concerning Aura" and "Information Concerning Aura Following the Arrangement" in this Circular.

|  Page 9

2024 Special Meeting of Securityholders

Q. What are the Canadian income tax consequences of the Arrangement?

A: For a summary of certain material Canadian income tax consequences of the Arrangement, see "Certain Canadian Federal Income Tax Consideration" in this Circular. Such summary is not intended to be legal or tax advice to any particular Bluestone Securityholders. Bluestone Securityholders should consult their own tax and investment advisors with respect to their particular circumstances.

Q. What are the U.S. federal income tax consequences of the Arrangement?

A: For a summary of certain material U.S. federal income tax consequences of the Arrangement, see "Certain U.S. Federal Income Tax Consequences of the Arrangement" in this Circular. Such summary is not intended to be legal or tax advice to any particular Bluestone Securityholder. Bluestone Securityholders in the United States are urged to consult their own tax and investment advisors with respect to their particular circumstances.

Q. Am I entitled to Dissent Rights?

A: If you are a Registered Bluestone Shareholder who duly and validly exercises Dissent Rights (as defined herein) in strict compliance with the dissent procedures contained in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court, and the Arrangement Resolution is approved, you will be entitled to be paid the fair value of your Bluestone Shares calculated as of the close of business on the day before the Arrangement Resolution was adopted. This amount may be the same as, more than or less than the value of the Consideration received by the Bluestone Shareholders under the Arrangement.

If you wish to dissent, you must (i) ensure that a written notice is received by Bluestone c/o Blake, Cassels & Graydon LLP, Suite 3500 - 1133 Melville Street, Vancouver, British Columbia V6E 4E5, Attention: Alexandra Luchenko, or by email to alexandra.luchenko@blakes.com by no later than 5:00 p.m. (Vancouver time) on the date that is not later than the day that is at least two days (excluding Saturdays, Sundays and holidays in the Province of British Columbia) prior to the Meeting (as it may be adjourned or postponed from time to time) as described under "The Arrangement - Dissenting Bluestone Shareholders' Rights"; and (ii) otherwise comply strictly with the provisions of Division 2 of Part 8 of the BCBCA as modified by the Interim Order, the Plan of Arrangement and any other order of the Court.

Failure to comply strictly with the requirements set forth in Division 2 of Part 8 of the BCBCA as modified by the Interim Order, the Plan of Arrangement and any other order of the Court may result in the loss of any right to dissent. It is strongly suggested that any Registered Bluestone Shareholder wishing to dissent seek independent legal advice. Be sure to read the section entitled "The Arrangement - Dissenting Bluestone Shareholders' Rights" and consult your own legal advisor if you wish to exercise Dissent Rights.

Q. Who can I call with questions?

A: For questions about completing your Letter of Transmittal please contact the Depositary by phone at +1 (800) 564-6253 (toll free in North America) or +1 (514) 982-7555 (outside North America) or by email at corporateactions@computershare.com. See "Additional Information" in this Circular.

If you have questions about deciding how to vote on the Arrangement Resolution, you should contact your own legal, tax, financial or other professional advisor.

|  Page 10

2024 Special Meeting of Securityholders

|  Page 11

2024 Special Meeting of Securityholders

RISK FACTORS	86
Risks Related to the Arrangement	86
Risks Related to the CVRs	89

INFORMATION CONCERNING THE COMPANY	90
General	90
Price Range and Trading Volume	91
Material Changes in the Affairs of the Company	91
Previous Purchases and Sales	91
Previous Distribution	91
Dividends or Capital Distributions	92
Expenses	92

INFORMATION CONCERNING AURA	92

INFORMATION CONCERNING AURA FOLLOWING THE ARRANGEMENT	93

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	93

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ARRANGEMENT	100
U.S. Federal Income Tax Consequences of the Exchange of Bluestone Shares for CVRs and Aura Shares and/or Cash Consideration Pursuant to the Arrangement	101
U.S. Federal Income Tax Consequences of Exercising Dissent Rights Pursuant to the Arrangement	104
U.S. Federal Income Tax Consequences of the Ownership and Disposition of Aura Shares	105
Additional U.S. Federal Tax Considerations	106

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	108

AUDITORS	108

LEGAL MATTERS	108

ADDITIONAL INFORMATION	108

APPROVAL OF THE BOARD OF DIRECTORS	109

APPENDIX A ARRANGEMENT RESOLUTION	A-1

APPENDIX B PLAN OF ARRANGEMENT	B-1

APPENDIX C INTERIM ORDER	C-1

APPENDIX D PETITION AND NOTICE OF HEARING OF PETITION	D-1

APPENDIX E BLUESTONE FAIRNESS OPINION	E-1

APPENDIX F INFORMATION CONCERNING AURA	F-1
Overview	F-1
Recent Developments	F-3
Consolidated Capitalization	F-3
Description of Share Capital	F-3
Trading Price and Volume	F-4
Prior Sales	F-4
Risk Factors	F-4
Additional Information	F-5
Interest of Experts	F-6
APPENDIX G INFORMATION CONCERNING AURA FOLLOWING THE ARRANGEMENT	G-1
General	G-1
Directors and Executive Officers of Aura	G-1
Description of Share Capital	G-1

|  Page 12

2024 Special Meeting of Securityholders

|  Page 13

2024 Special Meeting of Securityholders

BLUESTONE RESOURCES INC.

MANAGEMENT INFORMATION CIRCULAR

Introduction

This Management Information Circular (the "Circular") is furnished in connection with the solicitation of proxies by and on behalf of management of Bluestone for use at the Meeting and any adjournment or postponement thereof. Other than the management of Bluestone and its authorized agents, no person has been authorized to give any information or make any representation in connection with the Arrangement or any other matters to be considered at the Meeting other than those contained in this Circular and, if given or made, any such information or representation must not be relied upon as having been authorized and should not be relied upon in making a decision as to how to vote on the Arrangement.

These Meeting materials are being sent to Registered Bluestone Shareholders and Beneficial Bluestone Shareholders, through Intermediaries, and to Bluestone Optionholders.

If you hold Bluestone Shares through an Intermediary, you should contact your Intermediary for instructions and assistance in voting and surrendering the Bluestone Shares that you beneficially own.

Information Contained in this Circular

The information contained in this Circular is given as at November 12, 2024, except where otherwise noted. This Circular does not constitute the solicitation of an offer to purchase any securities or the solicitation of a proxy by any person in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

Information contained in this Circular should not be construed as legal, tax or financial advice and Bluestone Shareholders and Bluestone Optionholders are urged to consult their own professional advisors in connection therewith.

Except where otherwise expressly provided, all amounts in this Circular are stated and will be paid in Canadian currency.

THIS CIRCULAR AND THE TRANSACTIONS CONTEMPLATED BY THE ARRANGEMENT AGREEMENT AND THE PLAN OF ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.

Information Concerning Aura

The information concerning Aura and its affiliates contained in this Circular has been provided by Aura for inclusion in this Circular. Although the Company has no knowledge that any statements contained herein taken from or based on such information provided by Aura are untrue or incomplete, the Company assumes no responsibility for the accuracy of such information, or for any failure by Aura or any of its affiliates or any of their respective representatives to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Company. In accordance with the Arrangement Agreement, Aura provided the Company with all necessary information concerning Aura that is required by law to be included in this Circular and ensured that such information does not contain any misrepresentation concerning Aura or its affiliates.

Information for U.S. Bluestone Securityholders

The Company is a company existing under the laws of the Province of British Columbia, Canada. The solicitation of proxies and the transactions contemplated in this Circular are not subject to the proxy rules under the U.S. Exchange Act, and therefore this solicitation is not being effected in accordance with such rules. Accordingly, the solicitation and transactions contemplated in this Circular are made in the United States for securities of a Canadian issuer in accordance with British Columbia corporate laws and Securities Laws (as defined herein), and this Circular has been prepared in accordance with disclosure requirements applicable in Canada. Bluestone Shareholders and Bluestone Optionholders in the United States should be aware that disclosure requirements under Canadian laws are different from those of the United States applicable to proxy statements, prospectuses and registration statements. Bluestone Shareholders and Bluestone Optionholders in the United States should also be aware that other requirements under Canadian laws may differ from those required under U.S. corporate laws and U.S. Securities Laws. The enforcement by Bluestone Shareholders and Bluestone Optionholders of rights, claims and civil liabilities under U.S. Securities Laws may be affected adversely by the fact that the Company and Bluestone are organized under the laws of a jurisdiction other than the United States, that their officers and directors include residents of countries other than the United States, that some or all of the experts named in this Circular and the documents incorporated by reference may be residents of countries other than the United States, and that all or substantial portions of the assets of the Company, Aura, and such other Persons (as defined herein) are, or will be, located outside the United States. As a result, it may be difficult to or impossible for Bluestone Shareholders and Bluestone Optionholders in the United States to effect service of process within the United States predicated upon civil liabilities under U.S. Securities Laws. In addition, the courts of Canada may not (a) enforce judgments of United States courts obtained in actions against such Persons predicated upon civil liabilities under the U.S. Securities Laws or (b) enforce, in original actions, liabilities against such Persons predicated upon civil liabilities under U.S. Securities Laws.

|  Page 14

2024 Special Meeting of Securityholders

The Aura Shares and CVRs issuable in exchange for Bluestone Shares pursuant to the Arrangement have not been registered under the U.S. Securities Act or applicable state securities laws, and are being issued in reliance on the exemption from the registration requirements of the U.S. Securities Act set forth in Section 3(a)(10) thereof on the basis of the approval of the Court, and similar exemptions from registration under applicable state securities laws. Section 3(a)(10) of the U.S. Securities Act exempts from the general registration requirements under the U.S. Securities Act, the issuance of any securities issued in exchange for one or more bona fide outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of such securities have been approved by a court of competent jurisdiction that is expressly authorized by law to grant such approval, after a hearing upon the substantive and procedural fairness of the terms and conditions of such issuance and exchange at which all persons to whom it is proposed to issue the securities have the right to appear and receive timely and adequate notice thereof. The Court is authorized to conduct a hearing at which the substantive and procedural fairness of the terms and conditions of the Arrangement will be considered. The Court issued the Interim Order on November 18, 2024 and, subject to the approval of the Arrangement by the Bluestone Shareholders and Bluestone Optionholders, a hearing of the application for the Final Order is currently scheduled to take place on January 6, 2025 at the Court at 800 Smithe Street, Vancouver, British Columbia, at 10:00 a.m. (Vancouver time), or as soon thereafter as counsel may be heard, or at any other date and time and by any other method as the Court may direct. All Bluestone Shareholders and Bluestone Optionholders are entitled to appear and be heard at this hearing. The Final Order will constitute a basis for the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof with respect to the Aura Shares and CVRs issued to the Bluestone Shareholders in exchange for their Bluestone Shares pursuant to the Arrangement. Prior to the hearing on the Final Order, the Court will be informed of this effect of the Final Order.

This Arrangement and the Aura Shares and CVRs to be issued in connection with the Arrangement have not been approved or disapproved by the SEC or any other securities regulatory authority, nor has the SEC or any securities regulatory authority passed upon the fairness or the merits of this transaction or upon the accuracy or adequacy of the information contained in this Circular.

Bluestone Shareholders and Bluestone Optionholders in the United States should be aware that the disposition by them of their Bluestone Shares and, if applicable, Bluestone Options, as described herein, may have tax consequences both in the United States and in Canada. Such consequences for Bluestone Shareholders and Bluestone Optionholders may not be described fully herein. For a general discussion of certain material Canadian federal income tax considerations, see "Certain Canadian Federal Income Tax Considerations". Bluestone Shareholders and Bluestone Optionholders in the United States are advised to see "Certain U.S. Federal Income Tax Consequences of the Arrangement" for a general discussion of certain United States federal income tax considerations, and to consult their own tax advisors regarding the relevant federal, state, local and foreign tax consequences to them of participating in the Arrangement.

|  Page 15

2024 Special Meeting of Securityholders

Bluestone Shareholders and Bluestone Optionholders in the United States should be aware that the annual and quarterly financial statements and financial information of the Company are prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board and are subject to Canadian auditing and auditor independence standards, each of which differ in certain material respects from United States generally accepted accounting principles and auditing and auditor independence standards and thus may not be comparable in all respects to financial statements and information of United States companies.

Bluestone Shareholders and Bluestone Optionholders in the United States should be aware that the scientific and technical information included or incorporated by reference herein, including any estimates of mineral resources and mineral reserves, has been prepared in accordance with NI 43-101, which differs from Subpart 1300 of Regulation S-K as adopted by the SEC. Accordingly, such information may differ from the information that would be provided by a U.S. company in accordance with SEC standards.

Forward-Looking Statements

This Circular contains forward-looking statements and forward-looking information within the meaning of applicable Securities Laws and which are based on the currently available competitive, financial and economic data and operating plans of management of the Company as of the date hereof unless otherwise stated. Forward-looking statements are provided for the purpose of presenting information about management's current expectations and plans relating to the future and readers are cautioned that such statements may not be appropriate for other purposes. The use of any of the words "plans", "expects", "guidance", "projects", "assumes", "budget", "strategy", "scheduled", "estimates", "forecasts", "anticipates", "believes", "intends", "modeled", "targets" and similar expressions or statements that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved, or the negative forms of any of these terms and similar expressions, have been used to identify forward-looking information. More particularly and without limitation, this Circular contains forward-looking statements and information concerning: the Arrangement and the completion thereof; covenants of Bluestone and Aura in relation to the Arrangement; the timing for the implementation of the Arrangement, including the expected Effective Date of the Arrangement; the anticipated benefits of the Arrangement; the principal steps of the Arrangement; the receipt of the necessary securityholder and regulatory approvals; the anticipated tax treatment of the Arrangement for Bluestone Shareholders and Bluestone Optionholders; the Rights Indenture; covenants of Aura in relation to the Rights Indenture; statements made in, and based upon, the Bluestone Fairness Opinion (as defined herein); statements relating to the business of Aura, Bluestone and the Combined Company (as defined herein) after the date of this Circular and prior to, and after, the Effective Time; achieving commercial production at the Cerro Blanco Project and the conversion and exchange of CVRs for cash following such an event if the CVR Payment Conditions (as defined herein) are is satisfied prior to the CVR Termination Date; the advancement of exploration to development of the Cerro Blanco Project; the benefits to the Cerro Blanco Project's local communities; the impact of the Arrangement on employees and local stakeholders; the strengths, characteristics, market position, and future financial or operating performance and potential of the Combined Company; the amounts received by the directors and senior officers of Bluestone under the Arrangement; de-listing of the Bluestone Shares from the TSXV; ceasing of reporting issuer status of Bluestone; the liquidity of Aura Shares and CVRs following the Effective Time; the market price of Aura Shares; Aura's ability to raise additional financing and the timing, amount and terms thereof; anticipated developments in the operations of Bluestone and Aura; expectations regarding the growth of Aura and the Combined Company; the business prospects and opportunities of Bluestone, Aura and the Combined Company; estimates of mineral resources and mineral reserves; the future demand for and prices of commodities; the future size and growth of metals markets; the timing and amount of estimated future production of Bluestone, Aura and the Combined Company; expectations regarding costs of production and capital and operating expenditures; estimates of the mine life of mineral projects; expectations regarding the costs and timing of exploration and development, and the success of such activities; sales expectations; the timing and possible outcome of pending litigation in future periods; the timing and possible outcome of regulatory and permitted matters; goals; strategies; future growth; planned future acquisitions (other than the Arrangement); the adequacy of financial resources; and other events or conditions that may occur in the future or future plans, projects, objectives, estimates and forecasts, and the timing related thereto.

In respect of the forward-looking statements and information in this Circular, the Company has provided such forward-looking statements and information in reliance on certain assumptions that it believes are reasonable at this time, including assumptions as to the ability of the Parties (as defined herein) to receive, in a timely manner and on satisfactory terms, the necessary regulatory, Court, securityholder and other third party approvals; the listing of the Aura Shares to be issued in connection with the Arrangement on the TSX; no material adverse change in the market price of gold and silver and other metal prices; the ability of the Parties to satisfy, in a timely manner, the other conditions to the closing of the Arrangement; the Company's and Aura's ability to obtain all necessary permits, licenses and regulatory approvals for operations in a timely manner; the adequacy of the financial resources of the Company and Aura; sustained labor stability and availability of equipment; the maintenance of positive relations with local groups; favorable equity and debt capital markets; stability in financial capital markets and other expectations and assumptions which management believes are appropriate and reasonable. The anticipated dates provided in this Circular regarding the Arrangement may change for a number of reasons, including the inability to secure the necessary regulatory, Court, securityholder or other third-party approvals in the time assumed or the need for additional time to satisfy the other conditions to the completion of the Arrangement. Accordingly, readers should not place undue reliance on the forward-looking statements and information contained in this Circular.

|  Page 16

2024 Special Meeting of Securityholders

Since forward-looking statements and information address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors and risks. Such risks, uncertainties and factors include, among others: the risk that the Arrangement may not close when planned or at all or on the terms and conditions set forth in the Arrangement Agreement; the failure of the Company and Aura to obtain the necessary regulatory, Court, securityholder and other third-party approvals, or to otherwise satisfy the conditions to the completion of the Arrangement, in a timely manner, or at all, may result in the Arrangement not being completed on the proposed terms, or at all; if a third party makes a Superior Proposal (as defined herein), the Arrangement may not be completed and the Company may be required to pay the Termination Fee (as defined herein); if the Arrangement is not completed, and the Company continues as an independent entity, there are risks that the announcement of the Arrangement and the dedication of substantial resources of the Company to the completion of Arrangement could have an impact on the Company's current business relationships and could have a material adverse effect on the current and future operations, financial condition and prospects of the Company; the failure of the Company to comply with the terms of the Arrangement Agreement may, in certain circumstances, result in the Company being required to pay the Termination Fee to Aura, the result of which could have a material adverse effect on the Company's financial position and results of operations and its ability to fund growth prospects and current operations; the benefits expected from the Arrangement may not be realized; risks associated with business integration; risks related to the Parties' respective properties; risks related to competitive conditions; risks associated with the Parties' lack of control over mining conditions; risks related to the operations of the Parties; the risk that actual results of current exploration activities may be different than forecasts; risks related to reclamation activities; the risk that project parameters may change as plans continue to be refined; risks related to changes in laws, regulations and government practices; risks associated with the uncertainty of future prices of gold and silver and other metals and currency exchange rates; the risk that plant, equipment or processes may fail to operate as anticipated; risks related to accidents and labour disputes and other risks inherent to the mining and mineral exploration industry; risks associated with delays in obtaining governmental approvals or financing or in the completion of exploration or development activities; risks related to the inherent uncertainty of mineral resource and mineral reserve estimates; risks associated with uncertainties inherent to feasibility and other economic studies; health, safety and environmental risks; and the risks discussed under the heading "Risks Related to the Arrangement".

Bluestone Shareholders and Bluestone Optionholders are cautioned that the foregoing list of factors is not exhaustive. Additional information on other factors that could affect the operations or financial results of the Parties is included in reports filed by the Company with the securities commissions or similar authorities in Canada (which are available under the Company's SEDAR+ profile at www.sedarplus.ca).

The forward-looking statements and information contained in this Circular are made as of the date hereof and the Company and Aura undertake no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless required by applicable Securities Laws. All forward-looking statements contained in this Circular are expressly qualified in their entirety by the cautionary statements set forth above and in any document incorporated by reference herein.

|  Page 17

2024 Special Meeting of Securityholders

Reference to Financial Information and Additional Information

Financial information provided in the Company's annual financial statements and MD&A for the years ended December 31, 2023 and 2022 and in the Company's quarterly financial statements and MD&A for the three and six months ended June 30, 2024 and 2023 is incorporated by reference herein and available on SEDAR+ at www.sedarplus.ca. You can obtain additional documents related to the Company without charge on SEDAR+ at www.sedarplus.ca. You can also obtain documents related to the Company without charge by visiting the Company's website at www.bluestoneresources.ca.

|  Page 18

2024 Special Meeting of Securityholders

GLOSSARY OF TERMS

In this Circular, the following capitalized words and terms shall have the following meanings:

"Achievement Certificate" has the meaning attributed thereto under the following heading in this Circular: "The Rights Indenture - CVR Payment Condition and Procedures".

"Acquisition Proposal" means, other than the transactions contemplated by the Arrangement Agreement, any offer, proposal, expression of interest or inquiry (orally or in writing), or public announcement of an intention (orally or in writing) from any person (other than Aura or any of its affiliates) after the date of the Arrangement Agreement (including, for greater certainty, amendments or variations after the date of the Arrangement Agreement to any offer, proposal, expression of interest or inquiry that was made before the date of the Arrangement Agreement), relating to: (a) any joint venture, earn-in right, royalty grant, lease, license, acquisition, sale or transfer, direct or indirect, in a single transaction or a series of related transactions, of: (i) the assets of Bluestone and/or any of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of Bluestone and its subsidiaries, taken as a whole, or contribute 20% or more of the consolidated revenue of Bluestone and its subsidiaries, taken as a whole; or (ii) 20% or more of the issued and outstanding voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of Bluestone or any of its subsidiaries; (b) any take-over bid, tender offer, exchange offer, sale or treasury issuance of securities or other transaction that, if consummated, would result in such person beneficially owning, directly or indirectly, 20% or more of any class of the issued and outstanding voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of Bluestone or any of its subsidiaries; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share issuance, business combination, reorganization, recapitalization, liquidation, dissolution, share reclassification, winding-up or other similar transaction or series of transactions involving Bluestone or any of its subsidiaries; or (d) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by the Arrangement Agreement or the Arrangement.

"Affiliate" means an "affiliated entity" within the meaning of MI 61-101.

"allowable capital loss" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Capital Gains and Capital Losses".

"Aggregate Share Consideration" means 1,393,736 Aura Shares.

"Arrangement" means the arrangement pursuant to Division 5 of Part 9 of the BCBCA with respect to, among others, Bluestone, Bluestone Securityholders and Aura on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement, the Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of Bluestone and Aura, each acting reasonably.

"Arrangement Agreement" or "Agreement" means the Arrangement Agreement dated October 25, 2024, between Bluestone and Aura, including the schedules attached thereto and the Bluestone Disclosure Letter and the Aura Disclosure Letter, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

"Arrangement Resolution" means the special resolution of the Bluestone Shareholders and the Bluestone Securityholders approving the Arrangement to be considered at the Meeting, substantially in the form and content of Appendix A hereto.

"Associate" has the meaning ascribed thereto in the Securities Act (British Columbia).

"Aura Disclosure Letter" means the disclosure letter executed by Aura and delivered to Bluestone on the date of the Arrangement Agreement.

|  Page 19

2024 Special Meeting of Securityholders

"Aura Material Adverse Effect" means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate with other such changes, effects, events, occurrences, circumstances or states of fact, is or would, (A) reasonably be expected to be, material and adverse to the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of Aura and its subsidiaries, taken as a whole, or (B) would reasonably be expected to prevent or materially adversely affect the ability of Aura to perform its obligations under the Arrangement Agreement, other than any change, effect, event, occurrence or state of facts resulting from:

(a) the public announcement of the execution of the Arrangement Agreement or the transactions contemplated hereby or the performance of any obligation hereunder;

(b) any changes in general political, economic or financial conditions in the United States, Brazil, Mexico or Honduras;

(c) any change or proposed change in any applicable Laws or the interpretation, application or non-application of any applicable Laws by any Governmental Entity;

(d) any generally applicable changes in IFRS;

(e) any natural disaster, war, armed hostilities or act of terrorism;

(f) any epidemic, pandemic or outbreak of illness (including or similar to COVID-19) or health crisis or public health event, or any worsening of any of the foregoing;

(g) conditions generally affecting the mining industry;

(h) any change in currency exchange, interest or inflation rates;

(i) any change in the market price of gold; or

(j) any decrease in the market price or any decline in the trading volume of Aura Shares on the TSX (it being understood that any cause underlying such change in market price or trading volume may be taken into account in determining whether an Aura Material Adverse Effect has occurred), provided that, notwithstanding the foregoing, any change, effect, event, occurrence, circumstance or state of facts described in clauses (b) to (h) of this definition shall constitute a Aura Material Adverse Effect to the extent that any such change, effect, event, occurrence, circumstance or state of facts has or would reasonably be expected to have, individually or in the aggregate, a disproportionate impact on the business, properties, assets, Permits, capital, liabilities, operations, results of operations or condition (financial or otherwise) of Aura and its subsidiaries, taken as a whole, relative to other industry participants of similar size and references in the Arrangement Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretive for purposes of determining whether an "Aura Material Adverse Effect" has occurred.

"Aura Response Period" has the meaning attributed thereto under the following heading in this Circular: "The Arrangement Agreement - Non-Solicitation and Right to Match".

"Aura Share" means a common share in the authorized capital of Aura.

"Aura Shareholder" means a holder of one or more Aura Shares.

"BCBCA" means the Business Corporations Act (British Columbia) and the regulations made thereunder, as promulgated or amended from time to time.

|  Page 20

2024 Special Meeting of Securityholders

"Beneficial Bluestone Shareholder" means a Person who holds Bluestone Shares through an Intermediary or who otherwise does not hold Bluestone Shares in the Person's name.

"Black Scholes Amount" means, in respect of the Bluestone Options, the amount set forth in Exhibit I attached to the Plan of Arrangement, which represents the value of such Bluestone Options as of October 24, 2025 using the "Black Scholes" valuation model calculated as per industry standard practice.

"Bluestone Benefits Plans" means, collectively, all plans, agreements, programs, policies or practices which provide any employee benefit, fringe benefit, health, life insurance, welfare, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, share appreciation rights, disability, pension, supplemental pension or other retirement savings, and any other employee or independent contractor compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, in each case which are maintained by or binding upon Bluestone or any of its subsidiaries or in respect of which Bluestone or any of its subsidiaries has any actual or potential liability.

"Bluestone Change in Recommendation" has the meaning ascribed thereto in section 1.1 of the Arrangement Agreement.

"Bluestone Concessions" means any mining, mineral or exploration concession, claim, lease, license, Permit or other right to explore for, exploit, develop, mine or produce Minerals or any interest therein which Bluestone or any of its subsidiaries owns or has a right or option to acquire or use, including for certainty, the Cerro Blanco Project and the Mita Geothermal Project.

"Bluestone Data Room Information" means all information, books, maps, records, reports, files, data, models, papers or other records or documents relating to Bluestone and its subsidiaries or their respective businesses, contained in the virtual data room made available to Aura as in effect at 5:00 p.m. (Toronto time) on October 24, 2024, hosted by Bluestone.

"Bluestone Disclosure Letter" means the disclosure letter executed by Bluestone and delivered to Aura on the date of the Arrangement Agreement.

"Bluestone Fairness Opinion" means the opinion of the Bluestone Financial Advisors, dated October 25, 2024, as updated on November 4, 2024, addressed to the Special Committee and the Board to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications contained therein, the Consideration to be received by the Bluestone Shareholders pursuant to the Arrangement is fair, from financial point of view, to the Bluestone Shareholders. The full text of the written updated Bluestone Fairness Opinion, dated November 4, 2024, which describes the assumptions made, matters considered, qualifications, and limitations on the review undertaken, is attached as Appendix E to this Circular.

"Bluestone Financial Advisors" means GenCap Mining Advisory Ltd.

"Bluestone Financial Statements" means collectively, Bluestone's audited financial statements as at and for the financial years ended December 31, 2023 and December 31, 2022 (including the notes thereto and the report of the auditors thereon) and Bluestone's unaudited interim financial statements as at and for the three and six month periods ended June 30, 2024 (including the notes thereto).

"Bluestone Lands" means any interests and rights in real and immoveable property interests, including property rights, fee lands, possession rights, licenses, leases, rights of way, rights to use, surface rights or easements which Bluestone or any of its subsidiaries have a right in or interest in or has an option or other right to acquire or use.

"Bluestone Locked-Up Securityholders" means all the directors and officers of Bluestone, and certain shareholders of the Company who have entered into the Bluestone Voting Agreements.

"Bluestone Long Term Incentive Plan" means the Bluestone stock option plan dated for reference October 31, 2018, as amended March 12, 2020, April 6, 2022, and March 9, 2023, and the Bluestone restricted share unit and deferred share unit compensation plan dated for reference May 20, 2020.

|  Page 21

2024 Special Meeting of Securityholders

"Bluestone Material Adverse Effect" means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate with other such changes, effects, events, occurrences, circumstances or states of fact, is or would, (A) reasonably be expected to be material and adverse to the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of Bluestone and its subsidiaries, taken as a whole, or (B) would reasonably be expected to prevent or materially adversely affect the ability of Bluestone to perform its obligations under the Arrangement Agreement, other than any change, effect, event, occurrence or state of facts resulting from:

(a) the public announcement of the execution of the Arrangement Agreement or the transactions contemplated hereby or the performance of any obligation hereunder;

(b) any changes in general political, economic or financial conditions in Canada and Guatemala;

(c) any rejection of Bluestone's administrative appeal to the notification from Guatemala's Ministry of Environment challenging the Permit Amendment, provided that an appeal to the notification remains available;

(d) any change or proposed change in any applicable Laws or the interpretation, application or non-application of any applicable Laws by any Governmental Entity;

(e) any generally applicable changes in IFRS;

(f) any natural disaster, armed hostilities, war or act of terrorism;

(g) any epidemic, pandemic or outbreak of illness (including or similar to COVID-19) or health crisis or public health event, or any worsening of any of the foregoing;

(h) conditions generally affecting the mining industry;

(i) any change in currency exchange, interest or inflation rates;

(j) any change in the market price of gold; or

(k) any decrease in the market price or any decline in the trading volume of Bluestone Shares on the TSXV (it being understood that any cause underlying such change in market price or trading volume may be taken into account in determining whether a Bluestone Material Adverse Effect has occurred), provided that, notwithstanding the foregoing, any change, effect, event, occurrence or state of facts described in clauses (b) to (i) of this definition shall constitute a Bluestone Material Adverse Effect to the extent that any such change, effect, event, occurrence, circumstance or state of facts has or would reasonably be expected to have, individually or in the aggregate, a disproportionate impact on the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of Bluestone and its subsidiaries, taken as a whole, relative to other industry participants of similar size and references in the Arrangement Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretive for purposes of determining whether a "Bluestone Material Adverse Effect" has occurred.

"Bluestone Material Contract" has the meaning ascribed thereto in Section 1.1 of the Arrangement Agreement.

"Bluestone Option" means a right and option to purchase one or more Bluestone Shares granted pursuant to the Bluestone Long Term Incentive Plan or otherwise enforceable against Bluestone.

"Bluestone Optionholder" means a holder of one or more Bluestone Options.

|  Page 22

2024 Special Meeting of Securityholders

"Bluestone Security" means a Bluestone Share or Bluestone Option.

"Bluestone Securityholder" means a holder of one or more Bluestone Securities.

"Bluestone Share" means a common share in the authorized share structure of Bluestone.

"Bluestone Shareholder" means a holder of one or more Bluestone Shares.

"Bluestone Voting Agreement" means the voting support agreements dated October 25, 2024 and made between Aura and the Bluestone Locked-Up Securityholders setting forth the terms and conditions on which Bluestone Locked-Up Securityholders have agreed to vote their Bluestone Securities in favour of the Arrangement Resolution.

"Board" means the board of directors of the Company, as constituted from time to time.

"Broadridge" means Broadridge Financial Solutions, Inc.

"Business Day" means any day, other than a Saturday, a Sunday or any day on which banks are closed or authorized to be closed for business in Vancouver, British Columbia.

"Canada-US Tax Treaty" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations - Holders Not Resident in Canada - Dissenting Non-Resident Holders".

"Canadian Trustee" means Computershare Trust Company of Canada, in its capacity as Canadian trustee for the CVRs pursuant to the Rights Indenture which is attached as Appendix J to this Circular.

"Capital Gains Proposals" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Capital Gains and Capital Losses".

"Cash Consideration" means, for each Bluestone Share, $0.2870 in cash.

"Cash Election" has the meaning attributed thereto under the following heading in this Circular: "The Arrangement - Effect and Details of the Arrangement - Elections under the Plan of Arrangement".

"Cerro Blanco Project" means Bluestone's gold exploration project in the Department of Jutiapa, Guatemala.

"Cerro Blanco Transfer" means has the meaning attributed thereto under the following heading in this Circular: "The Rights Indenture - Covenants of Aura".

"Circular" means this management information circular, including the Notice of Meeting and all appendices hereto and all documents incorporated by reference herein, and all amendments hereof.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Combined Company" means Aura after completion of the Arrangement.

"Commercial Production" means, and is deemed to have been achieved, when either (i) Aura has announced that Commercial Production has been achieved via a press release, or (ii) if the concentrator processing ores, for other than testing purposes, has operated for a period of 90 consecutive production days at an average rate of not less than 80% of nameplate design capacity or, if a concentrator is not erected on the Cerro Blanco Project, when ores have been produced for a period of 90 consecutive production days at the rate of not less than 80% of the mining rate specified in a study and mine plan in effect at the time of the construction decision for the Cerro Blanco Project.

|  Page 23

2024 Special Meeting of Securityholders

"Company" or "Bluestone" means Bluestone Resources Inc., a company existing under the BCBCA.

"Confidentiality Agreement" means the confidentiality agreement dated October 9, 2023 between Bluestone and Aura, as may be amended from time to time and the confidentiality agreement dated September 13, 2024 between Bluestone and Aura, as may be amended from time to time.

"Consideration" means, subject to pro-ration, as applicable, the Cash Consideration and the Share Consideration.

"Contingent Consideration" means the portion of the Consideration comprised of one CVR to be issued for each Bluestone Share held or issued pursuant to the Arrangement.

"Controlling Individual" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations - Eligibility for Investment".

"Court" means the Supreme Court of British Columbia.

"COVID-19" means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof or related or associated with epidemics, pandemics or disease outbreaks.

"CRA" means the Canada Revenue Agency.

"CVR" means a non-interest bearing contingent value right of Aura, each entitling the holder thereof to receive up to the CVR Payment Amount per Bluestone Share held immediately prior to the Effective Time, payable until the CVR Termination Date pursuant to the following schedule and on the terms and subject to the conditions governed by the Rights Indenture attached as Appendix J to this Circular, and issued to Bluestone Shareholders pursuant to the Plan of Arrangement:

(a) If the First Payment Condition is satisfied prior to 5:00p.m. (Toronto Time) on the CVR Termination Date, each CVR shall entitle the holder thereof, without any further act or formality or payment of any additional consideration, to 33.33% of the CVR Payment Amount, being $0.0707, less any applicable withholding taxes;

(b) If the Second Payment Condition is satisfied prior to prior to 5:00p.m. (Toronto Time) on the CVR Termination Date, each CVR shall entitle the holder thereof, without any further act or formality or payment of any additional consideration, to 33.33% of the CVR Payment Amount, being $0.0707, less any applicable withholding taxes; and

(c) If the Third Payment Condition is satisfied prior to prior to 5:00p.m. (Toronto Time) on the CVR Termination Date, each CVR shall entitle the holder thereof, without any further act or formality or payment of any additional consideration, to the balance of the CVR Payment Amount, being $0.0706, less any applicable withholding taxes.

"CVR Holder" means a registered holder of a CVR.

"CVR Payment Amount" means for each CVR, if the CVR Payment Conditions are met prior to the CVR Termination Date, $0.2120 in cash.

"CVR Payment Conditions" means, collectively, the First Payment Condition, the Second Payment Condition and the Third Payment Condition.

"CVR Payment Date" means a date established by Aura that is as soon as possible following the delivery of the Achievement Certificate for each Payment Condition and, in any event no later than: (i) in respect of the First Payment Condition, 90 calendar days after the date of delivery of the Achievement Certificate for the First Payment Condition; and (ii) in respect of each of the Second Payment Condition and Third Payment Condition, 30 calendar days after the date of delivery of the Achievement Certificate each of the Second Payment Condition and Third Payment Condition.

|  Page 24

2024 Special Meeting of Securityholders

"CVR Termination Date" means the date that is twenty years following the Effective Date.

"Depositary" means Computershare Investor Services Inc., in its capacity as depositary for the Arrangement.

"Dissent Procedures" means the dissent procedures, as described in the Interim Order.

"Dissent Rights" means the rights of dissent exercisable by registered holders of Bluestone Shares in respect of the Arrangement as set out in the provisions of Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and the Final Order.

"Dissenting Shareholder" means a Registered Bluestone Shareholder who duly and validly dissents in respect of the Arrangement in strict compliance with the Dissent Rights and whose Dissent Rights have not terminated, or have been withdrawn or deemed to have been withdrawn.

"Dissenting Shares" means Bluestone Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights.

"DPSPs" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations - Eligibility for Investment".

"DRS Advices" means the direct registration system advices held by some Bluestone Shareholders representing their Bluestone Shares.

"Effective Date" means the date that the Arrangement becomes effective.

"Effective Time" means the beginning of the day (Vancouver time) on the Effective Date, or such other time as Aura and Bluestone may agree upon in writing.

"Election Deadline" means 4:30 p.m. (Toronto time) on the third (3rd) Business Day immediately prior to the date of the Meeting.

"Final Order" means the final order of the Court pursuant to section 291 of the BCBCA, approving the Arrangement under section 291 of the BCBCA, in a form acceptable to both Aura and the Company, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Effective Date or, if appealed, and a stay of the final order is obtained pending appeal, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended (provided that any amendment is acceptable to both Aura and the Company, each acting reasonably) on appeal.

"Final Proscription Date" means six years after the Effective Date.

"First Payment Condition" means the announcement by Aura of Commercial Production at the Cerro Blanco Project.

"Governmental Entity" means (a) any multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, minister, ministry, bureau, agency or instrumentality, domestic or foreign, including, but not limited to, the Guatemala Tax and Customs Authority (i.e., "Superintendencia de Administración Tributaria"), the Guatemala Social Security Authority (i.e., "Instituto Guatemalteco de Seguridad Social"), or any municipality in Guatemala, (b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange, including the TSX and TSXV.

"Holder" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations".

|  Page 25

2024 Special Meeting of Securityholders

"ICA" means the Investment Canada Act (Canada).

"ICA Clearance" means: (i) Aura has submitted to ISED a completed notification pursuant to Part III of the ICA; (ii) a representative of ISED has certified to Aura in writing that a complete notification was received by ISED, and (iii) either: (A) no notice is given under s. 25.2(1) or 25.3(2) of the ICA within the prescribed period; or, (B) if notice is given under s. 25.2(1) or 25.3(2) of the ICA, then either (a) the responsible Minister or Ministers under the ICA have sent to the Aura a notice under s. 25.2(4), s. 25.3(6)(b) or s. 25.3(6)(c), or (b) the Governor in Council has issued an order under s. 25.4(1)(b) of the ICA authorizing the Agreement on terms and conditions acceptable to Aura acting reasonably.

"Initial Consideration" means the portion of the Consideration comprised of, either the Cash Consideration of $0.2870 or the Share Consideration of 0.0183 Aura Shares for each Bluestone Share held, subject to pro-ration based on a maximum of 1,393,736 Aura Shares to be issued pursuant to the Plan of Arrangement.

"Interim Order" means the order of the Court made pursuant to Section 291 of the BCBCA, in a form acceptable to both Aura and the Company, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as the same may be amended, modified, supplemented or varied by the Court and attached as Appendix C to this Circular.

"Intermediary" means, collectively, a broker, investment dealer, bank, trust company, nominee or other intermediary.

"Investment Assets" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Offshore Investment Fund Property Rules".

"ISED" means Innovation Science and Economic Development Canada.

"Key Consents and Approvals" means the ICA Clearance, the TIA Qualification, and the consents and approvals set out in the Bluestone Disclosure Letter.

"Law" or "Laws" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including, where applicable, the TSX and TSXV), and the term "applicable" with respect to such Laws and in a context that refers to one or more persons, means such Laws as are applicable to such person or its business, undertaking, assets, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, assets, property or securities.

"Letter of Transmittal" means the letter of transmittal and election form to be sent to the Bluestone Shareholders together with this Circular providing for the delivery of Bluestone Shares by Registered Bluestone Shareholders to the Depositary and the election by Bluestone of the Cash Consideration or the Share Consideration, subject to pro-ration, in exchange for each Bluestone Share held.

"Meeting" means the special meeting of the Bluestone Shareholders and Bluestone Optionholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

"MI 61-101" means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions.

"Minerals" means all ores, and ores and concentrates derived therefrom, of precious, base and industrial minerals, including diamonds, which may be lawfully explored for, mined and sold.

"Minister" means "Minister" as defined in the ICA.

"misrepresentation" has the meaning ascribed thereto in the Securities Act.

|  Page 26

2024 Special Meeting of Securityholders

"Mita Geothermal Project" means the Bluestone's geothermal exploration project in southeast Guatemala.

"Nemesia Debt" means the debenture dated as of March 11, 2022, as amended, issued by Bluestone to Nemesia S.à.r.l. for a maximum aggregate principal amount of US$30,000,000, issued in tranches, due March 11, 2025.

"NI 43-101" means National Instrument 43-101 - Standards of Disclosure for Mineral Projects.

"NI 45-106" means National Instrument 45-106 - Prospectus Exemptions.

"NOBO" means "non-objecting beneficial owners" and refers to Beneficial Bluestone Shareholders who have not objected to their nominee disclosing certain ownership information about themselves to the Company.

"Non-Resident Holder" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations -Holders Not Resident in Canada".

"OBO" means "objecting beneficial owners" and refers to those non-registered holders who have objected to their nominee disclosing ownership information about themselves to the Company.

"OIF Rules" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Offshore Investment Fund Property Rules".

"Option Consideration" "Share Election" has the meaning attributed thereto under the following heading in this Circular: "The Arrangement - Effect and Details of the Arrangement - Plan of Arrangement".

"Order" means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent).

"ordinary course of business" or any similar reference, means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person.

"Outside Date" means May 30, 2025, or such later date as may be agreed to in writing by the Parties.

"Parties" means Aura and Bluestone, and "Party" means any one of them.

"Permit" means any license, permit, certificate, consent, Order, grant, approval, classification, waiver, writ, consent, registration or other authorization of or from any Governmental Entity.

"Permit Amendment" means the environmental permit amendment approved by Guatemala's Ministry of Environment on January 9, 2024 for the Cerro Blanco Project to change the mining method from permitted underground development to surface mining development.

"Person" or "person" includes an individual, sole proprietorship, partnership, association, body corporate, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, Governmental Entity or any other entity, whether or not having legal status.

"Plan of Arrangement" means the plan of arrangement in the form of Appendix B and any amendments or variations thereto made in accordance with the provisions of the Arrangement Agreement or the Plan of Arrangement or at the direction of the Court (with the prior written consent of Bluestone and Aura, each acting reasonably) in the Final Order.

|  Page 27

2024 Special Meeting of Securityholders

"Production" means, after the commencement of Commercial Production, continued producing activities on the Cerro Blanco Project without permanent interruption and/or the placing of the Cerro Blanco Project on care-and maintenance.

"Proposed Amendments" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations".

"Record Date" means the record date for determining the Bluestone Securityholders entitled to receive notice of and to vote at the Meeting, being the close of business on November 12, 2024 (Vancouver time) pursuant to the Interim Order.

"Registered Bluestone Shareholder" means a registered holder of Bluestone Shares as recorded in the Bluestone Shareholder register of the Company.

"Registered Plans" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations - Eligibility for Investment".

"Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in relation to the transactions contemplated hereby, and obtaining the ICA Clearance.

"Representatives" means, with respect to any person, its and its subsidiaries' officers, directors, employees, representatives (including any financial and other advisors) and agents.

"Required Securityholder Approval" means the approval of the Arrangement Resolution by at least (i) 66⅔% of the votes cast by Bluestone Shareholders present or represented by proxy at the Meeting; (ii) 66⅔% of the votes cast by Bluestone Securityholders, voting together as a single class, present or represented by proxy at the Meeting; and (iii) a majority of the votes cast by Bluestone Shareholders other than votes attached to Bluestone Shares required to be excluded pursuant to MI 61-101.

"Resident Holder" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada".

"Returns" means all reports, forms, elections, statements, declarations of estimated Taxes, designations, notices, filings, returns and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto in respect of Taxes that are filed or required to be filed with any applicable Governmental Entity.

"Rights Certificate" means a certificate evidencing CVRs, substantially in the form set out in Schedule "A" of the Rights Indenture attached as Appendix J to this Circular.

"Rights Indenture" means the rights indenture to be entered into between Aura and the Trustees, the form of which is attached as Appendix J to this Circular, setting out the terms and conditions of the CVRs consistent with the applicable terms set forth in the Arrangement Agreement, subject to changes reasonable or necessary to reflect the reasonable requests of either Trustee or to comply with applicable laws.

"Second Payment Condition" means, on the date that is one year from the date of the announcement of Aura of Commercial Production on the Cerro Blanco Project, the Cerro Blanco Project is still in Production.

"Securities Act" means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder.

"Securities Authorities" means, collectively, the British Columbia Securities Commission and the applicable securities commissions and other securities regulatory authorities in each of the other provinces of Canada.

|  Page 28

2024 Special Meeting of Securityholders

"Securities Laws" means the Securities Act and the securities legislation of each other province of Canada and the rules, regulations, forms, published instruments, policies, bulletins and notices of the Securities Authorities made thereunder, as now in effect and as they may be promulgated or amended from time to time.

"SEDAR+" means the System for Electronic Data Analysis and Retrieval + maintained on behalf of the Securities Authorities.

"Share Consideration" means, for each Bluestone Share, 0.0183 Aura Shares.

"Share Election" has the meaning attributed thereto under the following heading in this Circular: "The Arrangement - Effect and Details of the Arrangement - Elections under the Plan of Arrangement".

"Special Committee" means the special committee of independent directors of the Company's Board.

"subsidiary" has the meaning ascribed to it in NI 45-106.

"Superior Proposal" means an unsolicited bona fide written Acquisition Proposal from an arm's length third party that is made after the date of the Arrangement Agreement (and is not obtained in violation of the Arrangement Agreement) to acquire all of the outstanding Bluestone Shares (other than Bluestone Shares beneficially owned by the person or persons making such Acquisition Proposal) or all or substantially all of the assets of Bluestone and its subsidiaries on a consolidated basis, and (a) that did not result from or involve a breach of the Arrangement Agreement; (b) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person or persons making such Acquisition Proposal; (c) that, if it relates to the acquisition of Bluestone Shares, is made to all Bluestone Shareholders on the same terms and conditions; (d) that is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Board, acting in good faith (and after receiving the advice of its outside legal advisors and the Bluestone Financial Advisor), that adequate arrangements have been made in respect of any required financing required to complete such Acquisition Proposal; (e) that is not subject to any due diligence or access condition; (f) that complies with Securities Laws; (g) in respect of which the Board unanimously determines, in its good faith judgment, after receiving the advice of its outside legal advisors and the Bluestone Financial Advisor, that (A) failure to recommend such Acquisition Proposal to the Bluestone Shareholders would be inconsistent with its fiduciary duties under applicable Law; and (B) having regard for all of the terms and conditions of the Acquisition Proposal, including all financial, legal, regulatory and other aspects of such proposal and the person making such proposal, such Acquisition Proposal, will, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Bluestone Shareholders from a financial point of view than the transactions contemplated by the Arrangement Agreement, after taking into account any amendment to the terms of the Arrangement Agreement and the Plan of Arrangement proposed by Aura pursuant to Section 8.3 of the Arrangement Agreement.

"Superior Proposal Notice" has the meaning ascribed thereto in Section 7.2.7(c) of the Arrangement Agreement.

"Tax Act" means the Income Tax Act (Canada), as amended, and the regulations promulgated thereunder.

"taxable capital gain" has the meaning ascribed thereto in "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Capital Gains and Capital Losses".

"Taxes" means (a) any and all taxes, imposts, levies, withholdings, duties, fees, premiums, assessments and other charges of any kind, however denominated and instalments or advance payments in respect thereof, including any interest, penalties, fines or other additions that have been, are or will become payable in respect thereof, imposed by any Governmental Entity, including for greater certainty all income, gains or profits taxes (including Canadian federal, provincial and territorial income taxes, and the Guatemalan Regime on Profits from Business Activities and the Optional Simplified Regime on Revenue from Business Activities), payroll and employee withholding taxes, employment or payroll taxes, employment insurance, disability taxes, social insurance taxes, social security contributions, withholding taxes on payments abroad and local payments, sales and use taxes, consumption taxes, customs taxes, ad valorem taxes, excise taxes, goods and services taxes, harmonized sales taxes, value added taxes, franchise taxes, gross receipts taxes, capital taxes, business license taxes, alternative minimum taxes, abandoned or unclaimed (escheat) taxes, occupation taxes, real and personal property taxes, municipal taxes, stamp taxes, environmental taxes, transfer taxes, severance taxes, workers' compensation, Canada and other government pension plan premiums or contributions and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, together with any interest, penalties or other additions to tax that may become payable in respect of such taxes, and any interest in respect of such interest, penalties and additions whether disputed or not, and (b) any liability for the payment of any amount described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person's taxes by contract or otherwise.

|  Page 29

2024 Special Meeting of Securityholders

"Termination Fee" means US$2,000,000 payable by Bluestone to Aura, on and subject to the terms of the Arrangement Agreement.

"Third Payment Condition" means, on the date that is two years from the date of the announcement by Aura of Commercial Production on the Cerro Blanco Project, the Cerro Blanco Project is still in Production.

"TIA" means the United States Trust Indenture Act of 1939 as the same has been and hereinafter from time to time may be amended and the rules and regulations promulgated thereunder.

"TIA Qualification" means the qualification of the Rights Indenture under the TIA.

"Trustees" means the Canadian Trustee and the U.S. Trustee and "Trustee" means either one of them.

"TSX" means the Toronto Stock Exchange.

"TSXV" means the TSX Venture Exchange.

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"U.S. Securities Laws" means federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder.

"U.S. Trustee" means Computershare Trust Company, N.A., in its capacity as U.S. trustee for the CVRs pursuant to the Rights Indenture attached as Appendix J to this Circular.

|  Page 30

2024 Special Meeting of Securityholders

SUMMARY

The following information is a summary of the contents of this Circular. This summary is provided for convenience only and the information contained in this summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial data and statements contained elsewhere in this Circular or incorporated by reference herein. Capitalized terms in this summary have the meaning set out in the "Glossary of Terms" or as set out herein. The full text of the Arrangement Agreement is available under the Company's profile on SEDAR+ at www.sedarplus.ca.

Date, Time and Place of Meeting	The Meeting will be held on December 19, 2024 at 10:00 a.m. (Vancouver Time) at Suite 3500 -1133 Melville Street, Vancouver, British Columbia V6E 4E5.

The Record Date	The Record Date for determining the Bluestone Securityholders entitled to receive notice of and to vote at the Meeting is as of the close of business (Vancouver time) on November 12, 2024.

Purpose of the Meeting

At the Meeting, Bluestone Securityholders will be asked to consider and, if deemed advisable, to pass, with or without variation, the Arrangement Resolution. The approval of the Arrangement Resolution will require approval of at least (i) 66⅔% of the votes cast by Bluestone Shareholders present or represented by proxy at the Meeting; (ii) 66⅔% of the votes cast by Bluestone Securityholders, voting together as a single class, present or represented by proxy at the Meeting; and (iii) a majority of the votes cast by Bluestone Shareholders other than votes attached to Bluestone Shares required to be excluded pursuant to MI 61-101.

The Arrangement

The purpose of the Arrangement is to effect the acquisition by Aura of the Company. If the Arrangement Resolution is approved with the Required Securityholder Approval and all other conditions to the closing of the Arrangement are satisfied or waived, the Arrangement will be implemented by way of a court-approved plan of arrangement under the BCBCA.

The following summarizes the steps which will occur under the Plan of Arrangement on the Effective Date, if all conditions to the completion of the Arrangement have been satisfied or waived. The following description of steps is qualified in its entirety by reference to the full text of the Plan of Arrangement attached as Appendix B to this Circular:

Commencing at the Effective Time, each of the following events shall occur and shall be deemed to occur on and subject to the terms set out in the Plan of Arrangement:

(a) each Bluestone Option outstanding as of the Effective Time (whether vested or unvested), without any further action or payment except as provided in the Plan of Arrangement, and notwithstanding the terms of the Bluestone Long Term Incentive Plan, shall be disposed of and surrendered by the holder thereof to Bluestone without any act or formality on their part and without any further liability to Bluestone in exchange for a cash payment from Bluestone equal to the Black Scholes Amount. At the effective time of this step, all Bluestone Options outstanding immediately prior to the Effective Time and the Bluestone Long Term Incentive Plan shall be cancelled;

|  Page 31

2024 Special Meeting of Securityholders

(b) each Dissenting Share held by a Dissenting Shareholder in respect of which such Dissenting Shareholder has exercised Dissent Rights (and the right of such Dissenting Shareholder to dissent with respect to such Bluestone Share has not terminated or ceased to apply with respect to such Bluestone Share) will, without any further act or formality, be deemed to be repurchased by Bluestone and transferred by the holder thereof to Bluestone for cancellation, and in consideration therefor, and in respect of the Dissenting Shares so transferred:

(i) the Dissenting Shareholder shall cease to be the holder thereof,

(ii) the name of the Dissenting Shareholder shall be removed from the central securities register maintained by or on behalf of Bluestone in respect of the Bluestone Shares, and

(iii) the Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to effect the transfer thereof.

(c) each Bluestone Shareholder shall transfer to Aura each whole Bluestone Share held (other than any Bluestone Shares held by Aura immediately before the Effective Time), in exchange for:

(i) one CVR; and,

(ii) (1) in the case of a Bluestone Share for which the Cash Election was made or deemed to have been made, as described below and set out in the Plan of Arrangement, the Cash Consideration, or (2) in the case of a Bluestone Share for which the Share Election was made, as described below and set out in the Plan of Arrangement, the Share Consideration,

in each case subject to pro-ration, as set out in the Plan of Arrangement, and in respect of the Bluestone Shares so transferred:

(iii) the Bluestone Shareholder shall cease to be the holder thereof,

(iv) the name of the Bluestone Shareholder shall be removed from the central securities register maintained by or on behalf of Bluestone in respect of the Bluestone Shares,

(v) the Bluestone Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to effect the transfer thereof, and

(vi) the name of Aura shall be added to the central securities register maintained by or on behalf of Bluestone in respect of the Bluestone Shares as the holder thereof.

On completion of the Arrangement, the Company will be a wholly-owned subsidiary of Aura.

See "The Arrangement - Effect and Details of the Arrangement - General" in this Circular.

|  Page 32

2024 Special Meeting of Securityholders

Effect of the Arrangement

Pursuant to the Arrangement, all of the issued and outstanding Bluestone Shares (other than Bluestone Shares held by a Dissenting Shareholder) will be transferred to Aura in exchange for one CVR and either: (a) the Cash Consideration, or (b) the Share Consideration, or a combination of both, subject to pro-ration as to the number of Aura Shares if the number of Aura Shares to be issued to Bluestone Shareholders under the Arrangement exceeds the Aggregate Share Consideration.

See also "The Arrangement - Effect and Details of the Arrangement".

Effect on Bluestone Shares

Pursuant to the Arrangement, each Bluestone Share (other than Bluestone Shares held by a Dissenting Shareholder) pursuant to the Plan of Arrangement, will be transferred to Aura in exchange for one CVR and either: (A) $0.2870 in cash or (B) 0.0183 Aura Share for each Bluestone Share held, subject to pro-ration in accordance Section 3.3 of the Plan of Arrangement

See also "The Arrangement - Effect and Details of the Arrangement".

Effect on Bluestone Options

Pursuant to the Arrangement, each Bluestone Option outstanding as of the Effective Time (whether vested or unvested) shall be disposed of and surrendered by the Bluestone Optionholder without any act or formality on its or their part and without any liability in exchange for a cash payment from Bluestone equal to the Black Scholes Amount. At the Effective Time, all Bluestone Options outstanding immediately prior to the Effective Time shall be cancelled.

As at the date hereof, an aggregate of 14,023,892 Bluestone Options are outstanding.

See also "The Arrangement - Effect and Details of the Arrangement".

Extinction of Rights

To the extent a former Bluestone Shareholder shall not have surrendered Bluestone Shares to the Depositary in the manner described in this Circular on or before the Final Proscription Date, being the date that is six years after the Effective Date, then any certificates or DRS Advices, as applicable, formerly representing Bluestone Shares shall (i) cease to represent a claim by, or interest of, any former Bluestone Shareholder of Bluestone Shares of any kind or nature against or in Bluestone or Aura (or any successor to any of the foregoing) and (ii) be deemed to have been surrendered to Aura and shall be cancelled.

Recommendation of the Board

Recommendation of the Board and the Special Committee

The Special Committee has advised the Board that, after careful consideration of such matters as it considered relevant, as more fully described under the heading "The Arrangement - Reasons for the Arrangement", including, among other things, (i) the terms and conditions of the Arrangement Agreement; (ii) the benefits and risks associated with the Arrangement; (iii) other strategic alternatives and options available to the Company; (iv) its evaluation of the Arrangement with management and the Special Committee's legal and financial advisors, including receipt of the Bluestone Fairness Opinion and (v) the impact of the Arrangement on other stakeholders of the Company, the Special Committee has unanimously determined that the Arrangement is in the best interests of Bluestone and is fair from a financial point of view to Bluestone Shareholders, and has unanimously recommended to the Board that it authorize and approve Bluestone entering into the Arrangement Agreement and the performance of its obligations thereunder and recommend to the Bluestone Shareholders and the Bluestone Optionholders that they vote in favour of the Arrangement Resolution.

|  Page 33

2024 Special Meeting of Securityholders

The Board, after careful consideration of such matters as it considered relevant, as more fully described under the heading "The Arrangement - Reasons for the Arrangement", including, among other things, a thorough review of the Arrangement Agreement, and taking into account the best interests of Bluestone, and after evaluating the Arrangement with management and Bluestone's legal and financial advisors, including receipt of the Bluestone Fairness Opinion, and upon the unanimous recommendation of the Special Committee, the Board has unanimously determined the Arrangement is in the best interests of Bluestone and is fair from a financial point of view to Bluestone Shareholders and that it is advisable and in the best interests of Bluestone to approve the entering into and execution and delivery of the Arrangement Agreement and the performance of its obligations thereunder, and has unanimously approved the Arrangement. Accordingly, the Board unanimously recommends that the Bluestone Shareholders and Bluestone Optionholders vote FOR the Arrangement.

See "The Arrangement - Background to the Arrangement" in this Circular.

Background to the Arrangement

The Arrangement Agreement is the result of arm's length negotiations among representatives of Bluestone (under the direction of the Special Committee) and Aura and their respective legal advisors, as more fully described herein. A summary of the material events, meetings, negotiations and discussions between representatives of Bluestone and Aura that preceded the execution and public announcement of the Arrangement Agreement on October 28, 2024 is included in this Circular under the heading "The Arrangement - Background to the Arrangement".

Reasons for the Arrangement

In the course of their evaluation, the Board carefully considered a variety of factors with respect to the Arrangement including, among others, the following:

Compelling Value - The total value of the Consideration to be received by Bluestone Shareholders pursuant to the Arrangement Agreement, assuming the Consideration is paid in full, represents a premium to the trading value of the Bluestone Shares of approximately 51% premium to the Company's spot share price and approximately 40% premium to the 25-day volume weighted average trading price of the Bluestone Shares as at October 24, 2024.

Strategic Review - The Arrangement is the result of a robust strategic review process carried out by management of the Company and overseen by the Board until formation of the Special Committee, at which time the Special Committee assumed primary oversight of the process. The process was conducted over a period of more than 12 months. The Consideration under the Arrangement represents the highest price attained for a sale of the Company as a result of this strategic review process. As part of its work in providing the Bluestone Fairness Opinion, the Bluestone Financial Advisors assessed the strategic review process which was run by management of the Company and agreed with the decision of the Special Committee and management to accept the final proposal from Aura and enter into a period of exclusivity to mutually pursue a transaction.

|  Page 34

2024 Special Meeting of Securityholders

Compelling Value Relative to Strategic Alternative - After a thorough review and after receiving legal and financial advice, including the Bluestone Fairness Opinion, it was determined that the Arrangement is more favourable to the Company than the potential value that might have resulted from the only other strategic alternative reasonably available to the Company, namely, the status quo and the Company "going it alone". In making that determination, the Special Committee considered information provided by management of the Company concerning the business, operations, property, assets, financial condition, operating results and prospects of the Company and evaluated the Arrangement in the context of current and prospective industry, economic and market conditions and trends affecting the Company. Most particularly, the Special Committee considered the ability of the Company to "go it alone" with the Cerro Blanco Project as its only asset in the face of the difficult mine development process in Guatemala and the uncertainty of the funding support via the Nemesia Debt continuing past maturity. It was determined that the Company's share price was likely to deteriorate indefinitely as further, increasingly dilutive, equity financings would be required. The Board also considered the numerous examples of public mining companies with promising projects with large gold endowments that were met with indefinite permit hurdles and/or local opposition and became orphaned, illiquid issuers.

Special Committee Oversight - The strategic review process was overseen by the Special Committee, which is comprised entirely of independent directors. The Arrangement Agreement is the result of extensive and deliberate arm's length negotiations.

Uncertainty regarding Extension of Nemesia S.à.r.l. Debt - The Special Committee considered that the facility in respect of the existing Nemesia Debt matures in March 2025 and there is uncertainty as to whether it will be extended. The Company has drawn approximately US$17 million under the Nemesia Debt. The Company has benefitted significantly from the inexpensive, readily available funding provided under the Nemesia Debt. If the Nemesia Debt is not extended, it will need to be repaid, possibly via a highly dilutive equity financing.

Cash Consideration - The Cash Consideration to be received under the Arrangement Agreement provides Bluestone Shareholders with certainty of value, immediate liquidity, and removes the risk associated with the Company remaining an independent public entity amidst an uncertain outlook for the Cerro Blanco Project.

Ownership in a Leading Americas-Focused Gold and Copper Producer - Pursuant to the Share Consideration, Bluestone Shareholders will participate in any future increases in value in the Aura Shares that might result from future growth and the potential achievement of Aura's long-term plans. Aura is a high-growth, multi-jurisdiction, gold and copper producer focused on the operation and development of gold and base metal projects in the Americas, with gold and copper projects in Brazil, Mexico, and Honduras, and future projects that are at different stages of development in Brazil and Colombia. The Aura Shares comprising the Share Consideration offer immediate liquidity, along with near- and medium-term growth, complemented by Aura's technical, operational and financial capability.

Potential Additional Consideration - The Contingent Consideration provides the Bluestone Shareholders with an opportunity to receive up to an additional $0.2120 per Bluestone Share if commercial production at the Cerro Blanco Project commences, subject to the terms of the Rights Indenture and the Arrangement Agreement.

Bluestone Fairness Opinion - The Bluestone Fairness Opinion received by the Board and the Special Committee on October 25, 2024 provided that, as of the date thereof and subject to the assumptions, limitations and qualifications contained therein, the Consideration to be received by Bluestone Shareholders pursuant to the Arrangement is fair from a financial point of view to Bluestone Shareholders. See "The Arrangement - Fairness Opinions - Bluestone Fairness Opinion" in this Circular. Securityholders are urged to read the Bluestone Fairness Opinion in its entirety. The full text of the Bluestone Fairness Opinion attached as Appendix E to this Circular.

|  Page 35

2024 Special Meeting of Securityholders

Continued Exposure to the Company's Assets - Bluestone Shareholders, through the Share Consideration, will retain some exposure to the Company's assets, including the Cerro Blanco Project.

Flexibility - The Arrangement provides flexibility to the Bluestone Shareholders depending on their views on timeline for development of the Cerro Blanco Project. Bluestone Shareholders who do not wish to continue their exposure to the Cerro Blanco Project can elect to receive Cash Consideration or immediately sell the Aura Shares received as Share Consideration. For those Bluestone Shareholders that wish to continue their exposure to Cerro Blanco, they can elect to receive Share Consideration and/or use Cash Consideration to buy Aura Shares or CVRs in the open market.

Current Company Financial Needs - The Company's cash on hand is not sufficient to fund the Company's future operations. To fund those operations the Company would need to raise additional equity or debt financing or monetize assets. In the current market for equity and debt financing and given the current volatility of the capital markets, there can be no assurance that the Company will be able to raise such additional financing on reasonable terms or at all. Further, any equity financing would likely be highly dilutive to Bluestone Shareholders. The Arrangement avoids the need for the Company to complete such financing or asset transactions.

Credibility of Purchaser - Aura has demonstrated commitment, credit worthiness and a track record of completing similar transactions which is indicative of the ability of Aura to complete the transactions contemplated by the Arrangement Agreement. The Arrangement is not subject to a financing condition.

Limited Conditionality and Execution Risk - Aura's obligation to complete the Arrangement is subject to a limited number of conditions. In addition, the Special Committee considered the likelihood of receiving the required securityholder and court approvals for closing of the Arrangement in the time period set out in the Arrangement Agreement.

Securityholder Approval - The Arrangement Resolution must be approved by at least (i) 66⅔% of the votes cast by Bluestone Shareholders present or represented by proxy at the Meeting; (ii) 66⅔% of the votes cast by Bluestone Securityholders, voting together as a single class, present or represented by proxy at the Meeting; and (iii) a majority of the votes cast by Bluestone Shareholders other than votes attached to Bluestone Shares required to be excluded pursuant to MI 61-101.

Court Approval - In order to become effective, the Arrangement must be approved by the Court, which will consider, among other things, the substantive and procedural fairness and reasonableness of the Arrangement to Bluestone Securityholders.

|  Page 36

2024 Special Meeting of Securityholders

Dissent Rights - Registered Bluestone Shareholders will be provided with the right to exercise Dissent Rights in connection with the Arrangement.

Voting Agreements - Aura has entered into voting agreements with the Bluestone Locked-Up Securityholders who collectively beneficially own or control approximately 40% of the issued and outstanding Bluestone Securities, which provide, among other things, that such Bluestone Locked-Up Securityholders will vote in favour of the Arrangement subject to the terms and conditions of the voting agreements.

Fiduciary Out - Under the Arrangement Agreement, the Board, in certain circumstances, is able to consider, accept and enter into a definitive agreement with respect to a Superior Proposal and terminate the Arrangement Agreement and the Termination Fee in those circumstances is reasonable in the circumstances and not preclusive of other offers

See "The Arrangement - Reasons for the Arrangement" in this Circular.

Voting and Support Agreements

The Bluestone Locked-Up Securityholders have entered into the Bluestone Voting Agreements with Aura pursuant to which they have agreed to vote in favour of the Arrangement Resolution. As of the date hereof, the Bluestone Locked-Up Securityholders hold approximately 40% of the Company's outstanding voting securities that will have voting rights at the Meeting.

See "The Arrangement - Voting and Support Agreements" in this Circular.

Conditions to Completion of the Arrangement

The implementation of the Arrangement is subject to a number of conditions being satisfied or waived by the Company or Aura, as applicable, at or prior to the Effective Date, including the following:

(a) the Required Securityholder Approval shall have been obtained in accordance with the Interim Order;

(b) the Interim Order and the Final Order shall have been obtained in accordance with the Arrangement Agreement, and shall not have been set aside or modified in a manner unacceptable to Bluestone and Aura, acting reasonably, on appeal or otherwise;

(c) the Key Consents and Approvals shall have been obtained;

(d) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(e) the Aura Shares and the CVRs to be issued pursuant to the Arrangement (i) shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and exemptions from applicable U.S. state securities Laws, and (ii) shall be freely transferable under applicable U.S. Securities Laws (other than as applicable to persons who are, have been within 90 days of the Effective Time, or, at the Effective Time become, "affiliates" of Aura, as such term is defined in Rule 144 under the U.S. Securities Act);

|  Page 37

2024 Special Meeting of Securityholders

(f) the distribution of the Aura Shares and CVRs to be issued pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Securities Laws by virtue of applicable exemptions under Securities Laws, and: (x) there shall be no resale restrictions on such Aura Shares under applicable Securities Laws, except in respect of those holders who are subject to restrictions on resale as a result of being a "control person" under applicable Securities Laws; and (y) such Aura Shares shall not be "restricted securities" within the meaning of Rule 144 of the U.S. Securities Act;

(g) Aura and the Trustees shall have entered into the Rights Indenture attached as Appendix J to this Circular;

(h) receipt of conditional approval by the TSX of the listing and posting for trading on the TSX of the Aura Shares to be issued as Consideration pursuant to the Plan of Arrangement, subject to the customary listing conditions of the TSX;

(i) the representations and warranties of the Company and Aura contained in the Arrangement Agreement being true and correct as of the Effective Date, subject to certain qualifications;

(j) compliance in all material respects by the Company and Aura with all covenants required to be performed under the Arrangement Agreement, subject to certain qualifications;

(k) no Bluestone Material Adverse Effect having occurred to the Company;

(l) no Aura Material Adverse Effect having occurred to Aura;

(m) Dissent Rights not having been validly exercised by holders of more than 10% of the Bluestone Shares; and

(n) there shall be no action or proceeding pending by a Governmental Entity that is reasonably likely to:

(i) enjoin or prohibit the Aura's ability to acquire, hold, or exercise full rights of ownership over, any Bluestone Shares, including the right to vote Bluestone Shares; or

(ii) if the Arrangement is consummated, have a Bluestone Material Adverse Effect.

See "The Arrangement Agreement - Conditions to Closing" in this Circular.

Non-Solicitation

In the Arrangement Agreement, the Company has agreed, subject to certain exceptions, that it will not, directly or indirectly, solicit or participate in any discussions or negotiations regarding a proposal by a third party to acquire the Company or its assets and will give prompt notice to Aura should the Company receive such a proposal or a request for non-public information that it reasonably believes would lead to such a proposal.

|  Page 38

2024 Special Meeting of Securityholders

Opinions of Financial Advisors

The Bluestone Fairness Opinion concluded that, as of the date of such opinion and based on and subject to the assumption, qualifications and limitations therein, the Consideration to be received by the Bluestone Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Bluestone Shareholders.

See "The Arrangement - Opinions of Financial Advisor" in this Circular and Appendix E for the Bluestone Fairness Opinion.

Termination of Arrangement Agreement

Bluestone and Aura may agree in writing to terminate the Arrangement Agreement and abandon the Arrangement at any time prior to the Arrangement becoming effective. In addition, the Company or Aura may terminate the Arrangement Agreement and abandon the Arrangement at any time prior to the Effective Date if certain specific events occur. Depending on the termination event, the Termination Fee may be payable by the Company.

See "The Arrangement Agreement - Termination of Arrangement Agreement" in this Circular.

Letter of Transmittal

A Letter of Transmittal for the Registered Bluestone Shareholders is enclosed with this Circular. The Letter of Transmittal will include an election form that sets out the procedures to be followed by depositing Bluestone Shareholders to elect to receive either: (a) the Cash Consideration; or (b) the Share Consideration, subject to pro-ration, in addition to one CVR, for each Bluestone Share held and to deposit their Bluestone Shares (the "Deposited Shares"). If the Arrangement becomes effective, in order to receive the Consideration payable in exchange for the Deposited Shares to which the depositing Bluestone Shareholders is entitled under the Plan of Arrangement, a depositing Bluestone Shareholders must deliver the Letter of Transmittal properly completed and duly executed, together with share certificate(s) or DRS Advices representing its Deposited Shares and all other required documents to the Depositary at the address set forth in the Letter of Transmittal before the Election Deadline. If the Arrangement is not completed, the Letter of Transmittal will be of no effect and the Depositary will return all share certificates or DRS Advices representing the Deposited Shares to the holders thereof as soon as practicable at the address specified in the Letter of Transmittal. Bluestone Shareholders whose Bluestone Shares are registered in the name of an Intermediary must contact their Intermediary to deposit their Deposited Shares. If you fail to make a proper election prior to the Election Deadline (being two Business Days prior to the Meeting) or choose not to make an election, you will be deemed to have elected for the Cash Consideration in respect of each Bluestone Share held.

See "The Arrangement - Exchange of Bluestone Securities" in this Circular.

|  Page 39

2024 Special Meeting of Securityholders

Election and Pro-ration Provisions

The Letter of Transmittal contains an election form, which Bluestone Shareholders may use to elect to receive either the Cash Consideration or the Share Consideration in exchange for their Bluestone Shares, subject to pro-ration. Such election MUST be made by the Election Deadline. If such holders fail to submit an election by the Election Deadline or chooses not to submit an election, each such holder will be deemed to have elected to receive the Cash Consideration, being $0.2870, for each Bluestone Share held or to be issued pursuant to the Plan of Arrangement.

The Plan of Arrangement provides that there is a maximum aggregate number of Aura Shares of 1,393,736 Aura Shares to be issued pursuant to the Arrangement. If Bluestone Shareholders collectively elect to receive the Share Consideration in excess of the Aggregate Share Consideration, the Share Consideration will be subject to pro-ration.

None of Bluestone, Aura or the Depositary are liable for failure to notify Bluestone Shareholders who do not properly complete an election in their Letter of Transmittal or who otherwise make a deficient deposit with the Depositary, as applicable.

Beneficial Bluestone Shareholders whose Bluestone Shares are registered in the name of an Intermediary must contact their Intermediary to deposit their Bluestone Shares.

Depositing Bluestone Shareholders are encouraged to deliver a properly completed and duly executed Letter of Transmittal together with the relevant share certificate(s) and DRS Advices representing the Deposited Shares and any other required documents to the Depositary as soon as possible.

The use of mail to transmit certificates representing the Deposited Shares and the Letter of Transmittal is at each holder's risk. The Company recommends that such certificates and documents be delivered by hand to the Depositary and a receipt therefore be obtained or that registered mail be used and appropriate insurance be obtained.

The Depositary will receive reasonable and customary compensation from Aura for its services in connection with the Arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liability under securities laws and expenses in connection therewith.

For additional information, see "The Arrangement - Exchange of Bluestone Securities".

Court Approval of the Arrangement

Subject to the terms of the Arrangement Agreement and, if the Arrangement Resolution is approved at the Meeting, Bluestone anticipates applying to the Court for the Final Order, on January 6, 2025 at the courthouse at 800 Smithe Street, Vancouver, British Columbia at 10:00 a.m. (Vancouver time) or as soon thereafter as counsel may be heard, or at any other date and time and by any other method as the Court may direct. Please see "The Arrangement - Court Approval of the Arrangement" as well as the Petition and Notice of Hearing of Petition, attached as Appendix D to this Circular, and the Interim Order, attached as Appendix C to this Circular, for further information on participating or presenting evidence at the hearing for the Final Order. At the hearing, the Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. If the Court approves the Arrangement with amendments, depending on the nature of the amendments, the Parties may determine not to complete the transaction contemplated by the Arrangement Agreement.

See "The Arrangement - Court Approval of the Arrangement" in this Circular.

|  Page 40

2024 Special Meeting of Securityholders

Stock Exchange Approval

Aura Shares are listed on the TSX and it is a condition of the Arrangement that the Aura Shares to be issued pursuant to the Arrangement are listed on the TSX, subject only to the satisfaction of the customary listing conditions of the TSX.

Aura has submitted an application to the TSX for the listing of the Aura Shares to be issued under the Arrangement, subject to filing certain documents following the closing of the Arrangement.

Regulatory Approvals

The completion of the Arrangement is subject to certain Regulatory Approvals, including the ICA Clearance and the TIA Qualification.

See "The Arrangement -Regulatory Approvals- Stock Exchange and Other Regulatory Approvals" for more information.

Rights of Dissent

Registered Bluestone Shareholders are entitled to dissent from the Arrangement Resolution in the manner provided in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Plan of Arrangement, and any other order of the Court. A Registered Bluestone Shareholder who wishes to dissent must: (a) ensure that a Notice of Dissent is received by Bluestone c/o Blake, Cassels & Graydon LLP, Attention: Alexandra Luchenko by no later than 5:00 p.m. (Vancouver time) at least two Business Days prior to the date of the Meeting (or any adjournment or postponement of the Meeting); and (b) otherwise comply strictly with the provisions of Division 2 of Part 8 of the BCBCA as modified by the Interim Order, the Plan of Arrangement and any other order of the Court. Failure to do so may result in the loss of any right to dissent. It is strongly suggested that any Registered Bluestone Shareholder wishing to dissent seek independent legal advice.

See "The Arrangement - Dissenting Shareholders' Rights" in this Circular.

Interests of Certain Directors and Executive Officers of Bluestone in the Arrangement

In considering the recommendation of the Board, Bluestone Securityholders should be aware that certain members of the Board and senior officers of Bluestone have interests in the Arrangement or may receive benefits that may differ from, or be in addition to, the interests of Bluestone Shareholders generally.

See "The Arrangement - Interests of Certain Persons in the Arrangement" in this Circular.

Risk Factors

There is a risk that the Arrangement may not be completed. If the Arrangement is not completed, Bluestone will continue to face the risks that it currently faces with respect to its affairs, business and operations and future prospects. Additionally, failure to complete the Arrangement could materially and negatively impact the trading price of the Bluestone Shares.

The risk factors described under the heading "Risks Related to the Arrangement" should be carefully considered by Bluestone Securityholders.

|  Page 41

2024 Special Meeting of Securityholders

Income Tax Considerations

Bluestone Shareholders should carefully review the tax considerations described in this Circular and are urged to consult their own tax advisors in regard to their particular circumstances. See "Certain Canadian Federal Income Tax Considerations" for a discussion of certain material Canadian federal income tax considerations. See "Certain U.S. Federal Income Tax Consequences of the Arrangement" for a discussion of certain United States federal income tax considerations.

|  Page 42

2024 Special Meeting of Securityholders

INFORMATION CONCERNING THE MEETING

Purpose of the Meeting

At the Meeting, Bluestone Shareholders and Bluestone Optionholders will be asked to consider and, if deemed advisable, to pass, with or without variation, the Arrangement Resolution. The approval of the Arrangement Resolution will require the Required Securityholder Approval.

Date, Time and Place of the Meeting

The Meeting will be held on December 19, 2024 at 10:00 a.m. (Vancouver Time) at Suite 3500 - 1133 Melville Street, Vancouver, British Columbia V6E 4E5.

Record Date

Pursuant to the Interim Order, the Record Date for determining persons entitled to receive notice of and vote at the Meeting is November 12, 2024. Bluestone Shareholders and Bluestone Optionholders of record as at the close of business (Vancouver time) on November 12, 2024 will be entitled to attend and vote at the Meeting, or any adjournment or postponement thereof, in the manner and subject to the procedures described in this Circular.

Solicitation of Proxies

The Company is providing this Circular and a form of proxy in connection with management's solicitation of proxies for use at the Meeting of the Company to be held on December 19, 2024 and at any postponement(s) or adjournment(s) thereof. Unless the context otherwise requires, when we refer in this Circular to the Company, any subsidiaries are also included.

Your proxy is being solicited by management of Bluestone. This Circular is furnished in connection with that solicitation. The solicitation of proxies for the Meeting will be made primarily by mail, but proxies may also be solicited personally or by telephone, email, internet, facsimile transmission or other electronic or other means of communication by directors, officers, employees, agents or other representatives of Bluestone.

In this Circular, references to "C$ or $" are to amounts in Canadian dollars and references to "US$" are to amounts in United States dollars unless otherwise indicated.

Proxies and Voting

Voting

Each Registered Bluestone Shareholder whose name is entered on the central securities register of the Company at the close of business on the Record Date is entitled to one vote for each Bluestone Share registered in his, her or its name. Each holder of Bluestone Options whose name is entered on the respective securities registers of the Company at the close of business on the Record Date is entitled to one vote for each such Bluestone Option held in his, her or its name, as the case may be.

In order to become effective, the Arrangement Resolution must be approved by at least (i) 66⅔% of the votes cast by Bluestone Shareholders present or represented by proxy at the Meeting; (ii) 66⅔% of the votes cast by Bluestone Securityholders, voting together as a single class, present or represented by proxy at the Meeting; and (iii) a majority of the votes cast by Bluestone Shareholders other than votes attached to Bluestone Shares required to be excluded pursuant to MI 61-101.

|  Page 43

2024 Special Meeting of Securityholders

The manner in which you vote your Bluestone Shares depends on whether you are a Registered Bluestone Shareholder (or Bluestone Optionholder) or Beneficial Bluestone Shareholder. You are a Registered Bluestone Shareholder (or Bluestone Optionholder) if your name appears on your share (or Bluestone Option) representing Bluestone Shares (or Bluestone Options). Most Bluestone Shareholders are Beneficial Bluestone Shareholders. You are a Beneficial Bluestone Shareholder if you beneficially own Bluestone Shares that are held in the name of an Intermediary such as a bank, a trust company, a securities broker, a trustee or other nominee, and as a result do not have the Bluestone Shares registered in your own name.

Registered Bluestone Shareholder, Bluestone Optionholder and Duly Appointed Proxyholder Voting

Registered Bluestone Shareholders and Bluestone Optionholders, who are eligible to vote, can vote their Bluestone Shares, or Bluestone Options, as applicable, either:

1. in person at the Meeting; or

2. by proxy.

A Registered Bluestone Shareholder or Bluestone Optionholder who wishes to vote in person at the Meeting need not complete or return the form of proxy or voting instruction form included in this Circular, as those such holders choosing to attend the Meeting may have their votes taken and counted at the Meeting. However, to ensure your representation at the Meeting, we encourage you to return the enclosed form(s) of proxy or VIF, whether or not you plan to personally attend. Sending your form(s) of proxy or VIF will not prevent you from voting in person at the Meeting.

Voting by proxy is the easiest way for Registered Bluestone Shareholders and Bluestone Optionholders to cast their vote. To vote securities by proxy, Registered Bluestone Shareholders and Bluestone Optionholders can vote using the following methods:

• Internet Voting: You may vote over the internet by going to www.investorvote.com. You will need to enter your 15-digit control number (located on the bottom left corner of the first page of the form of proxy) to identify yourself as a Registered Bluestone Shareholder or Bluestone Optionholder on the voting website.

• By Telephone: Registered Bluestone Shareholder or Bluestone Optionholder, based in Canada or the United States may vote by telephone by calling toll free 1-866-732-8683 (toll free in North America) or direct dial 312-588-4290 (outside North America). You will need to enter your 15-digit control number (located on the bottom left corner of the first page of the form of proxy) to identify yourself as a Registered Bluestone Shareholder or Bluestone Optionholder on the telephone voting system.

• By Mail: Please complete, sign and return the enclosed form(s) of proxy by mail to:

Computershare Investor Services Inc.
100 University Ave, 8th Floor
Toronto, Ontario M5J 2Y1

Appointment of Proxyholders

If you do not attend and vote at the Meeting, you can still make your votes count by appointing a person or company who will attend the Meeting to act as your proxyholder at the Meeting.

Bluestone Securityholders that are entitled to vote at the Meeting may by means of a proxy appoint a proxyholder or one or more alternative proxyholders, who need not be a Bluestone Shareholder, to attend and act at the Meeting for the Bluestone Securityholder on their behalf.

|  Page 44

2024 Special Meeting of Securityholders

The individuals named in the accompanying form of proxy are directors and/or officers and/or employees of Bluestone. A Bluestone Securityholder, that is entitled to vote, wishing to appoint some other person (who need not be a Bluestone Shareholder) to represent him or her at the Meeting has the right to do so, either by inserting such person's name in the blank space provided in the form of proxy or by completing another form of proxy. Such Bluestone Securityholder should notify the nominee of his or her appointment, obtain his or her consent to act as proxy and instruct him or her on how their Bluestone Securities are to be voted. In any case, the form of proxy should be dated and executed by the Bluestone Securityholder or his/her attorney authorized in writing, or if the Bluestone Securityholder is a corporation, under its corporate seal, or by an officer or attorney thereof duly authorized.

Beneficial Bluestone Shareholders should follow the instructions provided by their Intermediary to ensure their vote is counted at the Meeting and should arrange for their intermediary to complete the necessary steps to ensure that they receive the Consideration for their Bluestone Shares as soon as possible following completion of the Arrangement. Please see "Beneficial Bluestone Shareholder Voting" for more information.

Exercise of Discretion

On a poll, the nominees named in the accompanying form of proxy will vote or withhold from voting the Bluestone Securities represented thereby in accordance with the instructions of the Bluestone Securityholder on any ballot that may be called for. If a Bluestone Securityholder specifies a choice with respect to any matter to be acted upon, such Bluestone Securityholder's Bluestone Securities will be voted accordingly. If a Bluestone Securityholder specified on the form of proxy how such Bluestone Securityholder would like their Bluestone Securities to be voted on particular matter (by marking FOR or AGAINST), then such Bluestone Securityholder's proxy holder must vote their Bluestone Securities accordingly. If a Bluestone Securityholder does not specify on the form of proxy how it, he or she would like their Bluestone Securities to be voted on a particular matter, then his or her proxyholder can vote their Bluestone Securities as he or she sees fit. Unless contrary instructions are provided, the voting rights attached to the Bluestone Shares and Bluestone Options will be voted IN FAVOUR OF the Arrangement Resolution.

The form of proxy confers discretionary authority with respect to: (i) amendments or variations to the matters of business to be considered at the Meeting; and (ii) other matters that may properly come before the Meeting. As of the date of this Circular, the management of Bluestone is not aware of any amendments, variations or other matters to come before the Meeting, other than the matters set forth in the Notice of Meeting included in this Circular. If, however, other matters properly come before the Meeting, the persons named in the form of proxy and voting instruction form will vote on them in accordance with their judgment, pursuant to the discretionary authority conferred upon them by the form of proxy with respect to such matters.

Revocation of Proxies

A Registered Bluestone Shareholder or Bluestone Optionholder who has submitted a proxy may revoke it at any time prior to the exercise thereof at the Meeting or any adjournment or postponement thereof.

In addition to revocation in any other manner permitted by law, a proxy may be revoked by:

(a) executing a proxy bearing a later date or by executing a valid notice of revocation, either of the foregoing to be executed by the Registered Bluestone Shareholder or Bluestone Optionholder or such holders' authorized attorney in writing, or, if such a holder is a corporation, under its corporate seal by an officer or duly authorized attorney, and by delivering the proxy bearing a later date to Computershare at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 or to the address of the registered office of the Company at 2800 - 1055 Dunsmuir Street, Vancouver, BC V7X 1L2, at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, the last business day that precedes any reconvening thereof, or to the Chair of the Meeting on the day of the Meeting or any reconvening thereof, or in any other manner provided by law; or

|  Page 45

2024 Special Meeting of Securityholders

(b) personally attending the Meeting and voting the Bluestone Shares and/or Bluestone Options, as applicable.

Upon such deposit, the proxy is revoked. A revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

If you are a Beneficial Bluestone Shareholder, please contact your Intermediary for instructions on how to revoke your voting instructions Intermediary to discuss whether this is possible and what procedures you need to follow. The change or revocation of voting instructions by a Beneficial Bluestone Shareholder can take several days or longer to complete and, accordingly, any such action should be completed well in advance of the deadline given in the proxy or voting instruction form by the Intermediary or its service company to ensure it is effective.

Beneficial Bluestone Shareholder Voting

If you are a Beneficial Bluestone Shareholder, meaning your Bluestone Shares are not registered in your own name, they will be held in the name of a "nominee", usually a bank, trust company, securities dealer, other financial institution or intermediary, or depository, such as CDS & Co., of which an intermediary was a participant and, as such, your nominee will be the entity legally entitled to vote your Bluestone Shares and must seek your instructions as to how to vote your Bluestone Shares.

If you are a Beneficial Bluestone Shareholder, your Intermediary will send you a VIF or, less frequently, a proxy form with this Circular. This form will instruct the Intermediary as to how to vote your Bluestone Shares at the Meeting on your behalf. You must follow the instructions from your Intermediary to vote.

There are two kinds of Beneficial Bluestone Shareholders: (i) those who object to their name being made known to the issuers of securities which they own, known as objecting beneficial owners ("OBOs"); and (ii) those who do not object to their name being made known to the issuers of securities which they own, known as non-objecting beneficial owners ("NOBOs").

Intermediaries are required to forward the Meeting materials to Beneficial Bluestone Shareholders unless in the case of certain proxy-related materials the Beneficial Bluestone Shareholder has waived the right to receive them. The majority of Intermediaries now delegate responsibility for obtaining instructions from beneficial shareholders to Broadridge. Broadridge typically mails a VIF to Beneficial Bluestone Shareholders and asks Beneficial Bluestone Shareholders to return the VIF to Broadridge. The Company may utilize Broadridgeʼs QuickVote™ system to assist NOBOs with voting their Bluestone Shares over the telephone.

For greater certainty, Beneficial Bluestone Shareholders should note that they are not entitled to use a VIF or proxy form received from Broadridge or their Intermediary to vote Bluestone Shares directly at the Meeting. Instead, the Beneficial Bluestone Shareholder must complete the VIF or proxy form and return it as instructed on the form. The Beneficial Bluestone Shareholder must complete these steps well in advance of the Meeting in order to ensure such Bluestone Shares are voted.

If you are a Beneficial Bluestone Shareholder, your intermediary will have provided to you a VIF. The Company intends to reimburse intermediaries for the delivery of the meeting materials to OBOs.

In the alternative, if you wish to attend and vote at the Meeting or have another person attend and vote on your behalf, indicate your name or the name of your proxyholder, as applicable, in the VIF or proxy form, and return it as instructed by your Intermediary. You will also have to register yourself as your proxyholder, as described above in "Appointment of Proxyholders". Your Intermediary may have also provided you with the option of appointing yourself or someone else to attend and vote on your behalf at the Meeting.

|  Page 46

2024 Special Meeting of Securityholders

Notice-And-Access

The Company is not sending this Circular to Registered Bluestone Shareholders or Bluestone Optionholders or Beneficial Bluestone Shareholders using "notice-and-access" as defined under National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Our authorized share structure consists of an unlimited number of Bluestone Shares without par value.

Any Bluestone Shareholder or Bluestone Optionholder of record at the close of business on November 12, 2024 is entitled to vote or by proxy at the Meeting. As at the Record Date, we have issued and outstanding 152,355,607 fully paid and non-assessable Bluestone Shares, each Bluestone Share entitling the holder thereof to one vote on the Arrangement Resolution.

Bluestone Optionholders will also be entitled to vote with the Bluestone Shareholders together as a single class on the Arrangement Resolution on the basis of one vote for each Bluestone Option held (in each case whether vested or unvested), as applicable. As at the Record Date, a total of 14,023,892 Bluestone Options were issued and outstanding. Accordingly, the maximum number of expected potential votes at the Meeting in respect of outstanding Bluestone Shares and Bluestone Options totals 166,379,499.

The quorum for the transaction of business at the Meeting is one person present in person or by proxy. Bluestone Shareholders, or Bluestone Optionholders who participate in and/or vote at the Meeting are deemed to be present at the Meeting for all purposes, including quorum.

To the knowledge of the directors or executive officers of the Company as of November 12, 2024, no person beneficially owns, directly or indirectly, or exercises control or direction over, Bluestone Shares and/or Bluestone Options collectively carrying 10% or more of the cumulative voting rights of Bluestone Shareholders and Bluestone Optionholders at the Meeting, except for the following:

Securityholder Name	Securities so Owned, Controlled or Directed	% of the Class of Outstanding Voting Securities of the Company
Nemesia S.à.r.l.	41,436,489 Bluestone Shares	24.90%

THE ARRANGEMENT

Background to the Arrangement

The entering into of the Arrangement Agreement was the result of a review by Bluestone of the available strategic alternatives and seeking to maximize value to its stakeholders. The terms of the Arrangement Agreement were arrived at through extensive arm's length negotiations conducted among representatives of Bluestone and Aura, including their respective financial and legal advisors. The following is a summary of the principal events that preceded the execution of the Arrangement Agreement and the public announcement of the Arrangement on October 28, 2024.

Bluestone's management team and the Board regularly review and consider Bluestone's long-term strategic plans and objectives with the goal of enhancing shareholder value, including assessing the relative merits of continuing as an independent enterprise, business combinations or acquisitions, and other strategic opportunities.

|  Page 47

2024 Special Meeting of Securityholders

On July 6, 2023, the Company publicly announced that it had commenced a strategic review process to explore and evaluate potential strategic alternatives to further advance the Cerro Blanco Project and the Mita Geothermal Project, including the potential sale of part or all of the assets of the Company, a sale of the Company, a merger or other business combination with another party, or other strategic transaction.

Over the following year, management ran an active and extensive sale process in which over 100 potentially interested parties were contacted. Of these parties, 9 signed confidentiality agreements and were given access to an online dataroom.

In the meantime, Bluestone continued to advance the Cerro Blanco Project and de-risk the Cerro Blanco Project by trying to obtain the environmental permit amendment from Guatemala's Ministry of Environment and Natural Resources ("MARN"). As one strategic alternative, Bluestone considered developing the Cerro Blanco Project on its own or with a partner. On January 18, 2024, the Company announced that MARN approved the environmental permit amendment for the Cerro Blanco Project to change the mining method from the existing permitted underground development to surface mining development.

In February 2024, the Company received initial indicative proposals from 3 different parties, being Party 1, Party 2 and Aura (the "Initial Parties").

Over the month of April 2024, site visits at the Cerro Blanco Project were conducted with the Initial Parties and in May 2024, the Company asked those parties to submit final non-binding proposals by June 26, 2024.

On June 17, 2024, the Company reported that MARN had notified the Company that it was challenging the approval procedure that approved the environmental permit amendment for the Cerro Blanco Project. On June 21, 2024, the Company disclosed that it was appealing the notification from MARN.

On June 19, 2024, after discussions and having considered the advice of Blakes, the Board approved the formation of the Special Committee comprised of Jill Donaldson, Martino De Ciccio and Jamie Beck (each an independent director of Bluestone). The Board also approved a broad mandate for the Special Committee that included responsibility for, among other things, reviewing, assessing and examining, and reporting to the Board on any proposals or offers to acquire all of the issued and outstanding securities of the Company, and reviewing, assessing and examining any strategic alternatives available to Bluestone that may offer greater value to Bluestone Shareholders and which may otherwise be in the best interests of the Company. In carrying out its responsibilities, the Special Committee was authorized to, among other things, retain financial and other advisors if required or considered to be appropriate in the circumstances. Blakes advised the Board on its duties as directors. The members of the Board were provided with an opportunity to ask questions and received responses from Blakes.

By June 26, 2024, the Company received non-binding proposals from the 3 different parties, including Aura (the "Initial Proposals"). The initial Aura proposal ("Initial Aura Proposal") provided for an acquisition of all of the issued and outstanding Bluestone Shares for upfront cash consideration and additional cash proceeds contingent on the occurrence of certain production milestones at the Cerro Blanco Project. The initial Party 1 proposal ("Initial Party 1 Proposal") provided for multiple alternative acquisition structures comprised of upfront and contingent consideration at a premium to Bluestone's current market price but contemplated that the exchange ratio would be re-negotiated and determined at the time of announcement. The Party 2 Proposal was less than the proposals received from Aura and Party 1.

On June 28, 2024, the Special Committee held its first meeting to consider the Initial Proposals. At this meeting, the Special Committee also selected Jill Donaldson as its chair and retained Stikeman Elliott LLP as its legal counsel. At a meeting held on July 4, 2024, Stikeman advised the Special Committee on its duties as directors. The members of the Special Committee were provided with an opportunity to ask questions and received responses from Stikeman. The Special Committee also further discussed the Initial Proposals.

The Special Committee held subsequent meetings to consider the Initial Proposals on July 12, 2024, July 19, 2024 and July 26, 2024. Management also conducted bid clarification calls between June 28, 2024 and July 12, 2024 and requested bidders to increase the consideration they had initially offered. The Special Committee ultimately instructed management to advance discussions with all three parties, including requesting that management ask all three parties to increase the consideration they were offering.

|  Page 48

2024 Special Meeting of Securityholders

On July 12, 2024, the Special Committee determined that Party 1 was the preferred bidder, and subsequently determined at its July 19, 2024 meeting to discontinue discussions with Party 2 and focus on the proposals made by Aura and Party 1.

On July 24, 2024, Aura delivered a second unsolicited non-binding proposal ("Second Aura Proposal") to Bluestone with respect to a proposed acquisition by Aura of all of the issued and outstanding Bluestone Shares for upfront consideration consisting of: (i) cash consideration in an amount greater than the upfront cash consideration set out in the Initial Aura Proposal; and (ii) a certain amount of Aura Shares, along with additional cash proceeds contingent on the occurrence of certain production milestones at the Cerro Blanco Project, in an amount greater than the contingent cash proceeds set out in the Initial Aura Proposal, with the sum of all the consideration payable (assuming payment of all consideration) being a premium to Bluestone's current market price. The Second Aura Proposal requested that the parties enter into exclusive negotiations.

On July 25, 2024 the Special Committee met and reviewed the Second Aura Proposal and determined that the Party 1 proposal still offered Shareholders better value than the Second Aura Proposal and that Party 1 remained the preferred bidder.

On July 26, 2024 Management delivered to Party 1 a draft term sheet based on the Initial Party 1 Proposal.

On August 5, 2024, Party 1 delivered a second proposal inclusive of a revised term sheet ("Second Party 1 Proposal") that provided for an acquisition of substantially all of the assets of Bluestone at the same form of consideration of its Initial Party 1 Proposal and conditional on the parties entering into exclusive negotiations. The Second Party 1 Proposal continued to require that the parties would re-negotiate the exchange ratio at the time of the announcement.

On August 15, 2024, management of Bluestone and Party 1 met to discuss the Second Party 1 Proposal. Party 1 would not commit to a fixed exchange ratio or to update pricing based on current share prices and negotiations were suspended.

On September 1, 2024, Aura delivered a third non-binding proposal ("Third Aura Proposal") to Bluestone with respect to a proposed acquisition by Aura of all of the issued and outstanding Bluestone Shares for a higher value than the Second Aura Proposal, with increased upfront cash and Aura Share consideration and less contingent cash consideration when compared to the Second Aura Proposal. Assuming payment of all consideration, the Third Aura Proposal was also a premium to Bluestone's current market price. The Third Aura Proposal requested that the parties enter into exclusive negotiations.

On September 3, 2024, the Special Committee met to consider the Third Aura Proposal. The members of the Special Committee were provided with an opportunity to ask questions and received responses from Stikeman. The Special Committee discussed various alternatives that the Company could take in response to receipt of the Third Aura Proposal. This discussion included: (a) a comparison between the consideration offered in the Third Aura Proposal and the estimated value of the Company based on a number of different financial metrics; (b) the likelihood of increasing the consideration with further negotiation; (c) the likelihood of alternative proposals from other parties (including Party 1) including which potential alternative would be in the best interests of the Company and the risks and opportunities associated with each potential alternative; and (d) the timing of the Third Aura Proposal and the merits of entering into exclusivity. The Special Committee reviewed and evaluated the Third Aura Proposal, considered comparisons to precedent transactions and a comparison to the Company's standalone prospects. The Special Committee authorized management to enter into exclusive negotiations with Aura but to reduce the proposed exclusivity period.

On September 6, 2024, Aura and Bluestone entered into a non-binding letter of intent and exclusivity agreement with respect to the Third Aura Proposal.

On September 11, 2024, Aura's legal counsel was provided with access to Bluestone's dataroom. Bluestone continued with its technical, financial, and legal due diligence of Aura.

|  Page 49

2024 Special Meeting of Securityholders

On September 26, 2024, Aura delivered a draft arrangement agreement to Bluestone.

During the remainder of September and over the course of October 2024, Bluestone and Aura negotiated the definitive documents extensively and the Special Committee met on numerous occasions to discuss the merits of the proposed transaction with Aura.

After receiving the draft Arrangement Agreement on September 26, 2024, the Special Committee met to discuss certain key issues relating to the Arrangement and Aura's portfolio of assets, and to receive an update on due diligence on the Aura assets. The Special Committee also received an overview of the status of the transaction and provided instructions on certain aspects of the draft Arrangement Agreement to Blakes.

On October 8, 2024, Bluestone management toured and reviewed the technical and financial aspects of Aura's San Andres mine operation in Honduras.

On October 10, 2024, Bluestone delivered a revised draft of the Arrangement Agreement to Aura.

On October 10, 2024, the Special Committee retained GenCap as its financial advisor and to provide a fixed fee fairness opinion in connection with a potential change of control transaction.

On October 15, 2024, Aura delivered a revised draft of the Arrangement Agreement to Bluestone.

On October 18, 2024, Bluestone delivered a revised draft of the Arrangement Agreement to Aura.

On October 22nd and 23rd, 2024, Bluestone and Aura management met in person in Mexico to discuss various outstanding commercial points on the proposed Transaction and to tour and review the technical and financial aspects of the Aranzazu mine operation.

In the afternoon of October 24, 2024 and in the morning of October 25, 2024, Aura and Bluestone, and their respective legal counsel, met to discuss certain outstanding points on the Arrangement Agreement.

On October 25, 2024, the Special Committee and Stikeman met with GenCap during which GenCap provided its oral opinion, which was subsequently confirmed by delivery of a written opinion, that, as of October 25, 2024, and subject to the assumptions, limitations, and qualifications set out therein, the Consideration is fair, from a financial point of view, to the Bluestone Shareholders. After discussion and consideration, including a review of the terms and conditions of the proposed transaction and, in particular, the ability to respond to Superior Proposals, the benefits and risks associated with the Arrangement, the business and future prospects of Bluestone, the expected timing, the risks associated with the Arrangement, the Bluestone Fairness Opinion and other relevant matters, the Special Committee unanimously determined that the Arrangement is fair to the Bluestone Shareholders and the Arrangement and the entering into of the Arrangement Agreement are in the best interests of Bluestone. Following this meeting, the Special Committee met with the full Board and Bluestone's senior management, together with representatives of Blakes, Stikeman and GenCap. At this meeting, the Special Committee unanimously recommended to the Board that the Board approve the Arrangement and the entering into of the Arrangement Agreement and ancillary agreements, and recommend that Bluestone Securityholders vote in favour of the Arrangement.

Following the receipt of the report of the Special Committee, Blakes reviewed with the Board the terms of the Arrangement Agreement and ancillary agreements to be entered into in connection with the Arrangement, and the Board was provided with the opportunity to ask questions of Bluestone's senior management and of its legal and financial advisor. After a discussion and taking into consideration the unanimous recommendation of the Special Committee, its own assessment of the proposed transaction and the interests of Bluestone and the Bluestone Shareholders, the Bluestone Fairness Opinion and other relevant matters, the Board unanimously determined that the Consideration is fair to the Bluestone Shareholders and the Arrangement and the entering into of the Arrangement Agreement are in the best interests of Bluestone. The Board unanimously approved entering into the Arrangement Agreement and the ancillary agreements and resolved to recommend that Bluestone Securityholders vote in favour of the Arrangement. Bluestone and Aura executed the Arrangement Agreement late in the evening of October 25, 2024, effective as of October 25, 2024, and jointly announced the Arrangement prior to the open of the market on October 28, 2024.

|  Page 50

2024 Special Meeting of Securityholders

Reasons for the Arrangement

In evaluating and unanimously approving the Arrangement, the Special Committee and the Board gave careful consideration to the current position and condition and the expected and potential future position and condition of the business of the Company, and all terms of the Arrangement Agreement, including the conditions precedent, representations and warranties and deal protection provisions. The Special Committee and the Board considered a number of factors including, among others, the following:

• Compelling Value - The total value of the Consideration to be received by Bluestone Shareholders pursuant to the Arrangement Agreement represents, assuming the Consideration is paid in full, a premium to the trading value of the Bluestone Shares of approximately 51% premium to the Company's spot share price and approximately 40% premium to the 25-day volume weighted average trading price of the Bluestone Shares as at October 24, 2024.

• Strategic Review - The Arrangement is the result of a robust strategic review process carried out by management of the Company and overseen by the Board until formation of the Special Committee, at which time the Special Committee assumed primary oversight of the process. The process was conducted over a period of more than 12 months. The Consideration under the Arrangement represents the highest price attained for a sale of the Company as a result of this strategic review process. As part of its work in providing the Bluestone Fairness Opinion, the Bluestone Financial Advisors assessed the strategic review process which was run by management of the Company and agreed with the decision of the Special Committee and management to accept the final proposal from Aura and enter into a period of exclusivity to mutually pursue a transaction.

• Compelling Value Relative to Strategic Alternative - After a thorough review and after receiving legal and financial advice, including the Bluestone Fairness Opinion, it was determined that the Arrangement is more favourable to the Company than the potential value that might have resulted from the only other strategic alternative reasonably available to the Company, namely, the status quo and the Company "going it alone". In making that determination, the Special Committee considered information provided by management of the Company concerning the business, operations, property, assets, financial condition, operating results and prospects of the Company and evaluated the Arrangement in the context of current and prospective industry, economic and market conditions and trends affecting the Company. Most particularly, the Special Committee considered the ability of the Company to "go it alone" with the Cerro Blanco Project as its only asset in the face of the difficult mine development process in Guatemala and the uncertainty of the funding support via the Nemesia Debt continuing past maturity. It was determined that the Company's share price was likely to deteriorate indefinitely as further, increasingly dilutive, equity financings would be required. The Board also considered the numerous examples of public mining companies with promising projects with large gold endowments that were met with indefinite permit hurdles and/or local opposition and became orphaned, illiquid issuers.

• Special Committee Oversight - The strategic review process was overseen by the Special Committee, which is comprised entirely of independent directors. The Arrangement Agreement is the result of extensive and deliberate arm's length negotiations.

• Uncertainty regarding Extension of Nemesia S.à.r.l. Debt - The Special Committee considered that the facility in respect of the existing Nemesia Debt matures in March 2025 and there is uncertainty as to whether it will be extended. The Company has drawn approximately US$17 million under the Nemesia Debt. The Company has benefitted significantly from the inexpensive, readily available funding provided under the Nemesia Debt. If the Nemesia Debt is not extended, it will need to be repaid, possibly via a highly dilutive equity financing.

|  Page 51

2024 Special Meeting of Securityholders

• Cash Consideration - The Cash Consideration to be received under the Arrangement Agreement provides Bluestone Shareholders with certainty of value, immediate liquidity, and removes the risk associated with the Company remaining an independent public entity amidst an uncertain outlook for the Cerro Blanco Project.

• Ownership in a Leading Americas-Focused Gold and Copper Producer - Pursuant to the Share Consideration, Bluestone Shareholders will participate in any future increases in value in the Aura Shares that might result from future growth and the potential achievement of Aura's long-term plans. Aura is a high-growth, multi-jurisdiction, gold and copper producer focused on the operation and development of gold and base metal projects in the Americas, with gold and copper projects in Brazil, Mexico, and Honduras, and future projects that are at different stages of development in Brazil and Colombia. The Aura Shares comprising the Share Consideration offer immediate liquidity, along with near- and medium-term growth, complemented by Aura's technical, operational and financial capability.

• Potential Additional Consideration - The Contingent Consideration provides the Bluestone Shareholders with an opportunity to receive up to an additional $0.2120 per Bluestone Share if commercial production at the Cerro Blanco Project commences, subject to the terms of Rights Indenture and the Arrangement Agreement.

• Bluestone Fairness Opinion - The Bluestone Fairness Opinion received by the Board and the Special Committee on October 25, 2024 provided that, as of the date thereof and subject to the assumptions, limitations and qualifications contained therein, the Consideration to be received by Bluestone Shareholders pursuant to the Arrangement is fair from a financial point of view to Bluestone Shareholders. See "The Arrangement - Fairness Opinions - Bluestone Fairness Opinion" in this Circular. Securityholders are urged to read the Bluestone Fairness Opinion in its entirety. The full text of the Bluestone Fairness Opinion attached as Appendix E to this Circular.

• Continued Exposure to the Company's Assets - Bluestone Shareholders, through the Share Consideration, will retain some exposure to the Company's assets, including the Cerro Blanco Project.

• Flexibility - The Arrangement provides flexibility to the Bluestone Shareholders depending on their views on timeline for development of the Cerro Blanco Project. Bluestone Shareholders who do not wish to continue their exposure to the Cerro Blanco Project can elect to receive Cash Consideration or immediately sell the Aura Shares received as Share Consideration. For those Bluestone Shareholders that wish to continue their exposure to Cerro Blanco, they can elect to receive Share Consideration and/or use Cash Consideration to buy Aura Shares or CVRs in the open market.

• Current Company Financial Needs - The Company's cash on hand is not sufficient to fund the Company's future operations. To fund those operations the Company would need to raise additional equity or debt financing or monetize assets. In the current market for equity and debt financing and given the current volatility of the capital markets, there can be no assurance that the Company will be able to raise such additional financing on reasonable terms or at all. Further, any equity financing would likely be highly dilutive to Bluestone Shareholders. The Arrangement avoids the need for the Company to complete such financing or asset transactions.

• Credibility of Purchaser - Aura has demonstrated commitment, credit worthiness and a track record of completing similar transactions which is indicative of the ability of Aura to complete the transactions contemplated by the Arrangement Agreement. The Arrangement is not subject to a financing condition.

• Limited Conditionality and Execution Risk - Aura's obligation to complete the Arrangement is subject to a limited number of conditions. In addition, the Special Committee considered the likelihood of receiving the required securityholder and court approvals for closing of the Arrangement in the time period set out in the Arrangement Agreement.

|  Page 52

2024 Special Meeting of Securityholders

• Securityholder Approval - The Arrangement Resolution must be approved by at least (i) 66⅔% of the votes cast by Bluestone Shareholders present or represented by proxy at the Meeting; (ii) 66⅔% of the votes cast by Bluestone Securityholders, voting together as a single class, present or represented by proxy at the Meeting; and (iii) a majority of the votes cast by Bluestone Shareholders other than votes attached to Bluestone Shares required to be excluded pursuant to MI 61-101.

• Court Approval - In order to become effective, the Arrangement must be approved by the Court, which will consider, among other things, the substantive and procedural fairness and reasonableness of the Arrangement to Bluestone Securityholders.

• Dissent Rights - Registered Bluestone Shareholders will be provided with the right to exercise dissent rights in connection with the Arrangement.

• Voting Agreements - Aura has entered into voting agreements with the Bluestone Locked-Up Securityholders who collectively beneficially own or control approximately 40% of the issued and outstanding Bluestone Securities, which provide, among other things, that such Bluestone Locked-Up Securityholders will vote in favour of the Arrangement subject to the terms and conditions of the voting agreements.

• Fiduciary Out - Under the Arrangement Agreement, the Board, in certain circumstances, is able to consider, accept and enter into a definitive agreement with respect to a Superior Proposal and terminate the Arrangement Agreement and the Termination Fee in those circumstances is reasonable in the circumstances and not preclusive of other offers.

The Special Committee and the Board also considered a variety of risks and other potentially negative factors relating to the Arrangement, including, among others:

• Aura and the Company may not integrate successfully and/or Aura may not successfully bring the Cerro Blanco Project into production, resulting in the Contingent Consideration not being paid to the Bluestone Shareholders;

• Directors and executive officers of the Company may have interests in the Arrangement that are different from those of Bluestone Shareholders generally;

• The Arrangement Agreement exposes the Company to certain contingent liabilities in connection with indemnification and other obligations under the Arrangement Agreement.

• The Arrangement Agreement restricts the Company from taking certain specified actions without consent of Aura until the Arrangement is completed.

• If the Arrangement is not approved by Bluestone Securityholders, or the Arrangement is otherwise not completed, the market price of the Bluestone Shares may decline and there can be no assurance that the Board will be able to find a party will to pay an equivalent or more attractive price than the Consideration to be paid to Bluestone Shareholders pursuant to the Arrangement.

• A substantial number of Bluestone Shareholders could exercise their right to dissent in respect of the Arrangement.

• Closing of the Arrangement may be delayed, may be completed on different terms or may not occur at all.

• The Company will incur costs even if the Arrangement is not completed and may have to pay a termination fee to Aura in certain circumstances.

|  Page 53

2024 Special Meeting of Securityholders

Ultimately, the Special Committee concluded that, overall, the anticipated benefits of the Arrangement to the Company and the Bluestone Securityholders outweigh these risks and negative factors.

The above discussion of the information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but is believed by the Special Committee and the Board to include the material factors considered by the Special Committee and the Board in their assessment of the Arrangement. In view of the wide variety of factors considered by the Special Committee and the Board in connection with their assessment of the Arrangement and the complexity of such matters, neither the Special Committee nor the Board considered it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the foregoing factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Special Committee and/or the Board may have given different weights to various factors and may have applied different analyses to each of the material factors considered by the Special Committee and the Board.

The Board's reasons for recommending the Arrangement include certain assumptions relating to forward-looking information and such information and assumptions are subject to various risks. This information should be read in light of the factors described under the section entitled "Forward-Looking Statements" and under the heading "Risks Related to the Arrangement".

Fairness Opinion

Bluestone Fairness Opinion

In connection with the evaluation of the Arrangement, the Special Committee and the Board received and considered, among other things, the Bluestone Fairness Opinion.

Pursuant to an engagement letter dated October 12, 2024, the Company retained the Bluestone Financial Advisors as a financial advisor as to the fairness, from a financial point of view, of the consideration to be received by Bluestone Shareholders pursuant to a potential transaction.

On October 25, 2024, at a meeting of the Special Committee held to evaluate the proposed Arrangement, the Bluestone Financial Advisors delivered an oral opinion to the Special Committee and the Board, which was subsequently confirmed in writing. The Bluestone Fairness Opinion concluded that, as of October 25, 2024, based on the assumptions, limitations and qualifications therein, the Consideration to be received by Bluestone Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Bluestone Shareholders.

Bluestone Securityholders are urged to read the Bluestone Fairness Opinion in its entirety. The summary above is qualified in its entirety by reference to the full text of the written Bluestone Fairness Opinion, which among other things (a) describes the assumptions made, information reviewed, matters considered, qualifications, and limitations on the review undertaken by the Bluestone Financial Advisors and (b) summarizes the material financial analyses considered and certain additional factors considered by the Bluestone Financial Advisors in connection with the Bluestone Fairness Opinion, is attached as Appendix E to this Circular. The Bluestone Financial Advisors provided the Bluestone Fairness Opinion solely for the information of the members of the Special Committee and the Board (solely in their capacities as such), and the Bluestone Fairness Opinion was only one of many factors considered by the Special Committee and the Board in connection with their evaluation of the Arrangement. The Bluestone Fairness Opinion does not address any other terms, aspects or implications of the Arrangement. The Bluestone Fairness Opinion may not be relied upon by any other person or used for any other purpose. The Bluestone Financial Advisors expressed no view as to, and its opinion did not address, the underlying business decision of Bluestone to effect or enter into the Arrangement. The Bluestone Fairness Opinion is not intended to be and does not constitute a recommendation as to any election that a Bluestone Shareholder might make or how the Board, the Special Committee or any Bluestone Securityholder should vote or act on any matters relating to the proposed Arrangement, or otherwise. The Bluestone Fairness Opinion may not be reproduced, disseminated, quoted from or referred to (in whole or in part), without the prior written consent of the Bluestone Financial Advisors, which consent has been obtained for the purpose of the inclusion of the Bluestone Fairness Opinion and the summary thereof in this Circular.

|  Page 54

2024 Special Meeting of Securityholders

Under the terms of the engagement, the Bluestone Financial Advisors received a fixed fee for rendering the Bluestone Fairness Opinion. The fee payable to the Bluestone Financial Advisors under the engagement letter is not contingent upon the conclusions reached in the Bluestone Fairness Opinion, or upon the successful completion of the Arrangement or any other transaction. In addition, Bluestone has agreed to reimburse the Bluestone Financial Advisors for all of its reasonable out-of-pocket expenses incurred in respect of its engagement and to indemnify the Bluestone Financial Advisors against certain liabilities which may arise out of its engagement.

Voting Support Agreements

The Bluestone Locked-Up Securityholders have entered into the Bluestone Voting Agreements with Aura pursuant to which they have agreed to vote in favour of the Arrangement Resolution. As of November 12, 2024, the Bluestone Locked-Up Securityholders hold (i) a total of 58,450,967 Bluestone Shares, representing approximately 38.36% of the outstanding Bluestone Shares, and (ii) a total of 8,320,759 Bluestone Options, representing approximately 59.33% of the outstanding Bluestone Options, for a total of approximately 40% of the Company's outstanding Bluestone Securities that will have voting rights at the Meeting.

The Bluestone Locked-Up Securityholders have agreed, subject to the terms of the Bluestone Voting Agreements, among other things: (i) vote any Bluestone Shares and Bluestone Options in favour of the Plan of Arrangement and any actions required in furtherance of, or that could be reasonably expected to facilitate, the Arrangement, and to oppose any proposed action by any Person that could prevent, interfere with or delay the completion of the Arrangement; (ii) to notify Aura of any acquisition by the Bluestone Locked-Up Securityholder (directly or indirectly) of any Bluestone Securities after the date of the Bluestone Voting Agreement; (iii) to immediately cease any existing solicitation, encouragement, discussions, negotiations or other activities commenced prior to the date of the Bluestone Voting Agreement (other than Aura and its subsidiaries or affiliates) conducted by Bluestone or any subsidiaries or representatives with respect to inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal; (iv) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Aura or any of its subsidiaries) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, (B) enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (other than Aura and its subsidiaries or affiliates) in respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an Acquisition Proposal, or (C) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principal, agreement, arrangement or understanding related to any Acquisition Proposal; (v) will not option, sell, transfer, pledge, encumber, grant security interest in, hypothecate or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Bluestone Shares or Bluestone Options, or any right or interest in any of the Bluestone Shares or Bluestone Options (legal or equitable) to any Person (except Aura) or agree to do the foregoing (except this item (v) will not prevent the Bluestone Locked-Up Securityholder from exercising any Bluestone Options); (vi) not to grant any proxy, power of attorney or other right to vote the Bluestone Shares or Bluestone Options, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consent or approval of any kind to any of the Bluestone Shares or Bluestone Options; (vii) not to exercise any statutory or other right to dissent in connection with the Arrangement; and (viii) not to take any other action of any kind, directly or indirectly, that might reasonably be regarded as likely to reduce the success of the Arrangement, or delay or interfere with the completion of the Arrangement or the ability of the Bluestone Locked-Up Securityholder to perform its obligations under the Bluestone Voting Agreement. The Bluestone Voting Agreement does not bind a Bluestone Locked-Up Securityholder in his or her capacity as a director or officer of the Company or limit or restrict a Bluestone Locked-Up Securityholder from properly fulfilling his or her fiduciary duties as a director or officer of the Company.

|  Page 55

2024 Special Meeting of Securityholders

Each Bluestone Voting Agreement may also be terminated (a) by Aura, at any time by written notice; (b) by the Bluestone Locked-Up Securityholder by written notice if Aura takes any of the following actions, or permits any of the following actions to be taken, without prior consent of the Bluestone Locked-Up Securityholder: (i) changing the amount or form of consideration payable to the Bluestone Locked-Up Securityholder under the Plan of Arrangement, other than to increase the total consideration per Bluestone Share and/or add additional consideration; or (ii) otherwise vary the terms of the Plan of Arrangement in a manner that is adverse to Bluestone Shareholders.

The Bluestone Voting Agreement will automatically terminate at the Effective Time or upon the termination of the Arrangement Agreement.

Interests of Certain Persons in the Arrangement

In considering the Arrangement and the recommendation of the Board with respect to the Arrangement, Bluestone Securityholders should be aware that certain directors and senior officers of the Company have certain interests that are, or may be, different from, or in addition to, the interests of other Bluestone Securityholders generally, which may present them with actual or potential conflicts of interest in connection with the Arrangement. The Board is aware of these interests and considered them along with the other matters described above in "The Arrangement - Reasons for the Arrangement". These interests include those described below.

Bluestone Securities Held by Directors and Senior Officers of the Company

The table below sets out, for each director and senior officer of the Company, the number of Bluestone Shares and Bluestone Options beneficially owned or controlled or directed by each of them and their Associates and affiliates that will be entitled to be voted at the Meeting, as of November 12, 2024.

Name and Position with the Company	Number of Bluestone Shares and % of Voting Class(1)(2)	Bluestone Options and % of Voting Class(1)(2)
PETER HEMSTEAD British Columbia, Canada Board Chair, President and Chief Executive Officer	507,100 (0.33%)	3,386,900 (24.15%)
JILL DONALDSON British Columbia, Canada Lead Director	Nil	700,000 (4.99%)
JAMES BECK British Columbia, Canada Director	20,500 (0.01%)	1,087,500 (7.75%)
MARTINO DE CICCIO London, United Kingdom Director	Nil	600,000 (4.28%)
DAVE DICAIRE British Columbia, Canada Director	Nil	1,012,500 (7.22%)
JOYCE NGO British Columbia, Canada Director	Nil	633,334 (4.52%)
NEVIN LAU British Columbia, Canada Chief Financial Officer	13,400 (0.01%)	703,881 (5.02%)

|  Page 56

2024 Special Meeting of Securityholders

Name and Position with the Company	Number of Bluestone Shares and % of Voting Class(1)(2)	Bluestone Options and % of Voting Class(1)(2)
PENNY JOHNSON British Columbia, Canada Corporate Secretary	Nil	196,644 (1.40%)
TOTAL(3)	541,000 (0.36%)	8,320,759 (59.33%)

Notes:

(1) Represents the percentage of votes held taking into account the votes attached to Bluestone Shares and Bluestone Options, respectively, as of the Record Date.

(2) Totals rounded to nearest hundredth of a percent.

(3) The directors and senior officers together, as of the Record Date, hold an aggregate of 8,861,759 Bluestone Securities that will be entitled to be voted at the Meeting, representing approximately 5.33% of the issued and outstanding Bluestone Securities that will be entitled to vote at the Meeting. Pursuant to the Bluestone Voting Agreements, the directors and senior officers of the Company agreed with Aura to, among other things, vote or cause to be voted such Bluestone Securities in favour of the Arrangement Resolution. See "Arrangement - Voting Support Agreements" for more information.

Bluestone Shares

As of November 12, 2024, the directors and senior officers of the Company beneficially own, control or direct, directly or indirectly, an aggregate of 541,000 Bluestone Shares that will be entitled to be voted at the Meeting, representing approximately 0.36% of the issued and outstanding Bluestone Shares as of the Record Date.

All of the Bluestone Shares owned or controlled by such directors and senior officers of the Company will be treated in the same manner under the Arrangement as Bluestone Shares held by any other Bluestone Shareholder.

If the Arrangement is completed, the directors and senior officers of the Company will receive, as a group and subject to their election, in exchange for such Bluestone Shares, up to an aggregate of $155,267.00 of Cash Consideration, if all the directors and senior officers of the Company elected for the Cash Consideration for each Bluestone Share held, or approximately 9,900.30 Aura Shares of Share Consideration, if all the directors and senior officers of the Company elected for the Share Consideration for each Bluestone Share held.

In addition, the directors and senior officers of the Company will receive, an aggregate of 541,000 CVRs, that will be exchanged for an aggregate of $114,692.00, payable if the CVR Payment Conditions are satisfied prior to the CVR Termination Date.

Bluestone Options

As of November 12, 2024, the directors and senior officers of the Company hold Bluestone Options exercisable for an aggregate of 8,320,759 Bluestone Shares that will be entitled to be voted at the Meeting on the Arrangement Resolution, representing approximately 59.33% of the issued and outstanding Bluestone Options as of the Record Date.

At the Effective Time, each Bluestone Option and outstanding as the Effective Time (whether vested or unvested) shall be disposed of and surrendered by the Bluestone Optionholder without any act or formality on its or their part and without any liability in exchange for a cash payment from Bluestone equal to the Black Scholes Amount. At the Effective Time, all Bluestone Options outstanding immediately prior to the Effective Time shall be cancelled.

If the Arrangement is completed, the directors and senior officers of Bluestone would receive, in exchange for all Bluestone Options held by them, an aggregate of approximately $655,612.00.

|  Page 57

2024 Special Meeting of Securityholders

Employment Agreements

The Company has entered into employment agreements ("Employment Agreements") with the following employees of the Company which provide that, if there is a "Change of Control" (as that term is defined in the Employment Agreement) of the Company and the employee is terminated without cause or for "Good Reason" (as that term is defined in the Employment Agreement), concurrently or within the six-months of the date of the "Change of Control" the employee would be entitled to receive the following amounts and benefits:

• Peter Hemstead, President & CEO - an amount equal to (i) twenty-four months of the current annual salary; (ii) an amount equal to twenty-four months of the greater of the (A) the annual average performance bonuses, if any, actually paid since the start of employment (December 5, 2022) or (B) the current annual salary; and (iii) continuance of any benefits provided under any insured standard benefit plan for twelve months from the date of cessation, provided the employer shall be able to do so under the terms of the plan (with continuance of benefits being subject to the terms and conditions of the plan provider).

• Nevin Lau, CFO -- an amount equal to (i) twelve months of the current annual salary; (ii) an amount equal to the greater of the (A) the annual average performance bonuses, if any, actually paid since the start of employment (December 5, 2022) or (B) nine months of the current annual salary; and (iii) continuance of any benefits provided under any insured standard benefit plan for six months from the date of cessation, provided the employer shall be able to do so under the terms of the plan (with continuance of benefits being subject to the terms and conditions of the plan provider).

Pursuant to the Employment Agreements, if the Arrangement is completed and the entitlements are triggered as described above following the completion of the Arrangement on the Effective Date, the above-mentioned employees would be entitled to collectively receive aggregate compensation of approximately $1,745,695, as follows:

Name	Potential Change of Control Payment
PETER HEMSTEAD	$1,433,461
NEVIN LAU	$312,234

Notes:

(1) Includes the amounts payable for the continuation of benefits over the severance period.

Insurance Indemnification of Directors and Officers of the Company

The Arrangement Agreement provides that, prior to the Effective Time, Bluestone may purchase customary "tail" policies of directors' and officers' liability, products and completed operations liability and employment practices liability insurance from a reputable and financially sound insurance carrier and containing terms and conditions no less favourable in the aggregate to the protection provided by the policies maintained by Bluestone and its subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time and Bluestone will, and will cause its subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Time; provided, that Bluestone and its subsidiaries shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 300% of Bluestone's current annual aggregate premium for policies currently maintained by Bluestone or its subsidiaries. From and after the Effective Time, Aura will cause Bluestone not to take any action to terminate such directors' and officers' liability insurance or adversely affect the rights of Bluestone's present and former directors and officers thereunder.

Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions

Bluestone is a reporting issuer in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Newfoundland and Labrador, Nova Scotia and Prince Edward Island and, accordingly, is subject to MI 61-101. MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among security holders, generally requiring enhanced disclosure, approval by a majority of security holders excluding interested parties and/or, in certain instances, independent valuations and approval and oversight of the transaction by a special committee of independent directors. The protections of MI 61-101 generally apply to "business combinations" (as defined in MI 61-101) that terminate the interests of security holders without their consent.

|  Page 58

2024 Special Meeting of Securityholders

MI 61-101 provides that, in certain circumstances, where a "related party" (as defined in MI 61-101) of an issuer is entitled to receive a "collateral benefit" (as defined in MI 61-101) in connection with an arrangement transaction (such as the Arrangement), such transaction may be considered a "business combination" for the purposes of MI 61-101 and subject to minority approval requirements.

A "collateral benefit", as defined in MI 61-101, includes any benefit that a related party of Bluestone (which includes the directors and senior officers of Bluestone) is entitled to receive, directly or indirectly, as a consequence of the Arrangement, including, without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities or other enhancement in benefits related to past or future services as an employee, director or consultant of Bluestone. However, such a benefit will not constitute a "collateral benefit" provided that certain conditions are satisfied.

Under MI 61-101, a benefit received by a related party of Bluestone is not considered to be a "collateral benefit" if the benefit is received solely in connection with the related party's services as an employee, director or consultant of Bluestone or an affiliated entity and (i) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the Arrangement, (ii) the conferring of the benefit is not, by its terms, conditional on the related party supporting the Arrangement in any manner, (iii) full particulars of the benefit are disclosed in the disclosure document for the transaction, and (iv) either (A) at the time the Arrangement was agreed to, the related party and its associated entities beneficially owned or exercised control or direction over less than 1% of the outstanding Bluestone Shares, or (B) (x) the related party discloses to an independent committee of Bluestone the amount of consideration that the related party expects it will be beneficially entitled to receive, under the terms of the Arrangement, in exchange for the Bluestone Shares beneficially owned by the related party, (y) the independent committee, acting in good faith, determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value referred to in (B) (x), and (z) the independent committee's determination is disclosed in this Circular.

If a "related party" receives a "collateral benefit" in connection with the Arrangement, the Arrangement Resolution will also require "minority approval" in accordance with MI 61-101. If "minority approval" is required, the Arrangement Resolution must also be approved by a majority of the votes cast, excluding those votes beneficially owned, or over which control or direction is exercised, by the "related parties" of Bluestone who receive a "collateral benefit" in connection with the Arrangement.

Certain of the directors and senior officers of the Company hold Bluestone Options. If the Arrangement is completed, all Bluestone Options will be disposed of and surrendered in exchange for a cash payment equal to the Option Consideration, and such directors and senior officers holding Bluestone Options are entitled to the Black Scholes Amount at the Effective Time. In addition, employment agreements with certain senior officers provide that, if that senior officer's employment is terminated within a specified period of time in connection with a "change of control" of the Company, the senior officer would be entitled to receive compensation. See "The Arrangement - Interests of Certain Persons in the Arrangement". The Option Consideration and the compensation payable pursuant to the Employment Agreements may be considered to be "collateral benefits" received by the applicable directors and senior officers of the Company for the purposes of MI 61-101. See "The Arrangement - Plan of Arrangement" and "The Arrangement - Interests of Certain Persons in the Arrangement -Employment Agreements" in this Circular.

Each of Peter Hemstead and Nevin Lau, by virtue of his role as a senior officer of Bluestone, and Peter Hemstead, Jill Donaldson, James Beck, Martino De Ciccio, Dave DiCaire and Joyce Ngo, by virtue of his or her role as a director, is a "related party" of Bluestone (the "Bluestone Executives"). Following disclosure by management of the Company to the Special Committee of the number of Bluestone Securities held by the Bluestone Executives and the total consideration that they are expected to receive pursuant to the Arrangement, the Special Committee has determined that, other than Peter Hemstead, President and Chief Executive Officer and director of the Company, each Bluestone Executive beneficially owns, or exercises control or direction over, less than 1% of the outstanding Bluestone Shares (calculated in accordance with the provisions of MI 61-101). Accordingly, such directors and officers will not be considered to have received a "collateral benefit" under MI 61-101.

|  Page 59

2024 Special Meeting of Securityholders

In the case of Peter Hemstead, director, President and Chief Executive Officer of Bluestone, the Special Committee has determined that Peter Hemstead beneficially owns or exercises control or direction over more than 1% of the Bluestone Shares (calculated in accordance with the provisions of MI 61-101) and, upon the completion of the Arrangement, will receive a change of control payment under the terms of a certain employment agreement dated November 29, 2022, (totaling approximately $1,433,461) and Mr. Hemstead's Black Scholes Amount (totalling approximately $239,164) represent a value that is greater than 5% of the value of the consideration which Mr. Hemstead will receive in connection with the Arrangement. Accordingly, the Special Committee has determined that the change of control payment and the Black Scholes Amount that Peter Hemstead will receive as a result of the completion of the Arrangement constitutes a collateral benefit under MI 61-101, and any Bluestone Shares beneficially owned, or over which control or direction is exercised, directly or indirectly, by Peter Hemstead must be excluded for purposes of determining whether minority approval of the Arrangement Resolution has been obtained. As of the Record Date, Peter Hemstead holds, or exercised control or direction over, directly or indirectly 507,100 Bluestone Shares and 3,386,900 Bluestone Options. As a result, a total of 507,100 Bluestone Shares and 3,386,900 Bluestone Options will be excluded from the "minority approval" vote conducted pursuant to MI 61-101.

To the knowledge of the directors and senior officers of Bluestone, after reasonable enquiry, there have been no prior valuations (as defined in MI 61-101) prepared in respect of Bluestone within the 24 months preceding the date of this Circular.

See "The Arrangement - Interests of Certain Persons in the Arrangement" in this Circular for detailed information regarding the benefits and other payments to be received by each of the directors and senior officers in connection with the Arrangement.

Effect and Details of the Arrangement

General

Pursuant to the Arrangement, all of the issued and outstanding Bluestone Shares (other than Bluestone Shares held by a Dissenting Shareholder who has validly exercised their Dissent Right and Bluestone Shares held by Aura, or any of its affiliates) will be transferred to Aura in exchange for one CVR and either: (a) the Cash Consideration, or (b) the Share Consideration, or a combination of both, subject to pro-ration if the aggregate number amount of Aura Shares to be received by Bluestone Shareholders that elected to receive the Share Consideration under the Arrangement exceeds the Aggregate Share Consideration.

Pursuant to the Arrangement, each Bluestone Option and outstanding as of the Effective Time (whether vested or unvested) shall be disposed of and surrendered by the Bluestone Optionholder without any act or formality on its or their part and without any liability in exchange for a cash payment from Bluestone equal to the Black Scholes Amount. At the effective time of this step, all Bluestone Options outstanding immediately prior to the Effective Time and the Bluestone Long Term Incentive Plan shall be cancelled.

If the Arrangement Resolution is passed by the Required Securityholder Approval, the Final Order is obtained, the Regulatory Approvals are obtained, every other requirement of the BCBCA relating to the Arrangement is complied with and all other conditions disclosed below under "The Arrangement Agreement -Conditions to Closing" are satisfied or waived, the Arrangement will become effective on the Effective Date.

On completion of the Arrangement, Bluestone will be a wholly-owned subsidiary of Aura.

Effects of the Arrangement on Shareholders' Rights

Bluestone Shareholders receiving Aura Shares under the Arrangement will become shareholders of Aura. Aura is a corporation existing under the BVI Business Companies Act (British Virgin Island). See Appendix I for a comparison of certain of these rights and obligations. This summary is not intended to be exhaustive and Bluestone Shareholders are encouraged to consult with their legal advisors for greater detail with respect to these differences.

|  Page 60

2024 Special Meeting of Securityholders

Plan of Arrangement

The following summarizes the steps which will occur under the Plan of Arrangement on the Effective Date, if all conditions to the completion of the Arrangement have been satisfied or waived. The following description of steps is qualified in its entirety by reference to the full text of the Plan of Arrangement, attached as Appendix B to this Circular:

Commencing at the Effective Time, the following shall occur and shall be deemed to occur sequentially in the following order without any further act or formality:

(a) each Bluestone Option outstanding immediately prior to the Effective Time (whether vested or unvested), without any further action or payment except as provided in the Plan of Arrangement, and, notwithstanding the terms of the Bluestone Long Term Incentive Plan, shall be disposed of and surrendered by the holder thereof to Bluestone without any act or formality on their part and without any further liability in exchange for a cash payment from Bluestone equal to the Black Scholes Amount (the aggregate payment amount to all holders of Bluestone Options being, the "Option Consideration"). At the effective time of this step, all Bluestone Options outstanding immediately prior to the Effective Time and the Bluestone Long Term Incentive Plan shall be cancelled.

(b) each Dissenting Share held by a Dissenting Shareholder in respect of which such Dissenting Shareholder has exercised Dissent Rights (and the right of such Dissenting Shareholder to dissent with respect to such Bluestone Share has not terminated or ceased to apply with respect to such Bluestone Share) will, without any action by or on behalf of the Dissenting Shareholder, be deemed to be repurchased by Bluestone and transferred by the holder thereof to Bluestone (free of all Liens) for cancellation, and in respect of the Dissenting Shares so transferred:

(i) the Dissenting Shareholder shall cease to be the holder thereof,

(ii) the name of the Dissenting Shareholder shall be removed from the central securities register maintained by or on behalf of Bluestone in respect of the Bluestone Shares, and

(iii) the Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to effect the transfer thereof;

(c) each Bluestone Shareholder shall transfer to Aura each whole Bluestone Share held (other than any Bluestone Shares held by Aura immediately before the Effective Time), in exchange for:

(i) one CVR; and

(ii) (1) in the case of a Bluestone Share for which the Cash Election was made or deemed to have been made, as described below and set out in the Plan of Arrangement, the Cash Consideration, or (2) in the case of a Bluestone Share for which the Share Election was made, as described below and set out in the Plan of Arrangement, the Share Consideration,

in each case subject to proration, as described below and set out in the Plan of Arrangement, and in respect of the Bluestone Shares so transferred:

(iii) the Bluestone Shareholder shall cease to be the holder thereof,

(iv) the name of the Bluestone Shareholder shall be removed from the central securities register maintained by or on behalf of Bluestone in respect of the Bluestone Shares,

|  Page 61

2024 Special Meeting of Securityholders

(v) the Bluestone Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to effect the transfer thereof, and

(vi) the name of Aura shall be added to the central securities register maintained by or on behalf of Bluestone in respect of the Bluestone Shares as the holder thereof.

Elections under the Plan of Arrangement

With respect to the transfer of Bluestone Shares made by a Bluestone Shareholder pursuant to the Plan of Arrangement:

(a) each Bluestone Shareholder, other than a Dissenting Shareholder shall, by depositing with the Depositary prior to the Election Deadline a duly completed Letter of Transmittal together with the certificates representing all Bluestone Shares held before the Effective Time, indicate:

(i) the number of Bluestone Shares for which the Bluestone Shareholder elects to receive the Cash Consideration (the "Cash Election"), and

(ii) the number of Bluestone Shares for which the Bluestone Shareholder elects to receive the Share Consideration (the "Share Election"),

in each case subject to proration as described below and set out in the Plan of Arrangement;

(b) any Bluestone Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal prior to the Election Deadline or otherwise fails to fully comply with the requirements of item (a) above shall be deemed to have made the Cash Election for all Bluestone Shares held;

(c) any deposit of a Letter of Transmittal and the accompanying certificate(s) representing Bluestone Shares shall be made at the address of the Depositary specified in the Letter of Transmittal; and

(d) any registered Bluestone Shareholder who holds Bluestone Shares as a nominee, custodian, depositary, trustee or in any other representative capacity for beneficial owners of Bluestone Shares shall submit a separate Letter of Transmittal in accordance with the instructions of such beneficial owner for each such beneficial owner.

Pro-ration of Share Consideration

The maximum number of Aura Shares that may, in the aggregate, be issued to the Bluestone Shareholders that elect to receive the Share Consideration in consideration for their Bluestone Shares shall be equal to the Aggregate Share Consideration.

In the event the aggregate amount of Aura Shares that would otherwise be issuable to Bluestone Shareholders to those electing the Share Election pursuant to the Plan of Arrangement exceeds the Aggregate Share Consideration, then the Consideration payable for each Bluestone Share for which a Share Election has been made shall consist of: (i) one CVR; (ii) a number of Aura Shares equal to the Share Consideration multiplied by the Share Proration Factor (as defined in the Plan of Arrangement); and (iii) a cash payment equal to the Cash Consideration multiplied by an adjustment factor equal to one minus the Share Proration Factor (as defined in the Plan of Arrangement).

Source of Funds for the Arrangement

Aura has represented in the Arrangement Agreement that it has, and will have at the Effective Time, sufficient funds to pay (i) the cash portion of the aggregate Consideration to be paid pursuant to the Arrangement at the Effective Time; and (ii) the loan to Bluestone to provide funds for Bluestone to pay the consideration payable for all Bluestone Options to be cancelled pursuant to and in accordance with the Plan of Arrangement.

|  Page 62

2024 Special Meeting of Securityholders

Exchange of Bluestone Securities

Procedure for Exchange of Bluestone Shares

The Letter of Transmittal has been sent to Registered Bluestone Shareholders with this Circular. The Letter of Transmittal contains procedural information relating to the Arrangement and should be reviewed carefully. Registered Bluestone Shareholders (other than the Dissenting Shareholders, Aura and any of its affiliates) can obtain additional copies of the Letter of Transmittal by contacting the Depositary at Computershare Investor Services Inc., 100 University Ave, 8th Floor, North Tower, Toronto, Ontario M5J 2Y1 or by phone, toll-free in North America at +1 (800) 564-6253 or international at + 1 (514) 982-7555, or by e-mail at corporateactions@computershare.com. The Letter of Transmittal is also available on the Company's SEDAR+ profile at www.sedarplus.ca. Bluestone Shareholders whose Bluestone Shares are registered in the name of an Intermediary must contact their Intermediary to deposit their Deposited Securities.

The Letter of Transmittal includes an election form that sets out the procedure to be followed by depositing Bluestone Shareholders to elect to receive either (a) the Cash Consideration or (b) the Share Consideration, subject to pro-ration, in addition to one CVR, for each Bluestone Share held and provides for the deposit their Bluestone Shares under the Arrangement. If the Arrangement becomes effective, in order to receive the Consideration payable in exchange for the Deposited Shares to which the depositing Bluestone Shareholder is entitled under the Plan of Arrangement, a depositing Bluestone Shareholder must deliver the Letter of Transmittal properly completed and duly executed, together with share certificate(s) or DRS Advice(s) representing its Deposited Shares and all other required documents to the Depositary pursuant to the instructions set forth in the Letter of Transmittal. An election for Cash Consideration or Share Consideration MUST be made by the Election Deadline. IF THE DEPOSITARY DOES NOT RECEIVE THE REQUIRED DOCUMENTATION OR THE BLUESTONE SHAREHOLDER FAILS TO MAKE A PROPER ELECTION BY THE ELECTION DEADLINE (OR ANY EXTENSION THEREOF), SUCH HOLDERS WILL BE DEEMED TO HAVE ELECTED TO RECEIVE THE CASH CONSIDERATION IN RESPECT OF EACH BLUESTONE SHARE HELD BY SUCH BLUESTONE SHAREHOLDER.

On the Effective Date, each Bluestone Shareholder (other than a Dissenting Shareholder, Aura and any of its affiliates) who has surrendered to the Depositary, certificates(s) or DRS Advice(s) representing one or more outstanding Bluestone Shares and made a valid election in accordance with the provisions of the Plan of Arrangement and the instructions in the Letter of Transmittal will, be entitled to receive, and the Depositary will delivery to such Bluestone Shareholder as soon as practical after following the Effective Time, a Rights Certificate representing the applicable number of CVRs, certificate(s) or DRS Advice(s), as applicable, representing the applicable number of Aura Shares comprising the Share Consideration and/or a cheque representing the applicable amount of Cash Consideration that such Bluestone Shareholder is entitled to receive in accordance with the terms of the Arrangement. The Consideration will be registered in or made payable to such name or names as directed in the Letter of Transmittal and will be either (i) sent to the address or addresses as such Bluestone Shareholder directed in their Letter of Transmittal or (ii) made available for pick up at the offices of the Depositary in accordance with the instructions of the former Bluestone Shareholder in the Letter of Transmittal.

The determination of the Depositary as to whether elections have been properly made and when elections were received by it will be binding.

If the Arrangement is not completed, the Letter of Transmittal will be of no effect and the Depositary will return all share certificates or DRS Advices representing the Deposited Shares to the holders thereof as soon as practicable at the address specified in the Letter of Transmittal.

Depositing Bluestone Shareholders are encouraged to deliver a properly completed and duly executed Letter of Transmittal together with the relevant share certificate(s) and DRS Advice(s) representing the Deposited Shares and any other required documents to the Depositary as soon as possible.

None of Bluestone, Aura or the Depositary are liable for failure to notify Bluestone Shareholders who make a deficient deposit with the Depositary.

|  Page 63

2024 Special Meeting of Securityholders

Aura, acting reasonably, reserves the right to instruct the Depositary to waive or not to waive any and all defects or irregularities contained in any Letter of Transmittal or other document and any such waiver or non-waiver will be binding upon the affected Bluestone Shareholders. The granting of a waiver to one or more Bluestone Shareholders does not constitute a waiver for any other Bluestone Shareholders. Aura reserves the right to demand strict compliance with the terms of the Letter of Transmittal and the Arrangement. The method used to deliver the Letter of Transmittal and any accompanying share certificate(s) or DRS Advice(s) representing the Bluestone Shares is at the option and risk of the holder surrendering them, and delivery will be deemed effective only when such documents are actually received by the Depositary. The Company recommends that such certificates and documents be delivered by hand to the Depositary and a receipt therefore be obtained or that registered mail be used and appropriate insurance be obtained.

The Depositary will receive reasonable and customary compensation from Aura for its services in connection with the Arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liability under securities laws and expenses in connection therewith.

The Plan of Arrangement provides that there is a maximum aggregate number of Aura Shares to be issued to Bluestone Shareholders that elected to receive the Share Consideration. If Bluestone Shareholders collectively elect to receive the Share Consideration in excess of the Aggregate Share Consideration, the Share Consideration will be subject to pro-ration. See "The Arrangement - Effects and Details of the Arrangement - Pro-ration of Share Consideration".

DRS Advices

Where Bluestone Shares are evidenced only by a DRS Advice, there is no requirement to first obtain a certificate for those Bluestone Shares or deposit with the Depositary any share certificate evidencing Bluestone Shares. Only a properly completed and duly executed Letter of Transmittal accompanied by the applicable DRS Advice(s) is required to be delivered to the Depositary in order to surrender those Bluestone Shares under the Arrangement.

Lost Share Certificates or DRS Advices

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Bluestone Shares that are ultimately entitled to Consideration pursuant to the Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit or statutory declaration of that fact by the person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the securities registers maintained by or on behalf of Bluestone, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, the Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, provided the holder to whom the Consideration is to be delivered shall, as a condition precedent to the delivery, give a bond satisfactory to Aura and the Depositary (acting reasonably) in such sum as Aura and the Depositary may direct, or otherwise indemnify Aura and the Depositary in a manner satisfactory to Aura and the Depositary, acting reasonably, against any claim that may be made against Aura or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

If a DRS Advice representing Bluestone Shares has been lost, stolen or destroyed, the holder can request a copy of the DRS Advice by contacting Computershare by phone: toll-free in North America at +1 (800) 564-6253 or international at + 1 (514) 982-7555, with no bond indemnity required and such copy of the DRS Advice should be deposited with the Letter of Transmittal.

Extinction of Rights

To the extent a former Bluestone Shareholder shall not have surrendered Bluestone Shares to the Depositary in the manner described in this Circular on or before the Final Proscription Date, being the date that is six years after the Effective Date, then any certificates or DRS Advices, as applicable, formerly representing Bluestone Shares shall (i) cease to represent a claim by, or interest of, any former Bluestone Shareholder of Bluestone Shares of any kind or nature against or in Bluestone or Aura (or any successor to any of the foregoing) and (ii) be deemed to have been surrendered to Aura and shall be cancelled.

|  Page 64

2024 Special Meeting of Securityholders

Any payment of consideration made by way of cheque by the Depositary pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the Final Proscription Date, and any right or claim to payment hereunder that remains outstanding on the Final Proscription Date shall cease to represent a right or claim of any kind or nature and the right of the former Bluestone Securityholder to receive the Consideration to which such holder is entitled pursuant to the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Aura (or any successor of Aura), for no consideration.

Fractional Consideration

Any fractional Aura Shares to be issued to a Bluestone pursuant to the Plan of Arrangement shall be rounded down to the nearest whole Aura Share. In any case where the aggregate amount of cash payable to a particular Bluestone Shareholder under the Plan of Arrangement would include a fraction of a cent, the consideration payable shall be rounded up to the nearest whole cent.

Withholding Rights

Each Party, the Depositary and their respective agents, as applicable (in this paragraph, the "payor"), shall each be entitled to deduct and withhold from any Consideration or other amount payable (whether in cash or in kind) or otherwise deliverable to any holder or former Bluestone Securityholder (including any payment to Dissenting Shareholders) such amounts as the payor is required to deduct or withhold therefrom under any applicable Law in respect of Taxes. For the purposes of the Plan of Arrangement and the Arrangement Agreement, all such deducted or withheld amounts shall be treated as having been paid to the person in respect of which such deduction or withholding was made on account of the obligation to make payment to such person thereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity when required by Law by, or on behalf of, the payor. Each payor is hereby authorized, subject to having received Aura's prior written consent, to sell or otherwise dispose of, on behalf of such person in respect of which a deduction or withholding was made, such portion of any Aura Shares or other security deliverable to such person as is necessary to provide sufficient funds (after deducting commissions payable, fees and other costs and expenses) to the payor to enable it to comply with such deduction or withholding requirement and the payor shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person. Any such sale will be made in accordance with applicable laws and at prevailing market prices, and no payor shall be under any obligation to obtain a particular price for the share or other security, as applicable, so sold. No payor will be liable for any loss arising out of such any sale.

In addition, each of Aura and the Canadian Trustee under the Rights Indenture shall be entitled to deduct and withhold from any cash amounts payable pursuant to the Rights Indenture, such amounts as Aura or the Canadian Trustee, as the case may be, is required to deduct and withhold with respect to such payment under the Tax Act. In lieu of withholding such amounts Aura and the Canadian Trustee shall be entitled to otherwise recover from or to require a holder of a CVR to provide for such applicable taxes. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the relevant holder of the CVR, provided such withheld amounts are actually remitted to the appropriate taxing authority.

Securityholder Approval of the Arrangement

At the Meeting, pursuant to the Interim Order, Bluestone Securityholders will be asked to approve the Arrangement Resolution. The complete text of the Arrangement Resolution to be presented to the Meeting is set forth in Appendix A to this Circular. Each Bluestone Securityholder as at the Record Date will be entitled to vote on the Arrangement Resolution. The Arrangement Resolution must be approved by at least 66⅔% of the votes cast by Bluestone Shareholders present or represented by proxy at the Meeting; (ii) 66⅔% of the votes cast by Bluestone Securityholders, voting together as a single class, present or represented by proxy at the Meeting; and (iii) a majority of the votes cast by Bluestone Shareholders other than votes attached to Bluestone Shares required to be excluded pursuant to MI 61-101.

|  Page 65

2024 Special Meeting of Securityholders

The Arrangement Resolution must receive the Required Securityholder Approval in order for the Company to seek the Final Order and implement the Arrangement on the Effective Date in accordance with the terms of the Final Order.

Court Approval of the Arrangement

Interim Order

The Arrangement requires approval by the Court under Section 291 of the BCBCA. Prior to the mailing of this Circular, the Company obtained the Interim Order attached as Appendix C to this Circular, providing for the calling, holding and conduct of the Meeting, the Dissent Rights, and other procedural matters.

Final Order

Subject to the terms of the Arrangement Agreement and the Interim Order, following the approval of the Arrangement Resolution by Bluestone Shareholders and Bluestone Securityholders, the Company intends to make an application to the Court for the Final Order.

The application for the Final Order is expected to take place on January 6, 2025 at the courthouse at 800 Smithe Street, Vancouver, British Columbia at 10:00 a.m. (Vancouver time) or as soon thereafter as counsel for the Company may be heard, or at any other date and time and by any other method as the Court may direct.

Any Bluestone Shareholder, Bluestone Optionholder or other interested party who wishes to participate, appear, to be represented, and to present evidence or arguments at the hearing for the Final Order must file and serve a Response to Petition in the form prescribed by the Supreme Court Civil Rules (British Columbia) together with any evidence or materials that such party intends to present to the Court, on or before 4:00 p.m. (Vancouver time) on January 6, 2025. Service of such notice shall be effected by service upon the solicitors of the Company: Blake, Cassels & Graydon LLP, Suite 3500 - 1133 Melville Street, Vancouver, British Columbia V6E 4E5, Attention: Alexandra Luchenko. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Court, only those persons having previously served a Response to Petition in compliance with the Interim Order will be given notice of the new date. Participation in the Court hearing of the application for the Final Order, including who may participate and present evidence or argument and the procedure for doing so, is subject to the terms of the Interim Order and any subsequent direction of the Court.

The Court has broad discretion under the BCBCA when making orders with respect to plans of arrangement and the Court will consider at the hearing to obtain the Final Order, among other things, the fairness and reasonableness of the Arrangement, both from a substantive and a procedural point of view. The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending upon the nature of any amendments to the Plan of Arrangement required by the Court, the Company and Aura may determine not to proceed with the Arrangement.

The Court has been advised prior to the hearing of the application for the Final Order that the Final Order, if granted, will constitute the basis for an exemption from the registration requirements of the U.S. Securities Act, pursuant to Section 3(a)(10) thereof with respect to the issuance of the Aura Shares and CVRs to be issued to Bluestone Shareholders in exchange for their Bluestone Shares pursuant to the Arrangement. Consequently, if the Final Order is granted, the issuance of the Aura Shares and CVRs to Bluestone Shareholders pursuant to the Arrangement will not require registration under the U.S. Securities Act. See "The Arrangement - Securities Law Matters - United States Securities Law Matters".

For further information regarding the Court hearing and your rights in connection with the Court hearing, see the form of the Notice of Hearing of Petition attached as Appendix D to this Circular. The Notice of Hearing of Petition constitutes notice of the Court hearing of the application for the Final Order and is your only notice of the Court hearing.

|  Page 66

2024 Special Meeting of Securityholders

Dissenting Shareholders' Rights

The Interim Order provides that each Registered Bluestone Shareholder may exercise Dissent Rights with respect to the Arrangement. Registered Bluestone Shareholders who wish to dissent should take note that strict compliance with the Dissent Procedures is required.

The following is a summary of the provisions of the BCBCA relating to a Registered Bluestone Shareholder's Dissent Rights in respect of the Arrangement Resolution. It is not a comprehensive statement of such rights and procedures and is qualified in its entirety by the reference to the full text of Division 2 of Part 8 of the BCBCA (which is attached as Appendix H to this Circular), as modified by the Plan of Arrangement, the Interim Order (which are attached as Appendix B and Appendix C to this Circular, respectively) and any other order of the Court. The Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein based on the evidence presented at such hearing.

The statutory provisions dealing with the right of dissent are technical and complex. Any Registered Bluestone Shareholder who intends to exercise Dissent Rights must carefully consider and comply with the provisions of Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and any other order of the Court and seek legal advice. Failure to comply strictly with the provisions of Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, Interim Order and any other order of the Court, and to adhere to the procedures established therein, may result in the loss of the Registered Bluestone Shareholder's Dissent Rights.

Pursuant to the Interim Order, each Registered Bluestone Shareholder may exercise Dissent Rights in respect of the Arrangement under Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and any other order of the Court. Registered Bluestone Shareholders who duly and validly exercise such Dissent Rights and who:

• are ultimately entitled to be paid fair value for their Dissenting Shares will be deemed to have transferred their Dissenting Shares to Aura as of the Effective Time, without any further act or formality and free and clear of all liens, and shall be paid an amount equal to such fair value and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such Dissenting Shares; or

• for any reason are ultimately not entitled to be paid fair value for their Dissenting Shares, will be deemed to have participated in the Arrangement on the same basis as a non-dissenting Bluestone Shareholder and will receive the Cash Consideration on the same basis as every other non-dissenting Bluestone Shareholder who is not a Bluestone Shareholder that elected to have elected to receive the Cash Consideration.

But in no case will Bluestone, Aura, the Depositary or any other person be required to recognize such persons as holding Bluestone Shares on or after the Effective Date, and the names of such Dissenting Shareholders will be deleted from the register of Bluestone as of the Effective Time. Further, in no circumstance will Bluestone, Aura, or any other person be required to recognize a person exercising Dissent Rights unless such person is a registered holder of those Bluestone Shares in respect of which such rights are sought to be exercised. For greater certainty, no Bluestone Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution will be entitled to exercise Dissent Rights.

Beneficial Bluestone Shareholders who wish to dissent with respect to their Bluestone Shares should be aware that only Registered Bluestone Shareholders are entitled to dissent with respect to them. A Registered Bluestone Shareholder such as an Intermediary who holds Bluestone Shares as nominee for Beneficial Bluestone Shareholders, some of whom wish to dissent, must exercise Dissent Rights on behalf of such Beneficial Bluestone Shareholders with respect to the Bluestone Shares held for such Beneficial Bluestone Shareholders. In such case, the Notice of Dissent (as defined below) should set forth the number of Bluestone Shares it covers.

|  Page 67

2024 Special Meeting of Securityholders

Each Registered Bluestone Shareholder who duly and validly dissents from the Arrangement Resolution in strict compliance with Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court will be entitled to be paid by Aura the fair value of the Bluestone Shares held by such Dissenting Bluestone Shareholder determined as at the point in time immediately before the passing of the Arrangement Resolution.

To exercise Dissent Rights, a Registered Bluestone Shareholder must dissent with respect to all Bluestone Shares in which the holder owns either a registered or beneficial interest. A Registered Bluestone Shareholder who wishes to dissent must deliver written notice of dissent (a "Notice of Dissent") to Bluestone Resources Inc., c/o Blake, Cassels & Graydon LLP, Suite 3500 - 1133 Melville Street, Vancouver, British Columbia V6E 4E5, Attention: Alexandra Luchenko by 5:00 p.m. (Vancouver time) on or before December 17, 2024 (or the Business Day that is two Business Days immediately preceding the Meeting if it is not held on December 19, 2024), and such Notice of Dissent must strictly comply with the requirements of Section 242 of the BCBCA as modified by the Plan of Arrangement, the Interim Order and any other order of the Court. Any failure by a Bluestone Shareholder to fully comply may result in the loss of that holder's Dissent Rights. Beneficial Bluestone Shareholders who wish to exercise Dissent Rights must arrange for the Registered Bluestone Shareholder holding their Bluestone Shares to deliver the Notice of Dissent.

The delivery of a Notice of Dissent does not deprive a Dissenting Bluestone Shareholder of the right to vote at the Meeting on the Arrangement Resolution; however, a Dissenting Bluestone Shareholder is not entitled to exercise the Dissent Rights with respect to any of his or her Bluestone Shares if the Dissenting Bluestone Shareholder votes in favour of the Arrangement Resolution. A vote against the Arrangement Resolution, whether in person or by proxy, does not constitute a Notice of Dissent.

A Registered Bluestone Shareholder that wishes to exercise Dissent Rights must prepare a separate Notice of Dissent for himself, herself, or itself if dissenting on his, her or its own behalf, and for each other person who beneficially owns Bluestone Shares registered in the Dissenting Shareholder's name and on whose behalf the Dissenting Shareholder is dissenting, and must dissent with respect to all of the Bluestone Shares registered in his, her or its name beneficially owned by the Beneficial Bluestone Shareholder on whose behalf he or she is dissenting. The Notice of Dissent must set out the number of Bluestone Shares in respect of which the Notice of Dissent is to be sent (the "Notice Shares") and:

• if such Notice Shares constitute all of the Bluestone Shares of which the holder is the registered and beneficial owner and the holder owns no other Bluestone Shares beneficially, a statement to that effect;

• if such Notice Shares constitute all of the Bluestone Shares of which the holder is both the registered and beneficial owner, but the holder owns additional Bluestone Shares beneficially, a statement to that effect and the names of the registered holders of Bluestone Shares, the number of Bluestone Shares held by each such holder and a statement that written notices of dissent are being or have been sent with respect to such other Bluestone Shares; or

• if the Dissent Rights are being exercised by a registered holder of Bluestone Shares who is not the beneficial owner of such Bluestone Shares, a statement to that effect and the name and address of the beneficial holder of the Bluestone Shares and a statement that the registered holder is dissenting with respect to all Bluestone Shares of the beneficial holder registered in such registered holder's name.

It is a condition to Aura's obligation to complete the Arrangement that persons holding no more than 10% of the issued and outstanding Bluestone Shares shall have validly exercised Dissent Rights (and not withdrawn such exercise). Each of the Bluestone Locked-Up Securityholders has agreed to waive his or her Dissent Rights as a holder of Bluestone Shares.

If the Arrangement Resolution is approved by the Required Securityholder Approval and if Bluestone notifies the Dissenting Shareholder of the Company's intention to act upon the Arrangement Resolution, the Dissenting Shareholder, if he, she or it wishes to proceed with the dissent, is required, within one month after Bluestone gives such notice, to send to Bluestone the certificates (if any) representing the Notice Shares and a written statement that requires Bluestone to purchase all of the Notice Shares (including a written statement prepared in accordance with Section 244(1)(c) of the BCBCA if the dissent is being exercised by a Registered Bluestone Shareholder on behalf of a Beneficial Bluestone Shareholder), whereupon, subject to the provisions of the BCBCA relating to the termination of Dissent Rights, the Bluestone Shareholder becomes a Dissenting Shareholder, and is bound to sell, and Aura is bound to purchase, those Bluestone Shares. Such Dissenting Bluestone Shareholder may not vote or exercise or assert any rights of a Bluestone Shareholder in respect of such Notice Shares, other than the rights set forth in Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and any other order of the Court.

|  Page 68

2024 Special Meeting of Securityholders

The Dissenting Shareholder and Bluestone may agree on the payout value of the Notice Shares; otherwise, either party may apply to the Court to determine the fair value of the Notice Shares. There is no obligation on Bluestone or Aura to make an application to the Court. After a determination of the payout value of the Notice Shares, Aura must then promptly pay that amount to the Dissenting Shareholder. There can be no assurance that the amount a Dissenting Shareholder may receive as fair value for its Bluestone Shares will be more than or equal to the Consideration under the Arrangement. It should be noted that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the Arrangement is not an opinion as to fair value under the BCBCA.

In no circumstances will Bluestone, Aura, the Depositary or any other person be required to recognize a person as a dissenting Bluestone Shareholder unless such person is the holder of the Bluestone Shares in respect of which Dissent Rights are purported to be exercised immediately prior to the Effective Time of the Arrangement; (i) if such person has voted or instructed a proxyholder to vote the Notice Shares in favour of the Arrangement Resolution; and (ii) unless such person has strictly complied with the procedures for exercising Dissent Rights set out in Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, Interim Order and Final Order, and does not withdraw such person's Notice of Dissent prior to the effective time of the Arrangement.

Dissent Rights with respect to Notice Shares will terminate and cease to apply to the Dissenting Bluestone Shareholder if, before full payment is made for the Notice Shares, the Arrangement in respect of which the Notice of Dissent was sent is abandoned or by its terms will not proceed, a court permanently enjoins or sets aside the corporate action approved by the Arrangement Resolution, the Dissenting Shareholder votes in favour of the Arrangement Resolution, or the Dissenting Shareholder withdraws the Notice of Dissent with Bluestone's written consent. If any of these events occur, Bluestone must return the share certificates representing the Bluestone Shares to the Dissenting Shareholder and the Dissenting Shareholder regains the ability to vote and exercise its rights as a Bluestone Shareholder.

If a Dissenting Bluestone Shareholder fails to strictly comply with the requirements of the Dissent Rights set out in the Interim Order, it will lose its Dissent Rights, Bluestone will return to the Dissenting Shareholder the certificates representing the Notice Shares that were delivered to Bluestone, if any, and if the Arrangement is completed, that Dissenting Shareholder will be deemed to have participated in the Arrangement on the same terms as a Bluestone Shareholder.

The discussion above is only a summary of the Dissent Rights, which are technical and complex. A Registered Bluestone Shareholder who intends to exercise Dissent Rights should carefully consider and comply with the provisions of Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, Interim Order and Final Order. Persons who are beneficial holders of Bluestone Shares registered in the name of an Intermediary such as a broker, custodian, nominee, other Intermediary, or in some other name, who wish to dissent should be aware that only the registered owner of such Bluestone Shares is entitled to dissent.

Bluestone suggests that any Bluestone Shareholder wishing to avail themselves of the Dissent Rights seek their own legal advice as failure to comply strictly with the applicable provisions of the BCBCA, as modified by the Plan of Arrangement, Interim Order and any other order of the Court may result in the loss of all Dissent Rights. Dissenting Shareholders should note that the exercise of Dissent Rights can be a complex, time-consuming and expensive process.

For a general summary of certain material Canadian income tax implications to a Dissenting Shareholder, see "Certain Canadian Federal Income Tax Considerations".

|  Page 69

2024 Special Meeting of Securityholders

Stock Exchange Delisting and Reporting Issuer Status

The Bluestone Shares will be delisted from the TSXV and the OTCQB as soon as practicable following the completion of the Arrangement. Following the Effective Date, it is expected that Aura will cause the Company to apply to cease to be a reporting issuer under the securities legislation of each of the provinces in Canada under which it is currently a reporting issuer.

Regulatory Approvals

Stock Exchange and Other Regulatory Approvals

Regulatory approvals being sought in connection with the Arrangement include the Key Consent and Approvals, in particular the ICA Clearance and the TIA Qualification. The ICA notification, in respect of the ICA Clearance, was submitted by Aura on October 29, 2024. The Rights Indenture will be qualified under the TIA by an application with the SEC on Form T-3.

Other than the Key Consent and Approvals, Bluestone is not aware of any material approval, consent or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained in order to complete the Arrangement. In the event that any such approvals or consents are determined to be required, such approvals or consents will be sought. Any such additional requirements could delay the Effective Date or prevent the completion of the Arrangement. While there can be no assurance that any regulatory consents or approvals that are determined to be required will be obtained, Bluestone currently anticipates that any such consents and approvals that are determined to be required will have been obtained or otherwise resolved by the Effective Date.

The Aura Shares are listed and posted for trading on the TSX. It is a condition of the Arrangement that the TSX shall have conditionally approved for listing the Aura Shares to be issued pursuant to the Arrangement.

Securities Law Matters

Canadian Securities Law Matters

Each Bluestone Securityholder is urged to consult such Bluestone Securityholder's professional advisors to determine the Canadian conditions and restrictions applicable to trades in Aura Shares.

The Bluestone Shares currently trade on the TSXV. After the Arrangement, Bluestone will become a wholly-owned subsidiary of Aura. It is expected that, following the completion of the Arrangement, the Bluestone Shares will be delisted from the TSXV and the OTCQB.

Bluestone is a reporting issuer in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Newfoundland and Labrador, Nova Scotia and Prince Edward Island. Aura expects to apply to the applicable Canadian securities regulators to have Bluestone cease to be a reporting issuer following the completion of the Arrangement.

The Aura Shares are currently listed for trading on the TSX. It is anticipated that, after the completion of the Arrangement, Aura will continue to trade on the TSX.

The CVRs will not be listed on any stock exchange.

Aura is currently a reporting issuer in Alberta, British Columbia, Saskatchewan, Ontario, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia and Prince Edward Island. Aura will continue its reporting issuer status in each of such provinces in Canada upon completion of the Arrangement.

|  Page 70

2024 Special Meeting of Securityholders

The issue of Aura Shares and CVRs pursuant to the Arrangement will constitute distributions of securities which are exempt from the prospectus requirements of Canadian Securities Laws and, subject to the satisfaction of certain conditions, will not be subject to resale restrictions. Recipients of Aura Shares and CVRs are urged to obtain legal advice to ensure that their resale of such securities complies with applicable Canadian Securities Laws.

United States Securities Law Matters

The following discussion is a general overview of certain requirements of U.S. federal and state securities laws applicable to Bluestone Shareholders and Bluestone Optionholders. All holders of such securities are urged to obtain legal advice to ensure that their resale of such securities complies with applicable U.S. Securities Laws.

The Aura Shares and CVRs to be issued pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued in reliance on the exemption afforded by section 3(a)(10) of the U.S. Securities Act and applicable U.S. state securities laws in reliance upon similar exemptions under applicable U.S. state securities laws. Section 3(a)(10) of the U.S. Securities Act exempts from registration the offer and sale of a security which is issued in specified exchange transactions where, among other things, the fairness of the terms and conditions of such exchange are approved by a court or authorized governmental entity after a hearing on the fairness of such terms and conditions, at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by law to grant such approval and to hold such a hearing. Accordingly, the Final Order, if granted by the Court, constitutes a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the Aura Shares and CVRs issued in connection with the Arrangement.

The Aura Shares and CVRs to be issued under the Arrangement will not be subject to resale restrictions under the U.S. Securities Act, except that the U.S. Securities Act imposes restrictions on the resale of Aura Shares and CVRs received pursuant to the Arrangement by persons who are at the time of a resale, or who were within 90 days prior to the completion of the Arrangement, or upon the completion of the Arrangement became, "affiliates" (as defined in Rule 144(a)(1) under the U.S. Securities Act) of Aura. As defined in Rule 144(a)(1) under the U.S. Securities Act, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. Persons who are officers, directors or 10% or greater shareholders of an issuer are generally considered to be its "affiliates".

Bluestone Shareholders who are affiliates (or, if applicable, former affiliates) of Aura may not be able to resell the Aura Shares or CVRs that they receive pursuant to the Arrangement in the absence of registration under the U.S. Securities Act or reliance upon an exemption therefrom.

Subject to limitations for those that are affiliates other than solely by virtue of being directors or officers, such affiliates (and former affiliates) may immediately resell such Aura Shares and CVRs outside the United States, including through sales on the TSX in the case of Aura Shares, without registration under the U.S. Securities Act pursuant to and in accordance with Rule 904 of Regulation S under the U.S. Securities Act.

Any holder of Aura Shares or CVRs who is an affiliate (or, if applicable, former affiliate) of Aura at the time of a proposed resale is urged to consult with its own legal advisor to ensure that any proposed resale of Aura Shares or CVRs issued to them pursuant to the Arrangement complies with applicable U.S. Securities Act requirements.

THE ARRANGEMENT AGREEMENT

The Arrangement will be carried out pursuant to the Arrangement Agreement and the Plan of Arrangement. The following is a summary of the principal terms of the Arrangement Agreement and does not purport to be complete and is qualified in its entirety by reference to the Arrangement Agreement, which is incorporated by reference herein and has been filed on Bluestone's SEDAR+ profile at www.sedarplus.ca, and to the Plan of Arrangement, which is attached hereto as Appendix B. Capitalized terms used but not otherwise defined herein have the meanings set out in the Arrangement Agreement and the Plan of Arrangement.

|  Page 71

2024 Special Meeting of Securityholders

Representations and Warranties

The Arrangement Agreement contains certain customary representations and warranties of Bluestone relating to: (1) the Board and Special Committee recommendation; (2) the fairness opinion; (3) organization and qualifications; (4) authority relative to the Arrangement Agreement; (5) no violation and absence of defaults and conflicts; (6) capitalization; (7) absence of shareholder or similar agreements; (8) reporting issuer status and stock exchange compliance; (9) ownership of subsidiaries; (10) Canadian competition approvals; (11) required consents; (12) filings; (13) financial statements; (14) books and records; (15) absence of undisclosed liabilities; (16) absence of material adverse effect; (17) no dividends or distributions; (18) material contracts; (19) litigation; (20) taxes; (21) property; (22) operational matters; (23) mineral reserves and mineral resources; (24) current technical report; (25) health and safety breaches; (26) protected cultural heritage sites; (27) expropriation; (28) permits; (29) environmental matters; (30) employment benefits; (31) labour and employment matters; (32) compliance with laws; (33) no winding up proceedings; (34) no administration or receivership; (35) no voluntary arrangement with creditors; (36) no related party transactions; (37) no registration rights of any Bluestone Shareholder; (38) absence of restrictions on business activities; (39) no shareholder rights plan; (40) relationship with suppliers; (41) broker fees and expenses; (42) insurance; (43) the Competition Act (Canada); (44) compliance with corrupt practice legislation; (45) compliance with anti-money laundering statutes; (46) NGOs and community groups; (47) sufficient funds available; (48) Bluestone being a "foreign private issuer" under the U.S. Exchange Act; (49) Bluestone not registered or required to be registered as an "investment company" under the U.S. Investment Company Act of 1940; and (50) Bluestone not owning any Aura Shares or other securities of Aura.

The Arrangement Agreement contains certain customary representations and warranties of Aura relating to: (1) organization and qualification; (2) authority relative to the Arrangement Agreement; (3) no violations and absence of defaults and conflicts; (4) capitalization; (5) absence of any shareholder and similar agreements; (6) reporting status and securities law matters; (7) ownership of subsidiaries; (8) required regulatory approvals; (9) required consents; (10) public filings; (11) financial statements; (12) books and records; (13) absence of undisclosed liabilities; (14) absence of Aura Material Adverse Effect; (15) litigation; (16) taxes; (17) property; (18) operational matters; (19) mineral reserves and mineral resources; (20) technical reports; (21) expropriation; (22) permits; (23) environmental matters; (24) health and safety; (25) cultural heritage; (26) labour and employment; (27) compliance with laws; (28) no winding up; (29) no administration and receivership; (30) no voluntary arrangement with creditors; (31) no related party transactions; (32) no restrictions on business activities; (33) sufficient funds available; (34) issuance of Aura Shares and CVRs; (35) insurance; (36) compliance with corrupt practices legislation; (37) compliance with anti-money laundering; (38) NGOs and community groups; (39) Aura not registered or required to be registered as an "investment company" under the U.S. Investment Company Act of 1940; (40) Aura being a "foreign private issuer" under the U.S. Exchange Act; and (41) ownership of Bluestone Shares or other securities.

Conditions to Closing

Mutual Conditions

The completion of the transactions contemplated by the Arrangement Agreement are subject to the fulfilment, on or before the Effective Time, of a number of conditions including the mutual conditions precedent that:

(i) the Required Securityholder Approval shall have been obtained in accordance with the Interim Order;

(ii) the Interim Order and the Final Order shall have been obtained in accordance with the Arrangement Agreement;

(iii) the Key Consents and Approvals shall have been obtained;

|  Page 72

2024 Special Meeting of Securityholders

(iv) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(v) the Aura Shares and the CVRs to be issued pursuant to the Arrangement (i) shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and (ii) shall be freely transferable under the U.S. Securities Laws (other than as applicable to persons who are, have been within 90 days of the Effective Time, or, at the Effective Time become, "affiliates" of Aura, as such term is defined in Rule 144 under the U.S. Securities Act);

(vi) the distribution of the Aura Shares and CVRs pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Securities Laws by virtue of applicable exemptions under Securities Laws, and: (x) there shall be no resale restrictions on such Aura Shares under applicable Securities Laws, except in respect of those holders who are subject to restrictions on resale as a result of being a "control person" under applicable Securities Laws; and (y) such Aura Shares shall not be "restricted securities" within the meaning of Rule 144 of the U.S. Securities Act; and

(vii) Aura and the Trustees shall have entered into the Rights Indenture, the form of which is attached as Appendix J to this Circular.

Purchaser Conditions

In addition to the mutual conditions precedent, the transactions contemplated by the Arrangement Agreement are also subject to additional conditions precedent in favour of Aura, including that:

(i) (a) certain of the representations and warranties made by Bluestone shall be true and correct in all material respects as of the Effective Time as if made as at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of the Arrangement Agreement or another date shall be true and correct in all respects as of such date); (b) certain representations and warranties of Bluestone with respect to capitalization in the Arrangement Agreement shall be true and correct in all respects as of the date of the Arrangement Agreement (except for de minimis inaccuracies); and (c) other representations and warranties made by Bluestone in the Arrangement Agreement shall be true and correct in all respects (disregarding any materiality or "Bluestone Material Adverse Effect" qualification) as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of another date, the accuracy of which shall be determined as of such other date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Bluestone Material Adverse Effect; and (d) Bluestone shall have provided to Aura a certificate of two senior officers of Bluestone (on behalf of Bluestone and without personal liability) certifying the foregoing on the Effective Date;

(ii) Bluestone shall have complied in all material respects with its covenants in the Arrangement Agreement, and Bluestone shall have provided to Aura a certificate of two senior officers of Bluestone (on behalf of Bluestone and without personal liability) certifying the foregoing on the Effective Date;

(iii) Since the date of the Arrangement Agreement, there shall not have occurred any Bluestone Material Adverse Effect;

(iv) there shall be no action or proceeding taken by a Governmental Entity that is reasonably likely to: (a) enjoin or prohibit Aura's ability to acquire, hold, or exercise full rights of ownership over, any Bluestone Shares, including the right to vote Bluestone Shares or (b) or if the Arrangement is consummated, have a Bluestone Material Adverse Effect; and

(v) Dissent Rights shall not have been validly exercised by holders of more than 10% of the Bluestone Shares.

|  Page 73

2024 Special Meeting of Securityholders

Company Conditions

In addition to the mutual conditions precedent, the transactions contemplated by the Arrangement Agreement are also subject to additional conditions precedent in favour of Bluestone, including that:

(i) (a) certain of the representations and warranties made by Aura shall be true and correct in all material respects as of the Effective Time as if made as at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of the Arrangement Agreement or another date shall be true and correct in all respects as of such date); (b) certain representations and warranties of Aura with respect to capitalization in the Arrangement Agreement shall be true and correct in all respects as of the date of the Effective Time as if made as at and as of such time (except for de minimis inaccuracies); and (c) all other representations and warranties made by Aura in the Arrangement Agreement shall be true and correct in all respects (disregarding any materiality or "Aura Material Adverse Effect" qualification) as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of another date, the accuracy of which shall be determined as of such other date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Aura Material Adverse Effect; and (d) Aura shall have provided to Bluestone a certificate of two senior officers of Aura (on behalf of Aura and without personal liability) certifying the foregoing on the Effective Date;

(ii) Aura shall have complied in all material respects with its covenants in the Arrangement Agreement, and Aura shall have provided to Bluestone a certificate of two senior officers of Aura (on behalf of Aura and without personal liability) certifying the foregoing on the Effective Date;

(iii) no Aura Material Adverse Effect having occurred to Aura since the date of the Arrangement Agreement;

(iv) Aura shall have, on or immediately prior to the Effective Date and in any event prior to the closing of the Arrangement, ensured that the Depositary has been provided with (a) sufficient funds, Aura Shares and CVRs in escrow (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) to satisfy the aggregate Consideration payable to the Bluestone Shareholders pursuant to the Arrangement; and (b) sufficient funds in escrow to be loaned to Bluestone to provide funds for Bluestone to pay the aggregate amount payable for all of the Bluestone Options to be cancelled pursuant to and in accordance with the Plan of Arrangement; and

(v) Aura shall have delivered evidence to Bluestone of the conditional approval of the listing and posting for trading on the TSX of the Aura Shares to be issued as Consideration pursuant to the Plan of Arrangement, subject to the customary listing conditions of the TSX.

Covenants

General

In the Arrangement Agreement, each of Bluestone and Aura has agreed to certain covenants, including customary covenants relating to the operation of their respective businesses in the ordinary course, to use commercially reasonable efforts to satisfy the conditions precedent to their respective obligations under the Arrangement Agreement and the Plan of Arrangement (to the extent the same is within its influence or control to take), and to obtain the requisite regulatory approvals set out in the Arrangement Agreement.

|  Page 74

2024 Special Meeting of Securityholders

Mutual Covenants

Each Party has provided customary, mutual covenants that during the interim period between the signing of the Arrangement Agreement and the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms (the "Interim Period"), they will each, among other things:

(i) use commercially reasonable efforts to satisfy the conditions precedent to their respective obligations under the Arrangement Agreement, to the extent the same is within their control, and to take all other action and to do all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement;

(ii) refrain from taking any action which is inconsistent with the Arrangement Agreement, or which would reasonably be expected to, materially impede or delay the consummation of the Arrangement;

(iii) use commercially reasonable efforts to: (a) defend all lawsuits or other proceedings against themselves or any of their subsidiaries challenging or affecting the Arrangement; (b) appeal, overturn or have lifted or rescinded any injunction, restraining order or other order relating to themselves which may materially adversely affect the ability of the Parties to consummate the Arrangement; and (c) appeal, overturn or otherwise have lifted any law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Bluestone or Aura from consummating the Arrangement;

(iv) if the TIA Qualification cannot be obtained prior to the Outside Date under the current terms and conditions of the CVRs set out in the Arrangement Agreement and/or the terms and conditions of the Rights Indenture, the Parties agree to use commercially reasonable efforts to negotiate and implement any necessary, commercially reasonable amendments to the terms and conditions of the CVRs and/or the terms and conditions of the Rights Indenture to comply with the TIA and achieve the TIA Qualification. Failing that, the Parties will use commercially reasonable efforts to agree on amendments to the terms and conditions of the Arrangement and the Consideration to be paid thereunder to complete the Arrangement on similar economic terms; and

(v) carry out the terms of the Interim Order and Final Order applicable to themselves and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on them with respect to the transactions contemplated in the Arrangement Agreement.

Both Bluestone and Aura shall promptly notify the other party of: (i) any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the Arrangement (and the response thereto from such Party, its subsidiaries or its Representatives); (ii) any material communication from any Governmental Entity in connection with the Arrangement (and the response thereto from such Party, its subsidiaries or its Representatives); and (iii) any litigation threatened or commenced against or otherwise affecting such Party or any of its subsidiaries that is related to the Arrangement.

Regulatory Approvals

In furtherance of their undertakings to use commercially reasonable efforts to obtain the Regulatory Approvals as promptly as practical:

(a) Aura shall pay all filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect any Regulatory Approvals.

(b) Each Party has also undertaken to cooperate with one another and shall provide such assistance as the other Party may reasonably request in connection with obtaining the Regulatory Approvals. In particular: (i) no Party shall extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to not consummate the transactions contemplated by the Arrangement Agreement, except upon the prior written consent of the other Party; (ii) the Parties shall exchange drafts of all submissions, material correspondence, filings, presentations, applications, plans, consent agreements and other material documents made or submitted to or filed with any Governmental Entity in respect of the transactions contemplated by the Arrangement Agreement, will consider in good faith any suggestions made by the other Party and its counsel and will provide the other Party and its counsel with final copies of all such submissions, material correspondence, filings, presentations, applications, plans, consent agreements and other material documents, and all pre-existing business records or other documents, submitted to or filed with any Governmental Entity in respect of the transactions contemplated by the Arrangement Agreement; (iii) each Party will keep the other Party and their respective counsel fully apprised of all substantive written (including email) and oral communications and all meetings with any Governmental Entity and their staff in respect of the Regulatory Approvals, and will not participate in such material communications or meetings without giving the other Party and their respective counsel the opportunity to participate therein.

|  Page 75

2024 Special Meeting of Securityholders

(c) The Parties shall not enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the Regulatory Approvals materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Regulatory Approvals.

(d) Each Party shall use its commercially reasonable efforts to ensure that the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof and exemptions from applicable U.S. state securities Laws are available for the issuance and distribution of Aura Shares and CVRs pursuant to the Plan of Arrangement.

(e) Notwithstanding any other provisions of the Arrangement Agreement, with respect to obtaining ICA Clearance: (i) as soon as practical and in any event, withing five Business Days, following execution thereof, Aura shall prepare and file with the responsible Minister a notification under Part III of the ICA in respect of the Arrangement Agreement, provided that Bluestone shall have provided to Aura all necessary information relating to Bluestone within two Business Days following the execution of the Arrangement Agreement; (ii) Aura shall use commercially reasonable efforts to obtain the ICA Clearance as soon as possible and shall notify Bluestone if it is obtained; (iii) Bluestone shall make all commercially reasonable efforts to assist Aura in obtaining the ICA Clearance, including by providing any information relating to Bluestone that is required or requested by a representative of ISED to obtain ICA Clearance; (iv) to the extent necessary to obtain ICA Clearance, Aura shall negotiate in good faith with the responsible Minister or other relevant Governmental Entity and agree to undertakings or to similar commitments that are commercially reasonable taking into account the nature of the business conducted by Bluestone and are conditioned upon the consummation of the transactions contemplated by the Arrangement Agreement, as long as such undertakings would not, either individually or in the aggregate, reasonably be expected to result in a material adverse or detrimental impact on, or on the business conducted by, any of Bluestone, Aura or any of their respective affiliates; and (v) in the event that Aura receives a notice under s.25.3(2) of the ICA and, in its sole discretion, forms a view, acting reasonably, that ICA Clearance is likely to be denied by the relevant Governmental Entity, including, without limitation, for the reason that Aura refuses to agree to provide an undertaking or similar commitment that it does not consider to be commercially reasonable, Aura may, in its absolute and unfettered discretion, terminate the Arrangement Agreement by written notice to Bluestone without any penalty, liability, cost or compensation whatsoever to Aura and each of Bluestone and Aura shall be released from all obligations, and Aura may withdraw its ICA notification form.

In addition to the mutual covenants in respect of the Interim Period, each Party has provided their own set of customary covenants regarding the conduct of their respective businesses during the Interim Period, including (but not limited to) those described below.

Bluestone Interim Covenants Regarding the Conduct of its Business

The Arrangement includes a covenant by Bluestone in favour of Aura that, during the Interim Period, except (1) as expressly required by the Arrangement Agreement or the Plan of Arrangement; (2) as required by applicable Law; or (3) with the prior written consent of Aura, such consent not to be unreasonably withheld, conditioned or delayed, Bluestone shall and shall cause each of its subsidiaries to, among other things:

|  Page 76

2024 Special Meeting of Securityholders

(i) conduct their respective businesses only in, and not take any action except in, the ordinary course of business;

(ii) refrain from undertaking any development or exploration related activities unless otherwise consulted with and agreed to in advance by Aura and Bluestone;

(iii) fully cooperate and consult through meetings with Aura, as Aura may reasonably request, to allow Aura to monitor, and provide input with respect to the direction and control of, any activities relating to development of Bluestone and its subsidiaries' projects or any exploration of any properties; and

(iv) provide Aura and its legal counsel with a reasonable opportunity to review and comment on any proposed public disclosure of exploration results and any other scientific and technical information prior to such disclosure, and give due and reasonable consideration to any comments made by Aura and its legal counsel.

Without limiting the generality of the foregoing, the Arrangement includes a further covenant by Bluestone in favour of Aura that, during the Interim Period, except (A) as expressly required by the Arrangement Agreement or the Plan of Arrangement; (B) as expressly set forth in the Bluestone Disclosure Letter; (C) as required by applicable Law; or (D) with the prior written consent of Aura, such consent not to be unreasonably withheld, conditioned or delayed, Bluestone shall not and shall cause each of its subsidiaries not to, among other things:

(i) declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of any shares in the authorized share structure of Bluestone owned by any person or the securities of any of its subsidiaries, other than any dividends payable by a subsidiary to Bluestone or any wholly-owned subsidiary of Bluestone;

(ii) issue, grant, award, deliver, sell, pledge, dispose of or otherwise encumber, or agree to issue, grant, award, deliver, sell, pledge, dispose of or otherwise encumber any Bluestone Shares or other equity or voting interests or any options or any options, warrants, calls, appreciation rights, convertible securities or similar rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Bluestone Shares or other equity or voting interests or other securities of Bluestone or any of its subsidiaries (including, for certainty, any Bluestone Options), other than pursuant to the valid exercise or vesting of Bluestone Options outstanding on the date of the Arrangement Agreement in accordance with their terms;

(iii) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of Bluestone or any of its subsidiaries, including for these purposes mineral product from any Bluestone Concessions or Bluestone Lands;

(iv) acquire (by merger, amalgamation, consolidation, acquisition of shares or assets or otherwise) or agree (in one transaction or in a series of related transactions) to acquire, directly or indirectly, any person securities, interests or business of any person, or make any investment or agree to make an investment, directly or indirectly (in one transaction or in a series of related transactions), either by the purchase of securities of, or contributions of capital to, any other person (other than wholly-owned subsidiaries as of the date of the Arrangement Agreement);

(v) acquire or agree to acquire, directly or indirectly, any assets or properties of any person in an amount in excess of $100,000 (whether individually or in the aggregate);

(vi) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or make any loans, capital contributions, investments or advances in an amount in excess of $10,000 (whether individually or in the aggregate);

|  Page 77

2024 Special Meeting of Securityholders

(vii) hire any person earning an annualized base salary or wage greater than $100,000 (or its equivalent) or terminate, except for cause, the employment of any person earning an annualized base salary or wage greater than $100,000 (or its equivalent);

(viii) settle, pay, discharge, satisfy, compromise, waive, assign or release: (A) any material action, claim, liability or proceeding; (B) any claims, liabilities or obligations in an amount in excess of $25,000 (whether individually or in the aggregate), except claims, liabilities or obligations reflected or reserved against in the Bluestone Financial Statements; or (C) any material rights, claims or benefits of Bluestone or any of its subsidiaries;

(ix) enter into or extend any agreement or arrangement that provides for: (A) any limitation or restriction on the ability of Bluestone or any of its subsidiaries or, following the Effective Time, the ability of any of Bluestone's affiliates, to engage in any type of activity or business, (B) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Bluestone or any of its subsidiaries or, following the Effective Time, all or any portion of the business of any of Bluestone's affiliates, is or would be conducted, or (C) any limitation or restriction on the ability of Bluestone or any of its subsidiaries or, following the Effective Time, the ability of any of Bluestone's affiliates, to solicit suppliers, customers, employees, contractors or consultants;

(x) other than as is necessary to comply with applicable Laws, any written employment contract in effect on the date of the Arrangement Agreement and disclosed in the Bluestone Data Room Information, the Bluestone Long Term Incentive Plan or Bluestone Benefits Plans, engage in any transaction with any related parties;

(xi) (A) enter into any agreement that if entered into prior to the date of the Arrangement Agreement, would be a Bluestone Material Contract; (B) modify, amend in any material respect, transfer or terminate any Bluestone Material Contract, or waive, release or assign any material rights or claims thereto or thereunder; or (C) fail to enforce any breach or threatened breach of any Bluestone Material Contract;

(xii) incur, or commit to, capital expenditures in excess of the amounts set out in the Bluestone Disclosure Letter; and

(xiii) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Bluestone to consummate the Arrangement or the other transactions contemplated by the Arrangement Agreement.

Additional Covenants of Bluestone

The Arrangement includes additional covenants by Bluestone in favour of Aura that Bluestone and its subsidiaries shall not, among other things, (i) perform any act or enter into any agreement that would have, or would reasonably be expected to have, the effect of changing the terms and conditions of the Nemesia Debt; and (ii) draw down on the Nemesia Debt if such drawn would result in the outstanding principal amount of the Nemesia Debt being greater than US$20,000,000, unless otherwise consented to in writing by Aura in its sole discretion.

Aura Interim Covenants Regarding the Conduct of its Business

With respect to Aura, except as expressly permitted or required by the Arrangement Agreement or the Plan of Arrangement or as required by applicable law or with the prior consent of Bluestone, Aura shall and shall cause each of its subsidiaries to conduct its business in the ordinary course and in accordance with Law, and Aura shall use commercially reasonable efforts to maintain and preserve intact its and its subsidiaries' business organization, assets, properties, employees, goodwill and business relationships; and Aura shall not and shall cause each of its subsidiaries not to: (i) amend its organizational or constating documents in any manner that would adversely affect the value of the Consideration; (ii) split, combine, or reclassify Aura Shares; (iii) reorganize, amalgamate or merge Aura, or, to the extent prejudicial to the Arrangement or to Bluestone, any subsidiary of Aura; (iv) adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Aura; or; (v) authorize, agree or resolve to do any of the foregoing.

|  Page 78

2024 Special Meeting of Securityholders

Non-Solicitation and Right to Match

Under the Arrangement Agreement, Bluestone has agreed to certain non-solicitation covenants, including (but not limited to) the following:

(i) Bluestone shall, and shall cause its subsidiaries and Representatives to immediately cease any existing solicitation, encouragement, discussions, negotiations or other activities commenced prior to the date of the Arrangement Agreement with any person (other than Aura and its subsidiaries or affiliates) conducted by Bluestone or any of its subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal.

(ii) Except as otherwise expressly permitted by the exclusivity and non-solicitation provisions of the Arrangement Agreement, Bluestone shall not and shall cause its subsidiaries not to, directly or indirectly, through any of its Representatives:

(A) solicit, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Bluestone or any of its subsidiaries) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

(B) enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (other than Aura and its subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an Acquisition Proposal; provided that Bluestone shall be permitted to communicate with any person who has made an Acquisition Proposal (i) for the purpose of clarifying the terms and conditions of such Acquisition Proposal and (ii) that the Board has determined that such Acquisition Proposal does not constitute, or is not reasonably expected to result in, a Superior Proposal;

(C) make a Bluestone Change in Recommendation; or

(D) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or understanding relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to the exclusivity and non-solicitation provisions of the Arrangement Agreement), provided, however, that if at any time following the date of the Arrangement Agreement and prior to the Required Securityholder Approval having been obtained, Bluestone receives an unsolicited bona fide written Acquisition Proposal, Bluestone shall promptly orally notify Aura, and then in writing within 24 hours of such Acquisition Proposal, inquiry, proposal, offer or request, including the identity of the person making such Acquisition Proposal, inquiry, proposal, offer or request and the material terms and conditions thereof and copies of all written documents, correspondence or other material received in respect thereof and may (A) engage in or participate in discussions or negotiations with such person regarding such Acquisition Proposal, and (B) provide copies of, access to or disclosure of information, properties, facilities, books or records of Bluestone or its subsidiaries, if and only if:

|  Page 79

2024 Special Meeting of Securityholders

(A) the Board determines, in good faith after consultation with its outside financial and legal advisors, that such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal;

(B) such person is not restricted from making an Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction with Bluestone or any of its subsidiaries;

(C) Bluestone has been, and continues to be, in compliance with its obligations under the exclusivity and non-solicitation provisions of the Arrangement Agreement in all material respects; and

(D) prior to providing any such copies, access or disclosures, Bluestone enters into a confidentiality and standstill agreement with such person, or confirms it has previously entered into such an agreement which remains in effect, in either case on terms that are not less favourable in the aggregate to Bluestone than the Confidentiality Agreement and which does not contain a restriction on the ability of Bluestone to disclose information to Aura relating to the agreement or the status of material developments and negotiations with respect to such Acquisition Proposal with such person and any such copies, access or disclosure provided to such person shall have already been (or simultaneously be) provided to Aura.

(iii) If Bluestone receives an Acquisition Proposal that constitutes a Superior Proposal prior to obtaining the Required Securityholder Approval, the Board may make a Bluestone Change in Recommendation in response to such Superior Proposal and/or cause Bluestone to terminate the Arrangement Agreement and concurrently may enter into a definitive agreement with respect to such Superior Proposal (other than a confidentiality agreement permitted by the item (ii) above), if and only if:

(A) the person making such Superior Proposal is not restricted from making an Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction;

(B) Bluestone has been, and continues to be in compliance, with its obligations under the exclusivity and non-solicitation obligations under the Arrangement Agreement in all material respects;

(C) Bluestone or its Representatives have delivered to Aura the information required by the Arrangement Agreement with respect to such Acquisition Proposal and a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to make a Bluestone Change in Recommendation and/or terminate the Arrangement Agreement to concurrently enter into a Bluestone Proposed Agreement with respect to such Superior Proposal, as applicable, together with a written notice from the Board regarding the value that the Board, in consultation with the Bluestone Financial Advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal;

(D) in the case the Board is exercising its rights with respect to terminating the Arrangement Agreement to concurrently enter into a Bluestone Proposed Agreement, Bluestone or its Representatives have provided Aura a copy of Bluestone Proposed Agreement and all supporting materials, including any financing documents with customary redactions supplied to Bluestone in connection therewith;

(E) 5 Business Days (the "Aura Response Period") shall have elapsed from the date on which Aura has received Superior Proposal Notice and all required documentation;

|  Page 80

2024 Special Meeting of Securityholders

(F) during any Aura Response Period, Aura has had the opportunity (but not the obligation) to offer to amend the Arrangement Agreement and the Plan of Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(G) after the Aura Response Period, the Board (A) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by Aura) and (B) has determined in good faith, after consultation with its outside legal counsel, that the failure by the Board to make a Bluestone Change in Recommendation and/or to cause Bluestone to terminate the Arrangement Agreement to enter into Bluestone Proposed Agreement, as applicable, would be inconsistent with its fiduciary duties; and

(H) in the case the Board is exercising its rights with respect to terminating the Arrangement Agreement to concurrently enter into a Bluestone Proposed Agreement, prior to or concurrently with terminating the Arrangement Agreement, Bluestone enters into such Bluestone Proposed Agreement and concurrently pays to Aura the amounts required to be paid pursuant to the Arrangement Agreement.

(iv) Each successive amendment or modification to any Acquisition Proposal or Bluestone Proposed Agreement that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by Bluestone Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of the Arrangement Agreement, and Aura shall be afforded a new five Business Day Aura Response Period from the date on which Aura has received the notice and all documentation required in relation thereto with respect to the new Superior Proposal from Bluestone.

(v) The Board shall promptly reaffirm Bluestone Board Recommendation by press release after the Board determines that any Acquisition Proposal that is publicly announced is not a Superior Proposal or the Board determines that a proposed amendment to the terms of the Arrangement Agreement as would result in an Acquisition Proposal that has been previously announced no longer being a Superior Proposal, and the Arrangement Agreement has been so amended. Bluestone shall provide Aura and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by Aura and its counsel.

(vi) In circumstances where Bluestone provides Aura with notice of a Superior Proposal and all documentation required in relation thereto on a date that is less than seven Business Days prior to the scheduled date of Bluestone Meeting, Bluestone may either proceed with or postpone Bluestone Meeting to a date that is not more than 10 Business Days after the scheduled date of such Bluestone Meeting, and shall postpone Bluestone Meeting to a date that is not more than 10 Business Days after the scheduled date of such Bluestone Meeting if so directed by Aura.

(vii) Nothing contained in the Arrangement Agreement shall prohibit the Board (acting in good faith and upon advice of its outside legal and financial advisors) from making any disclosure to Bluestone Shareholders as required by applicable Laws, including complying with section 2.17 of Multilateral Instrument 62-104 - Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors' circular in respect of an Acquisition Proposal; provided, however, that neither Bluestone nor the Board shall be permitted to recommend that the Bluestone Shareholders tender any securities in connection with any take-over bid that is an Acquisition Proposal or effect a Bluestone Change in Recommendation with respect thereto, except as permitted by the non-solicitation and exclusivity provisions in the Arrangement Agreement.

|  Page 81

2024 Special Meeting of Securityholders

Termination of Arrangement Agreement

The Arrangement Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the Parties. The Arrangement Agreement may also be terminate prior to the Effective Time by either Bluestone or Aura if: (a) the Effective Time has not occurred on or before the Outside Date, provided that the Arrangement Agreement may not be terminated in such instance by a Party whose failure to fulfill its covenants or agreements or whose breach of any of its representations and warranties under the Arrangement Agreement has been the cause of or resulted in the failure of the Effective Time to occur by such Outside Date; (b) if the consummation of the Arrangement is made illegal or otherwise prohibited by a final and non-appealable law or order, provided that the Party seeking to terminate the Arrangement Agreement has complied in all material respects with its covenants under the Arrangement Agreement to appeal or overturn such law or order; or (c) if the Required Securityholder Approval has not been obtained in accordance with the Interim Order, provided that the Arrangement Agreement may not be terminated in such instance by a Party if the failure to obtain the Required Securityholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Arrangement Agreement.

Company Termination Rights

Bluestone can terminate the Arrangement Agreement if (i) prior to obtaining the Required Securityholder Approval, the Board authorizes Bluestone to enter into a binding written agreement relating to a Superior Proposal and Bluestone pays to Aura the Termination Fee; (ii) any of the conditions precedent set forth under "The Arrangement - Conditions to Closing - Mutual Conditions" and "The Arrangement - Conditions to Closing - Company Conditions" is not satisfied, and such condition is incapable of being satisfied by the Outside Date; (iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Aura set forth in the Arrangement Agreement shall have occurred that would cause the conditions set forth in "The Arrangement - Conditions to Closing - Mutual Conditions" and "The Arrangement - Conditions to Closing - Company Conditions" not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that Bluestone is not then in breach of the Arrangement Agreement so as to cause any of the conditions set forth in "The Arrangement - Conditions to Closing - Mutual Conditions" or "The Arrangement - Conditions to Closing - Purchaser Conditions" not to be satisfied; or (iv) there has occurred an Aura Material Adverse Effect.

Purchaser Termination Rights

Aura may terminate the Arrangement Agreement if (i) prior to the Effective Time, there is a Bluestone Change in Recommendation; (ii) Bluestone has not satisfied "The Arrangement - Conditions to Closing - Mutual Conditions" or "The Arrangement - Conditions to Closing - Purchaser Conditions" and such condition is incapable of being satisfied by the Outside Date; (iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Bluestone set forth in the Arrangement Agreement shall have occurred that would cause the conditions set forth in "The Arrangement - Conditions to Closing - Mutual Conditions" or "The Arrangement - Conditions to Closing - Purchaser Conditions" not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that Aura is not then in breach of the Arrangement Agreement so as to cause any of the conditions set forth in "The Arrangement - Conditions to Closing - Mutual Conditions" or "The Arrangement - Conditions to Closing - Company Conditions" not to be satisfied; (iv) Bluestone willfully or materially breaches any of the non-solicitation and exclusivity provisions in the Arrangement Agreement; and (v) there has occurred a Bluestone Material Adverse Effect.

Termination Payment

The Arrangement Agreement contains a Termination Fee equal to US$2,000,000 payable by Bluestone to Aura in certain circumstances in connection with the termination of the Arrangement Agreement. The Termination Fee is payable if (i) Aura terminates the Arrangement Agreement due to a Bluestone Change in Recommendation or a wilful or material breach of the Company's exclusivity and non-solicitation obligations contained in the Arrangement Agreement; (ii) Bluestone terminates the Arrangement Agreement due to a Superior Proposal; (iii) (A) the Arrangement Agreement is terminated by any Party due to the Effective Time having not occurred before the Outside Date or the Required Securityholder Approval having not been obtained or (B) by Aura due to a negligent, wilful or fraudulent breach by Bluestone of its representations, warranties or covenants in the Arrangement Agreement, but only if, prior to the termination of the Arrangement Agreement, an Acquisition Proposal, or the intention to make an Acquisition Proposal, with respect to Bluestone shall have been made or publicly announced by any person (other than Aura or any of its affiliates) and has not expired or been withdrawn prior to the Meeting; and: (X) within 12 months following the date of such termination Bluestone enters into a definitive agreement in respect of that Acquisition Proposal and such Acquisition Proposal is later consummated (whether or not within such 12-month period); or (Y) within 12 months following the date of such termination that Acquisition Proposal is consummated, except that a reference to "20%" therein shall be deemed to be a reference to "50%". Any Termination Fee is intended to be proceeds to Aura for the disposition of its contractual right to acquire Bluestone Securities under the Arrangement Agreement.

|  Page 82

2024 Special Meeting of Securityholders

Amendments

The Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting, but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order, the Final Order and applicable law, without limitation (i) change the time for performance of any of the obligations or acts of the Parties; (ii) waive any inaccuracies or modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant thereto; (iii) make any administrative amendments required to be made in connection with assignment by Aura in accordance with the Arrangement Agreement; (iv) waive compliance with or modify any of the covenants contained in the Arrangement Agreement; (v) waive or modify performance of any of the obligations of the Parties; and/or (vi) waive compliance with or modify any mutual conditions precedent contained in the Arrangement Agreement.

Expenses

Except as otherwise provided in the Arrangement Agreement, all fees, costs and expenses incurred in connection with the Arrangement Agreement and the Arrangement shall be paid by the Party incurring such fees, costs or expenses.

THE RIGHTS INDENTURE

The following is a summary of the principal terms of the Rights Indenture, the form of which is attached as Appendix J to this Circular, and does not purport to be complete and is qualified in its entirety by reference to the Rights Indenture. Capitalized term used but not otherwise defined herein have the meanings set out in the Rights Indenture.

CVRs

Pursuant to the Arrangement, each Bluestone Shareholder (other than a Dissenting Shareholder) will receive from Aura on the Effective Date, in exchange for each Bluestone Share held or to be issued at the Effective Time, as applicable, one CVR entitling such holders to receive, without any further consideration and without further action on the part of the holder thereof, up to $0.2120 in cash provided that the CVR Payment Conditions are satisfied prior to the CVR Termination Date. The terms and conditions governing the CVRs are set out in the Rights Indenture attached as Appendix J to this Circular.

All CVRs will rank pari passu. CVRs do not represent any equity or ownership interest in Aura or any of its affiliates, or in any of their assets, including but not limited to any interest in the Cerro Blanco Project or any assets or mineral relating to the Cerro Blanco Project. Nothing in the Rights Indenture or in the holding of a CVR itself (whether evidenced by a Rights Certificate or otherwise) will confer upon a holder of a CVR any voting, dividend or other rights in respect of Aura and interest will not accrue for the benefit of the holder of a CVR on any amounts payable in respect of the CVRs.

The CVRs will be freely trading securities in Canada and freely transferable securities in the United States (other than by "affiliates" of Aura, as such term is defined in Rule 144). The CVRs will not be listed on any stock exchange.

|  Page 83

2024 Special Meeting of Securityholders

Upon the earlier of the completion of the CVR Payment Amount in full for each CVR held or at the CVR Termination Date, (i) the CVRs will terminate and be null, void and of no effect; and (ii) all the Rights Certificates shall be cancelled.

CVR Payment Condition and Procedures

CVR Payment Condition

Payment under the CVRs is conditional upon the CVR Payment Conditions being satisfied prior to the CVR Termination Date. Under the Rights Indenture, the CVR Payment Amount payable until the CVR Termination Date pursuant to the following schedule: (A) upon satisfaction of the First Payment Condition, 33.33% of the CVR Payment Amount, being $0.0707; (B) upon satisfaction of the Second Payment Condition, 33.33% of the CVR Payment Amount, being $0.0707; and (C) upon satisfaction of the Third Payment Condition, the balance of the CVR Payment Amount, being $0.0706.

CVR Payment Condition Satisfied

If a CVR Payment Condition is met prior to the CVR Termination Date: (a) Aura will, as soon as practicable, deliver to the Trustees a notice in writing (the "Achievement Certificate") signed on behalf of Aura by one or more officers (without personal liability) certifying that such CVR Payment Condition has been satisfied. The Canadian Trustee will promptly deliver a copy of such Achievement Certificate to the CVR Holders; (b) each CVR Holder shall receive, at no additional cost or expense, the portion of the CVR Payment Amount as set out in the Rights Indenture for each CVR held on the applicable CVR Payment Date.

After each CVR Payment Date, all CVRs shall be deemed after such CVR Payment Date to represent only the right to receive the remaining CVR Payment Amount to which the holder thereof is entitled in lieu of such CVRs.

CVR Payment Conditions Not Satisfied

If any CVR Payment Condition is not met prior to the CVR Termination Date, Aura will, as soon as practicable, deliver to the Trustees a notice in writing (the "Non-Achievement Certificate") signed on behalf of Aura by one or more officers (without personal liability) certifying that such CVR Payment Condition has not been satisfied by the CVR Termination Date and that Aura has complied in all material respects with its obligations under the Rights Indenture. The Canadian Trustee will promptly deliver a copy of such Non-Achievement Certificate to the CVR Holders.

Fractional Aura Shares

To the extent that the holder of one or more CVRs would otherwise have been entitled to receive on the conversion of the CVRs a fraction of a cent, the consideration payable shall be rounded up to the nearest whole cent.

Covenants of Aura

Aura will make certain covenants pursuant to the Rights Indenture, including that, from the Effective Date until the earlier of the full CVR Payment Date and the CVR Termination Date, Aura will, among other things:

(a) use its commercially reasonable efforts to continue the exploration and advancement towards development of the Cerro Blanco Project;

(b) not, directly or indirectly, complete or take any action or enter into any agreement, arrangement or understanding, whether by a sale of assets or by merger, reorganization, joint venture, lease, license, trust or any other transaction or arrangement, for the sale, transfer, assignment, disposition, relinquishment or surrender of its rights, title or interest in or to the Cerro Blanco Project or in or to any material assets comprising the Cerro Blanco Project to any person (a "Cerro Blanco Project Transfer") unless: (i) Aura satisfies the full CVR Payment Amount on or prior to the effective date of the Cerro Blanco Transfer; (ii) (A) the transfer is approved by Extraordinary Resolution of the holders of CVRs, and (B) the agreement for such Cerro Blanco Transfer required the applicable transferee to comply with the Rights Indenture to the same extent as Aura and releases Aura from all obligations and liabilities under the Rights Indenture; (iii) Aura (or its corporate successor) first agrees in writing to remain subject to the obligations under the Rights Indenture, including to make payments if and when such a payment is due in accordance with the terms of the Rights Indenture; and (iv) the agreement for such Cerro Blanco Project Transfer requires the applicable transferee to comply with the Rights Indenture to the same extent as Aura and such transferee has first agreed in writing to that effect;

|  Page 84

2024 Special Meeting of Securityholders

(c) use commercially reasonable efforts to keep or cause to be kept proper books of account for its operations at the Cerro Blanco Project and enter into those books all dealings and transactions in relation to the Cerro Blanco Project; and

(d) prepare and deliver certain reports to the Trustees and CVR Holders as required under the TIA and applicable Laws.

Restrictions on Purchases by Aura and Affiliates

Aura and its affiliates are not prohibited from acquiring CVRs, whether in open market transactions, private transactions or otherwise, provided such acquisitions comply with Canadian and U.S. securities laws or other applicable securities laws. Rights Certificates representing the CVRs purchased by Aura pursuant to the Rights Indenture shall be immediately surrendered to the Trustees for cancellation and shall not be reissued. Aura shall not be entitled to vote on any matter to be voted upon and shall not be entitled to dispute any matter in the Rights Indenture.

Dispute Mechanics

If CVR Holders of at least 25% of the outstanding CVRs (the "Required Holders") at any time but no later than 60 calendar days after the CVR Termination Date (the "Dispute Period") wish to dispute satisfaction or non-satisfaction of the CVR Payment Condition, the Required Holders may provide Aura and the Canadian Trustees with written notice (the "Dispute Notice") of such dispute in reasonable detail.

If the Required Holders do not deliver such a Dispute Notice on or prior to the expiry of the Dispute Period, the Required Holders will be deemed to have accepted that the CVR Payment Condition has not been met, and Aura and its affiliates will have no further obligation with respect to the CVRs or the CVR Payment Amount.

If the Required Holders deliver a Dispute Notice during the Dispute Period, and it is finally determined in accordance with the Rights Indenture that the CVR Payment Condition has been met, the CVR Payment Amount will be paid on a date established by Aura that is as soon as possible after such determination.

Aura shall work in good faith together with Required Holders who have provided a Dispute Notice to resolve the dispute set out in the Rights Indenture on a mutually satisfactory basis for not less than 30 days, following which the dispute may be referred to arbitration pursuant to Rights Indenture.

Events of Default

The occurrence of any of the following events prior to the earlier of the full CVR Payment Date and the CVR Termination Date, will constitute an event of default (each, an "Event of Default") under the Rights Indenture:

(a) Aura fails to observe or perform in any material respect any covenant, condition or agreement contained in the Rights Indenture or in respect of the CVRs and such failure shall continue unremedied for a period of 120 days after written notice has been given to Aura by the Trustees or to Aura and the Trustees by any Required Holders specifying such failure and requiring it to be remedied;

|  Page 85

2024 Special Meeting of Securityholders

(b) a court having competent jurisdiction over Aura entering a decree or order (i) for relief in respect of Aura following the filing of any petition, application or other proceeding against or in respect of Aura by or on behalf of a person (other than Aura) under any applicable bankruptcy, insolvency or other similar law now or thereafter in effect, or (ii) appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Aura or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and in case of (i) or (ii), such decree or order remaining unstayed and in effect for a period of 30 consecutive days; or

(c) Aura voluntarily (i) commencing or filing any petition, application or other proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consenting to the entry of an order for relief under any proceeding initiated against or in respect of Aura by or on behalf of a person (other than Aura) under any such law, (iii) consenting to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Aura or for any substantial part of its property, or (iv) making any general assignment for the benefit of its creditors.

If an Event of Default described in item (a) above occurs and is continuing, then either the Canadian Trustee by notice to Aura or the Canadian Trustee upon the written request of Required Holders with notice to Aura and to the Trustees, will bring the matter to binding arbitration in order to protect the rights of the CVR Holders, including to obtain payment for any amounts then due and payable. If an Event of Default described in items (b) or (c) above occurs, then the CVRs in aggregate will thereafter automatically be converted into and represent an unsecured claim for the outstanding balance of the CVR Payment Amount plus any additional amount determined to be due and payable to CVR Holders by Aura pursuant to any arbitration under the Rights Indenture, regardless of the satisfaction of the CVR Payment Conditions (for greater certainty, such unsecured claim shall rank pari passu with other unsecured claims of Aura).

RISK FACTORS

In evaluating the Arrangement, Bluestone Securityholders should carefully consider the following risk factors relating to the Arrangement. The following risk factors are not a definitive list of all risk factors associated with the Arrangement. Additional risks and uncertainties, including those currently unknown or considered immaterial by Bluestone, may also adversely affect the trading price of the Bluestone Shares, the Aura Shares and/or the businesses of Bluestone and Aura following the Arrangement. In addition to the risk factors relating to the Arrangement set out below, Bluestone Securityholders should also carefully consider the risk factors associated with the businesses of Bluestone and Aura under the headings "Information Concerning Aura Following the Arrangement" and "Information Concerning Aura" in this Circular and in the documents incorporated by reference herein. If any of the risk factors materialize, the expectations, and the predictions based on them, may need to be re-evaluated.

Risks Related to the Arrangement

The completion of the Arrangement is subject to conditions precedent

The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside of Bluestone or Aura's control, including receipt of the Final Order, receipt of the Required Securityholder Approval, receipt of TSXV and TSX approvals, and receipt of the Key Consents and Approvals.

In addition, the completion of the Arrangement is conditional on, among other things, no Bluestone Material Adverse Effect or Aura Material Adverse Effect having occurred, or having been disclosed to the public (if previous undisclosed to public) in respect of the other Party.

|  Page 86

2024 Special Meeting of Securityholders

There can be no certainty, nor can Bluestone or Aura provide any assurance, that all conditions precedent to the Arrangement will be satisfied or waived, or if satisfied or waived, when they will be satisfied or waived and, accordingly, the Arrangement may not be completed. If the Arrangement is not completed, the market price of Bluestone Shares and/or Aura Shares may be adversely affected.

The Key Consents and Approvals may not be obtained or, if obtained, may not be obtained on a favourable basis or in a timely manner

To complete the Arrangement, each of Bluestone and Aura must make certain filings with and obtain certain consents and approvals from governmental and regulatory authorities. The Key Consents and Approvals have not been obtained yet. The regulatory approval processes may take a lengthy period of time to complete, which could delay completion of the Arrangement. If obtained, the Key Consents and Approvals may be conditioned, with the conditions imposed by the applicable Governmental Entity not being acceptable to either Bluestone or Aura, or, if acceptable, not being on terms that are favourable to the Combined Company. There can be no assurance as to the outcome of the regulatory approval processes, including the undertakings and conditions that may be required for approval or whether the Key Consent and Approvals will be obtained. If not obtained, or if obtained on terms that are not satisfactory to either Bluestone and Aura, the Arrangement may not be completed.

Bluestone Shareholders that elect the Share Consideration may be subject to pro-ration in accordance with the Arrangement

If the total elections for the Share Consideration exceed the Aggregate Share Consideration, it is likely that Bluestone Shareholders will not receive 100% of the Share Consideration that they have elected or are deemed to have elected to receive.

The number of Aura Shares to be received under an election to receive Aura Shares as Consideration is fixed and will likely vary from the market value of the Cash Consideration

Bluestone Shareholders will have the right to elect to receive, or may as a result of pro-ration or the deeming provisions under the Arrangement, receive a fixed number of Aura Shares, and one CVR in exchange for each Bluestone Share held, under the Arrangement rather than receiving Aura Shares with a fixed market value. Because the Aura Shares to be received in respect of each Bluestone Share under the Arrangement will not be adjusted to reflect changes in the market price of the Aura Shares, the market value of the Aura Shares received under the Arrangement will likely vary from the value of the Cash Consideration that may be received under the Arrangement.

The market price of the Bluestone Shares and Aura Shares may be materially adversely affected in certain circumstances

If, for any reason, the Arrangement is not completed or its completion is materially delayed and/or the Arrangement Agreement is terminated, the market price of Bluestone Shares may be materially adversely affected and decline to the extent that the current market price of the Bluestone Shares reflects a market assumption that the Arrangement will be completed. Depending on the reasons for terminating the Arrangement Agreement, Bluestone's business, financial condition or results of operations could also be subject to various material adverse consequences, including as a result of paying the Termination Fee, as applicable in connection to the Arrangement.

The Arrangement Agreement may be terminated in certain circumstances

Aura has the right, in certain circumstances, in addition to termination rights relating to the failure to satisfy the conditions of closing, to terminate the Arrangement. Accordingly, there can be no certainty, nor can Aura provide any assurance that the Arrangement will not be terminated by Aura prior to the completion of the Arrangement. In addition, if the Arrangement is not completed by the Outside Date, Aura may terminate the Arrangement Agreement. The Arrangement Agreement also includes termination amounts payable if the Arrangement Agreement is terminated in certain circumstances. Additionally, any termination will result in the failure to realize the expected benefits of the Arrangement in respect of the operations and business of Bluestone.

|  Page 87

2024 Special Meeting of Securityholders

If the Arrangement Agreement is terminated, there is no assurance that the Board will be able to find a party willing to pay an equivalent or greater price than the Consideration to be paid pursuant to the terms of the Arrangement Agreement.

The completion of the Arrangement is uncertain and Bluestone will incur costs even if the Arrangement is not completed

As the Arrangement is dependent upon receipt, among other things, of the Key Consents and Approvals and satisfaction of certain other conditions, its completion is uncertain. If the Arrangement is not completed for any reason, there are risks that the announcement of the Arrangement and the dedication of Bluestone's resources to the completion thereof could have a negative impact on Bluestone's relationships with its stakeholders and could have a material adverse effect on the current and future operations, financial condition and prospects of Bluestone.

In addition, certain costs related to the Arrangement, such as legal, accounting and certain financial advisor fees, must be paid by Bluestone and Aura even if the Arrangement is not completed. Bluestone and Aura are each liable for their own costs incurred in connection with the Arrangement. If the Arrangement is not completed, Bluestone may be required to pay Aura the Termination Fee. See "The Arrangement Agreement - Termination of Arrangement Agreement" in this Circular.

The Arrangement may divert the attention of Bluestone's Management

The Arrangement could cause the attention of the Bluestone's management to be diverted from the day-to-day operations of Bluestone. These disruptions could be exacerbated by a delay in the completion of the Arrangement and could have an adverse effect on the business, operating results or prospects of Bluestone.

The Termination Fee provided under the Arrangement Agreement may discourage other parties from attempting to acquire Bluestone

Under the Arrangement Agreement, Bluestone would be required to pay a Termination Fee of US$2,000,000 if the Arrangement Agreement is terminated in certain circumstances. This Termination Fee may discourage other parties from attempting to acquire Bluestone Shares or otherwise making an Acquisition Proposal to Bluestone, even if those parties would otherwise be willing to offer greater value to Bluestone Securityholders than that offered by Aura under the Arrangement.

Restrictions from pursuing business opportunities

Bluestone is also subject to customary non-solicitation provisions under the Arrangement Agreement, pursuant to which, Bluestone is restricted from soliciting, initiating or knowingly encouraging any Acquisition Proposal, among other things. The Arrangement Agreement also restricts Bluestone from taking specified actions until the Arrangement is completed without the consent of Aura. These restrictions may prevent Bluestone from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement.

The Aura Shares issued in connection with the Arrangement may have a market value different than expected

Each Bluestone Shareholder will have the option to elect to receive the Share Consideration. Because the Share Consideration will not be adjusted to reflect any changes in the market value of Aura Shares, the market values of the Aura Shares and the Bluestone Shares at the Effective Time may vary significantly from the values at the date of this Circular. If the market price of Aura Shares declines, the value of the consideration received by Bluestone Shareholders electing or deemed to elect to receive Aura Shares for Bluestone Shares will decline as well. Variations may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Aura, market assessments of the likelihood that the Arrangement will be consummated, regulatory considerations, general market and economic conditions, changes in the prices of metals and other factors, including those factors over which neither Bluestone nor Aura has control.

|  Page 88

2024 Special Meeting of Securityholders

Directors and officers of Bluestone have interests in the Arrangement that may be different from those of Bluestone Shareholders generally

In considering the recommendation of the Board with respect to the Arrangement, Bluestone Shareholders should be aware that certain members of Bluestone's senior management and the Board have certain interests in connection with the Arrangement that may present them with actual or potential conflicts of interest in connection with the Arrangement. See "The Arrangement - Interests of Certain Persons in the Arrangement" in this Circular.

The foregoing risks or other risks arising in connection with the failure of the Arrangement, including the diversion of management attention from conducting the business of Bluestone, may have a material adverse effect on Bluestone's business operations, financial condition, financial results and share price.

Aura and Bluestone may be the targets of legal claims, securities class action, derivative lawsuits and other claims

Aura and Bluestone may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Arrangement from being completed. Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into an agreement to acquire a public company or to be acquired. Third parties may also attempt to bring claims against Aura or Bluestone seeking to restrain the Arrangement or seeking monetary compensation or other redress. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Arrangement, then that injunction may delay or prevent the Arrangement from being completed.

Risks Related to the CVRs

CVR Holders may never receive the CVR Payment Amount

If the CVR Payment Conditions are not satisfied for any reason prior to the CVR Termination Date, the full CVR Payment Amount will not be paid out and Bluestone Shareholders will not realize the value of the Contingent Consideration.

CVR Payment Amounts rank at parity with other unsecured claims of Aura

Should certain Events of Default occur pursuant to the Rights Indenture, the CVRs will automatically be converted into and represent an unsecured claim for the outstanding balance of the CVR Payment Amount with such unsecured claim ranking pari passu with other unsecured claims of Aura. In the event of a shortfall of funds after paying secured creditors of Aura, CVR Holders will not receive the full CVR Payment Amount they may otherwise have been entitled to.

The CVRs will not be listed on any exchange

Although they will be transferable, the CVRs will not be listed on any securities exchange. Accordingly, a CVR Holder may not have an ability to realize the value of the full CVR Payment Amount in accordance with the terms of the Rights Indenture prior to the CVR Payment Date.

The treatment of CVRs for U.S. federal income tax purposes is unclear

There is no legal authority directly addressing the U.S. federal income tax treatment of CVRs received pursuant to the Arrangement. Accordingly, the amount, timing and character of any gain, income or loss with respect to the CVRs are uncertain. U.S. Holders should consult their own tax advisors concerning the recognition of income, gain or loss, if any, resulting from the receipt of a CVR or the receipt of any payment in respect of a CVR, and review the discussion under "Certain U.S. Federal Income Tax Consequences of the Arrangement".

|  Page 89

2024 Special Meeting of Securityholders

Bluestone expects to be classified as a "passive foreign investment company" ("PFIC") under the Code, and Aura may be a PFIC, which would subject U.S. Holders to adverse U.S. federal income tax consequences. Certain tax elections to mitigate these tax consequences may not be available to U.S. Holders.

Generally, unfavorable U.S. federal income tax rules apply to U.S. Holders that own stock of a PFIC. A non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is "passive income," or (ii) 50% or more of the average value of its assets is attributable to "passive assets" (generally, assets that generate passive income). Based on current business plans and financial expectations, Bluestone expects to be classified as a PFIC during its tax year which includes the Effective Date, and believes it has been a PFIC in prior tax years, while Aura does not expect to be classified as a PFIC for its tax year which includes the day after the Effective Date. No opinion of legal counsel or ruling from the IRS concerning Bluestone's or Aura's status as a PFIC has been obtained or is currently planned to be requested. The determination of PFIC status for any year is based on the types of income each of Bluestone and Aura earn and the types and value of their respective assets from time to time, all of which are subject to change, as well as, in part, the application of complex U.S. federal income tax rules, which are subject to change and differing interpretations.

If Bluestone or Aura were classified as a PFIC for any taxable year during which a U.S. Holder holds Bluestone Shares or Aura Shares, as applicable, such holder may be subject to increased tax liability (generally including an interest charge) upon the sale or other disposition of such shares or upon the receipt of certain actual and deemed distributions treated as "excess distributions." In addition, certain elections that generally mitigate these adverse tax results may be unavailable for U.S. Holders. See "Certain U.S. Federal Income Tax Consequences of the Arrangement-U.S. Federal Income Tax Consequences of the Exchange of Bluestone Shares for CVRs and Aura Shares and/or Cash Consideration Pursuant to the Arrangement-Tax Consequences of the Arrangement if Bluestone Is Classified as a PFIC" and "Certain U.S. Federal Income Tax Consequences of the Arrangement-U.S. Federal Income Tax Consequences of the Ownership and Disposition of Aura Shares-Passive Foreign Investment Company Rules Relating to the Ownership of Aura Shares" for additional discussion.

INFORMATION CONCERNING THE COMPANY

General

The Company was incorporated under the Business Corporations Act (Alberta) on November 7, 2000 and continued into British Columbia on June 13, 2005. The Company's registered office and its principal place of business is located at Suite 2800, Four Bentall Centre, 1055 Dunsmuir Street, Vancouver, BC, Canada V7X 1L2. The company's flagship asset is the Cerro Blanco gold project, a near surface mine development project located in Southern Guatemala in the department of Jutiapa, which is the Company's only material mineral project for the purposes of NI 43-101.

The Bluestone Shares are currently listed on the TSXV in Canada and are quoted for trading on the OTCQB in the United States under the symbols "BSR" and "BBSRF", respectively. Following the completion of the Arrangement, the Company will be a wholly-owned subsidiary of Aura and the Bluestone Shares will be delisted from the TSXV and no longer quoted on the OTCQB.

|  Page 90

2024 Special Meeting of Securityholders

Price Range and Trading Volume

The following table shows the high and low trading prices and monthly trading volume of the Bluestone Shares on the TSXV for the six-month period preceding the date of this Circular:

Date	High	Low	Volume
November 1 - November 12, 2024	$0.305	$0.295	5,275,290
October 2024	$0.490	$0.300	9,400,039
September 2024	$0.385	$0.255	855,102
August 2024	$0.350	$0.253	1,350,915
July 2024	$0.360	$0.255	713,663
June 2024	$0.500	$0.220	2,575,883
May 2024	$0.850	$0.420	5,138,357

The closing price of the Bluestone Shares on the TSXV on November 12, 2024 was $0.295. The closing price of the Bluestone Shares on the TSXV on October 25, 2024, the last trading day prior to the announcement of the Arrangement, was $0.335.

If the Arrangement is completed, all of the Bluestone Shares will be owned by Aura and will be delisted from the TSXV, subject to the rules and policies of the TSXV.

Material Changes in the Affairs of the Company

To the knowledge of the directors and senior officers of the Company and except as publicly disclosed or otherwise described in this Circular, there are no plans or proposals for material changes in the affairs of the Company.

Previous Purchases and Sales

The following shares or other securities of the Company have been issued by the Company during the 12-month period preceding the date of this Circular:

Date of Issuance	Purpose	Description of Securities Issued	Number of Securities	Price per Security
During the ten months ended October 31, 2024	Issued in accordance with the Nemesia Debt	Common Shares	587,896	$0.38
June 10, 2024	Exercise of Options	Common Shares	66,666	$0.20
December 31, 2023	Issued in accordance with the Nemesia Debt	Common Shares	48,000	$0.22
November 30, 2023	Issued in accordance with the Nemesia Debt	Common Shares	48,000	$0.24
March 14, 2024	Option Grants	Options	4,214,000	N/A
December 21, 2023	Option Grants	Options	400,000	N/A

Previous Distribution

For the five years preceding the date of this Circular, the Company has completed the following distributions of Bluestone Shares:

|  Page 91

2024 Special Meeting of Securityholders

Date	Description	Number of Securities	Price per Security	Aggregate Proceeds
During the then months ended October 31, 2024	Issued in accordance with the Nemesia Debt	Issuance of 587,896 common shares	Weighted average issuance price of $0.38	N/A
June 10, 2024	Exercise of Options	Issuance of 66,666 common shares	$0.20	$13,333
During the year ended December 31, 2023	Issued in accordance with the Nemesia Debt	Issuance of 464,904 common shares	Weighted average issuance price of $0.36	N/A
During the year ended December 31, 2022	Issued in accordance with the Nemesia Debt	Issuance of 230,858 common shares	Weighted average issuance price of $1.99	N/A
During the year ended December 31, 2022	Exercise of Options	Issuance of 646,800 common shares	$1.25	$808,500
During the year ended December 31, 2021	Exercise of Purchase Warrants	Issuance of 6,084,440 common shares	$1.65	$10,039,326
During the year ended December 31, 2021	Exercise of Options	Issuance of 726,667 common shares	Weighted average exercise price of $1.49	$1,085,834
During the year ended December 31, 2020	Exercise of Purchase Warrants	Issuance of 3,777,920 common shares	Weighted average exercise price of $0.43	$1,634,272
During the year ended December 31, 2020	Exercise of Options	Issuance of 5,208,333 common shares	Weighted average exercise price of $1.49	$7,737,916
May 1, 2020	Bought deal private placement	Issuance of 52,578,000 common shares	$1.75	$92,010,500
January 27, 2020	Issued to Nemesia in connection with a credit facility	Issuance of 85,000 common shares	$1.52	N/A

Dividends or Capital Distributions

The Company has not declared or paid any cash dividends or capital distributions on the Bluestone Shares in the past two years from the date of this Circular. For the immediate future, the Company does not envisage any earnings arising from which dividends could be paid. Any decision to pay dividends on Bluestone Shares in the future will be made by the Board on the basis of the earning, financial requirements and other conditions existing at such time.

Expenses

The estimated fees, costs and expenses of the Company in connection with the Arrangement, including, without limitation, fees of the financial advisor, filing fees, legal and accounting fees and printing and mailing costs are not expected to exceed approximately $3 million.

INFORMATION CONCERNING AURA

Information regarding Aura is contained in Appendix F to this Circular. The information concerning Aura contained in this Circular has been provided by Aura for inclusion in this Circular. Although the Company has no knowledge that any statement contained herein taken from, or based on, such information provided by Aura is untrue or incomplete, the Company assumes no responsibility for the accuracy of such information or for any failure by Aura to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Company.

|  Page 92

2024 Special Meeting of Securityholders

INFORMATION CONCERNING AURA FOLLOWING THE ARRANGEMENT

On completion of the Arrangement, Aura will continue to be a corporation incorporated under the laws of the British Virgin Islands. On the Effective Date, Aura will own all of the Bluestone Shares and Bluestone will be a wholly owned subsidiary of Aura.

For further information regarding the Combined Company after the completion of the Arrangement please see Appendix G - Information Concerning Aura Following the Arrangement.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary as of the date hereof of the principal Canadian federal income tax considerations under the Tax Act of the Arrangement generally applicable to a Bluestone Shareholder who, for purposes of the Tax Act and at all relevant times (i) holds Bluestone Shares and will hold Aura Shares, if applicable, and CVRs acquired pursuant to the Arrangement as capital property, and (ii) deals at arm's length with, and is not affiliated with, Bluestone or Aura (a "Holder"). Bluestone Shares, Aura Shares and CVRs generally will be considered capital property to a Holder for purposes of the Tax Act unless the Holder holds such securities in the course of carrying on a business of buying and selling securities or the Holder has acquired or holds such securities in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on: (i) the current provisions of the Tax Act in force as of the date of this Circular, (ii) counsel's understanding of the administrative policies and assessing practices of the CRA that are publicly available and published in writing prior to the date of this Circular, (iii) all specific proposals to amend the Tax Act that have been publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date of this Circular (the "Proposed Amendments"), and (iv) the facts set out in this Circular. This summary assumes that the Proposed Amendments will be enacted in the form proposed, although no assurance can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ materially from the Canadian federal income tax considerations discussed below.

This summary is not applicable to a Holder (i) that is a "financial institution" for the purposes of the mark-to-market rules in the Tax Act, (ii) that is a "specified financial institution" (as defined in the Tax Act), (iii) an interest in which is, or whose Bluestone Shares, Aura Shares or CVRs are (or would be), a "tax shelter investment" (as defined in the Tax Act), (iv) who has made an election pursuant to the functional currency reporting election rules in the Tax Act, (v) that is a "foreign affiliate" (as defined in the Tax Act) of a taxpayer resident in Canada, (vi) that has entered into a "synthetic disposition agreement" or a "derivative forward agreement" (as those terms are defined in the Tax Act) with respect to the Bluestone Shares, Aura Shares or CVRs, (vii) that will receive dividends on Aura Shares under or as part of a "dividend rental arrangement" (as defined in the Tax Act), (viii) that is exempt from tax under the Tax Act, or (ix) that is otherwise of special status or in special circumstances. This summary is not applicable to persons holding Bluestone Options. All such Holders should consult their own tax advisors with respect to the consequences of the Arrangement.

Additional considerations, not discussed in this summary, may be applicable to a Holder that is a corporation resident in Canada, and is, or becomes, or does not deal at arm's length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Aura Shares (if applicable), controlled by a non-resident person, or group of non-resident persons not dealing with each other at arm's length, for purposes of the "foreign affiliate dumping" rules in section 212.3 of the Tax Act. Any such Holder should consult its own tax advisor with respect to the consequences of acquiring Aura Shares (if applicable).

THIS SUMMARY IS NOT EXHAUSTIVE OF ALL POSSIBLE CANADIAN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO THE ARRANGEMENT. THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT AND SHOULD NOT BE CONSTRUED AS LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON (INCLUDING A HOLDER AS DEFINED ABOVE) AND NO REPRESENTATIONS CONCERNING THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER ARE MADE. THE TAX CONSEQUENCES OF THE ARRANGEMENT WILL VARY ACCORDING TO THE HOLDER'S PARTICULAR CIRCUMSTANCES. HOLDERS SHOULD CONSULT THEIR OWN INCOME TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE ARRANGEMENT APPLICABLE TO THEM BASED ON THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF THE INCOME AND OTHER TAX LAWS OF ANY COUNTRY, PROVINCE OR OTHER JURISDICTION THAT MAY BE APPLICABLE TO THE HOLDER. THIS SUMMARY DOES NOT ADDRESS ANY TAX CONSIDERATIONS APPLICABLE TO PERSONS OTHER THAN HOLDERS AND SUCH PERSONS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE ARRANGEMENT UNDER THE TAX ACT AND ANY JURISDICTION IN WHICH THEY MAY BE SUBJECT TO TAX.

|  Page 93

2024 Special Meeting of Securityholders

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Bluestone Shares, Aura Shares, or CVRs (including dividends, adjusted cost base and proceeds of disposition, as applicable) must be expressed in Canadian dollars based on the exchange rates as determined in accordance with the Tax Act.

This summary is based upon the understanding of counsel that a CVR evidences a contractual right to acquire cash on the satisfaction of certain conditions. No advance tax ruling in respect of the Arrangement has been sought from the CRA and counsel is not aware of any relevant judicial authority relating to this characterization for tax purposes.

Holders Resident in Canada

The following portion of this summary is generally applicable to a Holder who, at all relevant times, is a resident of Canada or who is deemed to be a resident of Canada for purposes of the Tax Act (a "Resident Holder"). Certain Resident Holders who might not otherwise be considered to own Bluestone Shares as capital property may be entitled to have them and all other "Canadian securities", as defined in the Tax Act, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. This election does not apply to CVRs or Aura Shares. Resident Holders contemplating making a subsection 39(4) election should consult their own tax advisors for advice as to whether the election is available or advisable in their particular circumstances.

Disposition or Exchange of Bluestone Shares

A Resident Holder who exchanges Bluestone Shares pursuant to the Arrangement will be considered to have disposed of the Bluestone Shares for proceeds of disposition equal to the total amount of the: (i) cash received (if any), (ii) the aggregate fair market value of Aura Shares received (if any) at the time of the Arrangement, and (iii) subject to the discussion below under "Holders Resident in Canada - Receipt, Holding and Disposition of CVRs", the aggregate fair market value of the CVRs received at the time of the Arrangement. As a result, the Resident Holder will generally realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Bluestone Shares immediately before the exchange. See "Holders Resident in Canada - Capital Gains and Capital Losses" below for a general discussion of the treatment of capital gains and capital losses under the Tax Act.

The cost to the Resident Holder of any Aura Shares acquired on such exchange will be equal to the fair market value of the Aura Shares at the time of the exchange. The Resident Holder's adjusted cost base of the Aura Shares so acquired will be determined by averaging such cost with the adjusted cost base to the Resident Holder of all Aura Shares owned by the Resident Holder as capital property immediately prior to such exchange.

Receipt, Holding and Disposition of CVRs

The cost to a Resident Holder of a CVR received pursuant to the Arrangement will be equal to the fair market value of the CVR received at the time of the Arrangement.

|  Page 94

2024 Special Meeting of Securityholders

Resident Holder who disposes of a CVR, including pursuant to the termination of the CVR when all of the payment obligations under the CVR have been satisfied, should realize a capital gain (or capital loss) to the extent that the proceeds of disposition received by such Holder, which should include, although not free from doubt, the payments received pursuant to the CVRs, if any, exceed (or are less than) the aggregate of the Holder's adjusted cost base in its CVR immediately before the disposition and any reasonable costs of disposition. Where no payment on the CVR is to be made or in the event of the termination of a CVR where it is cancelled pursuant to the Rights Indenture, a Resident Holder should be considered to have disposed of its CVR for no proceeds and will realize a capital loss equal to the adjusted cost base of such CVR. See "Holders Resident in Canada - Capital Gains and Capital Losses" below for a general discussion of the treatment of capital gains and capital losses under the Tax Act.

The Canadian federal income tax consequences to a Resident Holder of the receipt, holding and disposition of a CVR, including the tax consequences of the receipt of payment pursuant to the CVR, are not entirely free from doubt. Resident Holders should consult their own tax advisors to determine the tax consequences and corresponding reporting in relation to the receipt, holding and disposition of a CVR and, in particular, whether the receipt of the CVRs and payments received under the CVRs should be reported in an alternative manner to that described above.

Dividends on Aura Shares

A Resident Holder will be required to include in computing such Resident Holder's income for a taxation year the amount of any dividends including amounts deducted for foreign withholding tax, if any, received on the Aura Shares. Dividends received on Aura Shares by a Resident Holder who is an individual (including certain trusts) will not be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends received from taxable Canadian corporations. A Resident Holder that is a corporation will be required to include dividends received on Aura Shares in computing its income and will not be entitled to deduct the amount of such dividends in computing its taxable income.

To the extent that foreign withholding tax is payable by a Resident Holder in respect of any dividends received on Aura Shares, the Resident Holder may be eligible for a foreign tax credit or deduction to the extent and under the circumstances described in the Tax Act. Resident Holders should consult their own tax advisors regarding the availability of a foreign tax credit or deduction in their particular circumstances.

Dispositions of Aura Shares

A Resident Holder who disposes or is deemed to dispose of an Aura Share (including on a purchase of Aura Shares for cancellation by Aura) generally will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition therefor exceed (or are exceeded by) the adjusted cost base to the Resident Holder of the Aura Share immediately before the disposition or deemed disposition and any reasonable expenses incurred for the purpose of making the disposition. See "Holders Resident in Canada - Capital Gains and Capital Losses" below for a general description of the treatment of capital gains and capital losses under the Tax Act.

Capital Gains and Capital Losses

Subject to the Capital Gains Proposals (defined below), a Resident Holder will generally be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") realized by it in that year. Such a Resident Holder will be required to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized by it in a taxation year from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

Proposed Amendments related to the capital gains inclusion rate (the "Capital Gains Proposals") would increase a Resident Holder's capital gains inclusion rate for a taxation year ending after June 24, 2024 from one-half to two-thirds, subject to transitional rules applicable for a Resident Holder's taxation year beginning on or before June 24, 2024 and ending on or after June 25, 2024 that would reduce the capital gains inclusion rate for that taxation year to be, in effect, one-half for net capital gains realized before June 25, 2024. The Capital Gains Proposals also include provisions that would, generally, offset the increase in the capital gains inclusion rate for up to $250,000 of net capital gains realized (or deemed to be realized) by a Resident Holder that is an individual (including certain trusts) in the year that are not offset by net capital losses carried back or forward from another taxation year. The Capital Gains Proposals also provide that capital losses realized prior to June 25, 2025, which are deductible against capital gain included in income for taxation years ending on or after June 25, 2024 will offset an equivalent capital gain regardless of the inclusion rate which applied at the time such capital losses were realized.

|  Page 95

2024 Special Meeting of Securityholders

The foregoing summary only generally describes the considerations applicable under the Capital Gains Proposals and is not an exhaustive summary of the considerations that could arise in respect of the Capital Gains Proposals. The Capital Gains Proposals are complex and their application to a particular Resident Holder will depend on the Resident Holder's particular circumstances. Resident Holders should consult their own tax advisors with respect to the Capital Gains Proposals.

Dissenting Resident Holders

A Resident Holder who, as a result of the exercise of Dissent Rights, is entitled to be paid the fair value of its Bluestone Shares by Bluestone will be deemed to have received a dividend equal to the amount, if any, by which the payment received for such Bluestone Shares (less the amount in respect of interest, if any, awarded by a court) exceeds the paid-up capital of such Bluestone Shares (as determined under the Tax Act). Dissenting Resident Holders should consult their own tax advisors with respect to the tax consequences of such deemed dividend.

A dissenting Resident Holder will also be considered to have disposed of such Resident Holder's Bluestone Shares for proceeds of disposition equal to the amount received by the Resident Holder (excluding the amount of any interest awarded by a court) less the amount of any deemed dividend as described above. The dissenting Resident Holder will realize a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Resident Holder's Bluestone Shares.

A capital gain or capital loss realized by a dissenting Resident Holder will be treated in the same manner as described above under the subheading "Holders Resident in Canada - Capital Gains and Capital Losses".

Interest awarded by a court to a dissenting Resident Holder will be included in the holder's income for purposes of the Tax Act.

Resident Holders should consult their own tax advisors with respect to the Canadian federal income tax consequences of exercising their Dissent Rights.

Other Taxes

Capital gains realized (or deemed to have been realized) by individuals or a trust, other than certain specified trusts, may give rise to minimum tax under the Tax Act. Resident Holders that are individuals should consult their own tax advisors in this regard.

A Resident Holder that is, throughout the relevant taxation year, a "Canadian controlled private corporation" (as defined in the Tax Act) or, at any time in a relevant taxation year, a "substantive CCPC" (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on its "aggregate investment income", which is defined in the Tax Act to include interest income, net taxable capital gains, and dividends (including deemed dividends) that are not deductible in computing the Resident Holder's taxable income for the taxation year.

Offshore Investment Fund Property Rules

The Tax Act contains provisions (the "OIF Rules") which, in certain circumstances, may require a Resident Holder to include an amount in income in each taxation year in respect of the acquisition and holding of Aura Shares if (1) the value of such Aura Shares may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing, (collectively, the "Investment Assets"), and (2) it may reasonably be concluded that one of the main reasons for the Resident Holder acquiring, holding or having Aura Shares was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from the Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Resident Holder.

|  Page 96

2024 Special Meeting of Securityholders

In making this determination, the OIF Rules provide that regard must be had to all of the circumstances, including (i) the nature, organization and operation of any non-resident entity, including Aura, and the form of, and the terms and conditions governing, the Resident Holder's interest in, or connection with, any such non-resident entity, (ii) the extent to which any income, profit and gains that may reasonably be considered to be earned or accrued, whether directly or indirectly, for the benefit of any such non-resident entity, including Aura, are subject to an income or profits tax that is significantly less than the income tax that would be applicable to such income, profits and gains if they were earned directly by the Resident Holder, and (iii) the extent to which any income, profits and gains of any such non-resident entity, including Aura, for any fiscal period are distributed in that or the immediately following fiscal period.

If applicable, the OIF Rules can result in a Resident Holder being required to include in its income for each taxation year in which such Resident Holder owns Aura Shares the amount, if any, by which (i) the total of all amounts each of which is the product obtained when the Resident Holder's "designated cost" (as defined in the Tax Act) of Aura Shares at the end of a month in the year is multiplied by 1/12 of the aggregate of the prescribed rate of interest for the period including that month plus two percentage points exceeds (ii) the Resident Holder's income for the year (other than a capital gain) in respect of Aura Shares determined without reference to the OIF Rules. Any amount required to be included in computing a Resident Holder's income under these provisions will be added to the adjusted cost base and the designated cost of the Aura Shares to the Resident Holder.

The CRA has taken the position that the term "portfolio investment" should be given a broad interpretation. If the term "portfolio investment" should be given a broad interpretation, and even if the value of the Aura Shares may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in Investment Assets, the OIF Rules will apply only if it is reasonable to conclude that one of the main reasons for a Resident Holder acquiring, holding or having Aura Shares was to derive, either directly or indirectly, a benefit from Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Resident Holder.

The OIF Rules are complex and Resident Holders are urged to consult their own tax advisors regarding the application and consequences of the OIF Rules in their own particular circumstances.

Foreign Property Information Reporting

A Resident Holder who is a "specified Canadian entity" (as defined in the Tax Act) for a taxation year or a fiscal period and whose total "cost amount" of "specified foreign property" (each as defined in the Tax Act), including Aura Shares, at any time in the year or fiscal period exceeds $100,000 will be required to file an information return with the CRA for the taxation year or fiscal period disclosing certain prescribed information in respect of such property. Subject to certain exceptions, a taxpayer resident in Canada will be a "specified Canadian entity," as will certain partnerships. Penalties may apply where a Resident Holder fails to file the required information return in respect of such Resident Holder's "specified foreign property" (as defined in the Tax Act) on a timely basis in accordance with the Tax Act.

|  Page 97

2024 Special Meeting of Securityholders

The foreign property reporting rules in the Tax Act are complex and this summary does not purport to address all circumstances in which reporting may be required by a Resident Holder. Resident Holders should consult their own tax advisors regarding compliance with these rules.

Holders Not Resident in Canada

The following portion of this summary is applicable to a Holder who: (i) has not been, is not, and is not deemed to be, resident in Canada for purposes of the Tax Act; and (ii) does not use or hold, and is not deemed to use or hold, Bluestone Shares, Aura Shares or CVRs in connection with carrying on a business in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere or that is an "authorized foreign bank" (as defined in the Tax Act). Non-Resident Holders should consult their own tax advisors with respect to the Arrangement.

Disposition or Exchange of Bluestone Shares and Subsequent Dispositions of Aura Shares and CVRs

Non-Resident Holders who exchange their Bluestone Shares under the Arrangement will generally not be subject to tax under the Tax Act on any capital gain realized on the exchange unless such Bluestone Shares are, or are deemed to be, "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of exchange and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty or convention.

Similarly, any capital gain realized by a Non-Resident Holder on the disposition or deemed disposition of Aura Shares or CVRs will not be subject to tax under the Tax Act unless such Aura Shares or CVRs, respectively, are, or are deemed to be, taxable Canadian property of the Non-Resident Holder at the time of disposition and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty or convention. It is not anticipated that the CVRs will constitute taxable Canadian property of Non-Resident Holders.

Generally, a Bluestone Share or an Aura Share will not constitute taxable Canadian property of a Non-Resident Holder at the time of disposition (including upon the exchange of the Bluestone Shares) provided that the particular share is listed on a "designated stock exchange" for the purposes of the Tax Act (which currently includes the TSX), unless at any time during the 60 month period immediately preceding the disposition or deemed disposition of the share the following two conditions are met concurrently:

(a) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm's length, partnerships whose members include, either directly or indirectly through one or more partnerships, the Non-Resident Holder and/or persons with whom the Non-Resident Holder does not deal at arm's length, or any combination of the foregoing, owned 25% or more of the issued shares of any class or series of shares of the capital stock of Bluestone or Aura, as applicable; and

(b) the share derived more than 50% of its fair market value directly or indirectly from, or from any combination of, real or immovable property situated in Canada, "Canadian resource properties", "timber resource properties" (as those terms are defined in the Tax Act), or options in respect of, interests in, or, for civil law, rights in, any such property (whether or not such property exists).

Notwithstanding the foregoing, a Bluestone Share or Aura Share may be deemed to be "taxable Canadian property" in certain other circumstances. Non-Resident Holders should consult their own tax advisors in this regard.

A Non-Resident Holder's capital gain (or capital loss) in respect of a Bluestone Share or an Aura Share that constitutes or is deemed to constitute taxable Canadian property of a Non-Resident Holder (and is not "treaty-protected property" as defined in the Tax Act) will generally be computed in the manner described under the subheadings "Holders Resident in Canada - Disposition or Exchange of Bluestone Shares", "Holders Resident in Canada - Dispositions of Aura Shares" and "Holders Resident in Canada - Capital Gains and Capital Losses".

|  Page 98

2024 Special Meeting of Securityholders

Non-Resident Holders who may hold shares as "taxable Canadian property" should consult their own tax advisors in this regard, including with respect to the potential Canadian income tax filing requirements of owning and disposing of such shares.

Dividends on Aura Shares

Dividends paid on Aura Shares to a Non-Resident Holder will not be subject to Canadian withholding tax or other income tax under the Tax Act.

Dissenting Non-Resident Holders

A Non-Resident Holder who, as a result of the exercise of Dissent Rights, is entitled to be paid the fair value of its Bluestone Shares by Bluestone will be deemed to have received a dividend equal to the amount, if any, by which the payment received for such Bluestone Shares (less the amount in respect of interest, if any, awarded by a court) exceeds the paid-up capital of such shares (as determined under the Tax Act).

Dividends deemed to be paid or credited to a dissenting Non-Resident Holder by Bluestone will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless such rate is reduced by the terms of an applicable income tax treaty or convention. For example, under the Canada-United States Tax Convention (1980), as amended (the "Canada-US Tax Treaty"), the rate of withholding tax on dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder who is resident in the United States for purposes of the Canada-US Tax Treaty, is the beneficial holder of the dividend, and is fully entitled to benefits under the Canada-US Tax Treaty (a "U.S. Holder") is generally reduced to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company beneficially owning at least 10% of such company's voting shares). The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of which Canada is a signatory, affects many of Canada's tax treaties (but not the Canada-US Tax Treaty), including the ability to claim benefits thereunder.

A Non-Resident Holder that is a dissenting Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition unless such Bluestone Shares are, or are deemed to be, "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention. The same general considerations apply as discussed above under the heading "Holders Not Resident in Canada - Disposition or Exchange of Bluestone Shares and Subsequent Dispositions of Aura Shares and CVRs" in determining whether a capital gain will be subject to tax under the Tax Act.

Any interest paid or credited to a dissenting Non-Resident Holder who deals at arm's length with Bluestone, Aura and the Purchaser for purposes of the Tax Act should not be subject to withholding tax under the Tax Act.

Non-Resident Holders should consult their own tax advisors with respect to the consequences of exercising their Dissent Rights.

Eligibility for Investment

Subject to the provisions of any particular plan, the Aura Shares, if issued on the date hereof, would be "qualified investments" under the Tax Act for trusts governed by "registered retirement savings plans", "registered retirement income funds", "registered education savings plans", "registered disability savings plans", "first home savings account", and "tax-free savings accounts" (collectively, "Registered Plans") and deferred profit sharing plans ("DPSPs") (as those terms are defined in the Tax Act), provided that the Aura Shares are listed on a "designated stock exchange" as defined in the Tax Act (which includes the TSX) or the Corporation otherwise qualifies as a "public corporation" other than a "mortgage investment corporation" (each as defined in the Tax Act).

|  Page 99

2024 Special Meeting of Securityholders

Notwithstanding that the Aura Shares may be qualified investments at a particular time, the holder, annuitant or subscriber, as applicable (the "Controlling Individual"), of a Registered Plan will be subject to a penalty tax in respect of an Aura Share held in the Registered Plan if the share is a "prohibited investment" under the Tax Act. An Aura Share generally will not be a prohibited investment for a Registered Plan provided the Controlling Individual of the Registered Plan: (i) deals at arm's length with Aura for the purposes of the Tax Act; and (ii) does not have a "significant interest" (as defined in the Tax Act for purposes of the prohibited investment rules) in Aura. In addition, the Aura Shares will not be a prohibited investment if such shares are "excluded property" (as defined in the Tax Act for purposes of the prohibited investment rules) for the Registered Plan.

Persons who intend to hold Aura Shares in a Registered Plan or DPSP should consult their own tax advisors in regard to the application of these rules in their particular circumstances.

The CVRs will not be qualified investments under the Tax Act for a Registered Plan or DPSP. As a result, such trusts holding CVRs or, in certain cases, the annuitant, holder or subscriber thereof may be subject to penalty taxes as a result of the trust holding CVRs. Other negative tax consequences may also result. Resident Holders should consult their own tax advisors for advice as to any actions to be taken to avoid such adverse tax consequences.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ARRANGEMENT

The following summary describes certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) relating to (i) the exchange of Bluestone Shares for the Consideration pursuant to the Arrangement and (ii) the ownership and disposition of Aura Shares and CVRs received pursuant to the Arrangement. This summary is for general information purposes only and is not tax advice. This summary is based on the Code, U.S. Treasury regulations promulgated under the Code ("Treasury Regulations"), the Canada-US Tax Treaty, published rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary addresses only U.S. Holders who hold their Bluestone Shares, Aura Shares and CVRs as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to U.S. Holders in light of their particular circumstances or to certain types of U.S. Holders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and partners or investors who hold their Bluestone Shares through such entities, certain financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to the alternative minimum tax, persons who hold their Bluestone Shares, Aura Shares or CVRs as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, persons that have a functional currency other than the U.S. dollar, persons that own or have owned, directly, indirectly or by attribution, 5% or more of the total combined voting power or value of all Bluestone Shares or who will own immediately following the Arrangement, directly, indirectly or by attribution, 5% or more of Aura, persons that hold Bluestone Shares (or after the Arrangement, Aura Shares or CVRs) in connection with a trade or business, permanent establishment or fixed base outside the United States, and persons who acquired their Bluestone Shares through the exercise of employee stock options, as compensation for services, or through a tax-qualified retirement plan. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax consequences.

As used in this summary, the term "U.S. Holder" means a beneficial owner of Bluestone Shares participating in the Arrangement that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "U.S. persons" (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

|  Page 100

2024 Special Meeting of Securityholders

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Bluestone Shares for CVRs and Aura Shares and/or cash pursuant to the Arrangement, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. The partnership and partners of the partnership holding Bluestone Shares are urged to consult their own tax advisors regarding the particular tax consequences of exchanging Bluestone Shares for CVRs and Aura Shares and/or cash pursuant to the Arrangement applicable to them.

For purposes of this summary, a "Non-U.S. Holder" means a beneficial owner of Bluestone Shares or Aura Shares, as the case may be, or CVRs, participating in the Arrangement or exercising Dissent Rights pursuant to the Arrangement, that is not a U.S. Holder for U.S. federal tax purposes.

This summary does not address the U.S. federal income tax consequences applicable to Non-U.S. Holders arising from the Arrangement or the ownership and disposition of Aura Shares or CVRs received pursuant to the Arrangement. Accordingly, Non-U.S. Holders are urged to consult their own tax advisors regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences (including the potential application and operation of any income tax treaties) relating to the Arrangement and the ownership and disposition of Aura Shares or CVRs received pursuant to the Arrangement.

Bluestone and Aura have not sought, and do not expect to seek, an opinion of legal counsel or ruling from the U.S. Internal Revenue Service (the "IRS") as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.

Holders are urged to consult their own tax advisors to determine the tax consequences to them of exchanging Bluestone Shares for CVRs and Aura Shares and/or cash pursuant to the Arrangement.

U.S. Federal Income Tax Consequences of the Exchange of Bluestone Shares for CVRs and Aura Shares and/or Cash Consideration Pursuant to the Arrangement

The exchange of Bluestone Shares for the Consideration pursuant to the Arrangement will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is significant uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Bluestone Shares pursuant to the Arrangement because Bluestone Shares are traded on an established securities market. Cash paid pursuant to the Arrangement and the CVRs will be paid in Canadian dollars. See "Foreign Currency Considerations" below. Special considerations may apply to a U.S. Holder who is subject to non-U.S. tax with respect to the Arrangement. See "Foreign Tax Credit" below.

There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Arrangement or payments received on the CVRs. The receipt of the CVRs as part of the Arrangement consideration might be treated as an "open transaction" or as a "closed transaction" for U.S. federal income tax purposes, each discussed below, or in some other manner, and such questions are inherently factual in nature. Accordingly, U.S. Holders are urged to consult with their own tax advisors regarding this issue.

|  Page 101

2024 Special Meeting of Securityholders

Pursuant to Treasury Regulations addressing contingent payment obligations that are analogous to the CVRs, if the fair market value of the CVRs is "reasonably ascertainable," a U.S. Holder should treat the transaction as a "closed transaction" and treat the fair market value of the CVRs as part of the consideration received in the Arrangement for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs could not be reasonably ascertained, a U.S. Holder should treat the transaction as an "open transaction" for purposes of determining gain or loss. These Treasury Regulations state that only in "rare and extraordinary" cases would the value of contingent payment obligations not be reasonably ascertainable. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as "open transactions" or "closed transactions," and such question is inherently factual in nature. The CVRs also may be treated as contract rights, debt instruments or deferred payment contract rights for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. The discussion below does not address the tax consequences of such a characterization. Each U.S. Holder is urged to consult its own tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.

The following sections discuss certain U.S. federal income tax consequences of the Arrangement if the exchange of Bluestone Shares for CVRs and Aura Shares and/or cash pursuant to the Arrangement is treated as an open transaction or, alternatively, as a closed transaction for U.S. federal income tax purposes. Under either "open" or "closed" transaction treatment, gain or loss generally will be determined separately for each block of Bluestone Shares (that is, Bluestone Shares acquired at the same cost in a single transaction) surrendered pursuant to the Arrangement.

Treatment as Open Transaction. If the transaction is treated as an "open transaction" for U.S. federal income tax purposes, a U.S. Holder would generally, subject to the PFIC rules discussed below, recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash and the fair market value (determined as of the Effective Date, expressed in U.S. dollars) of Aura Shares received pursuant to the Arrangement and (ii) such U.S. Holder's adjusted U.S. federal income tax basis (expressed in U.S. dollars) in the Bluestone Shares surrendered in exchange therefor. However, a U.S. Holder may not be able to recognize loss for U.S. federal income tax purposes in connection with the Arrangement even if its adjusted U.S. federal income tax basis in its Bluestone Shares exceeds the fair market value of the cash and/or Aura Shares received pursuant to the Arrangement and instead may be required to defer recognition of loss (and the determination of the amount of such loss) until the U.S. Holder's right to receive further payments under the CVRs terminates (e.g., upon payment of the CVR Payment Amount in full, the CVR Termination Date passing or if the U.S. Holder abandons or disposes of its CVRs), as discussed below.

A U.S. Holder's initial U.S. federal income tax basis in Aura Shares received in the Arrangement would equal the fair market value of such Aura Shares as determined for U.S. federal income tax purposes. The holding period for such Aura Shares would begin on the day following the Effective Date.

The fair market value of the CVRs generally would not be treated as additional consideration for the Bluestone Shares at the time the CVRs are received pursuant to the Arrangement, and the U.S. Holder would have no U.S. federal income tax basis in the CVRs. Instead, the U.S. Holder would take payments under or with respect to the CVRs into account when made or deemed made in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. A portion of such payments may be treated as interest income under Section 483 of the Code (as discussed below under "Imputed Interest") and the balance, in general, would be treated as additional consideration for the disposition of the Bluestone Shares. Subject to the PFIC rules discussed below, the portion of payments on or with respect to the CVRs not treated as imputed interest under Section 483 of the Code (as discussed below under "Imputed Interest") will generally be treated as gain to the extent the sum of such payments (and all previous payments under the CVRs), together with the cash and/or Aura Shares received pursuant to the Arrangement, exceeds such U.S. Holder's adjusted U.S. federal income tax basis in the Bluestone Shares surrendered pursuant to the Arrangement. Subject to the imputed interest rules discussed below, a U.S. Holder that does not receive cash and/or Aura Shares pursuant to the Arrangement (including for this purpose any cash received as payments on or with respect to the CVRs) in an amount at least equal to such U.S. Holder's adjusted U.S. federal income tax basis in the Bluestone Shares surrendered pursuant to the Arrangement may be able to recognize a capital loss upon termination of the U.S. Holder's right to receive further payments under the CVR (e.g., upon payment of the CVR Payment Amount in full, the CVR Termination Date passing without achieving the CVR Payment Conditions or if the U.S. Holder abandons or disposes of its CVRs). Any such capital gain or loss will be long-term if the Bluestone Shares were held for more than one year prior to the Effective Date. The deductibility of capital losses is subject to significant limitations.

|  Page 102

2024 Special Meeting of Securityholders

Treatment as Closed Transaction. If the receipt of the CVRs is treated as part of a closed transaction for U.S. federal income tax purposes, then a U.S. Holder would generally, subject to the PFIC rules discussed below, recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash and the fair market value (determined as of the Effective Date, expressed in U.S. dollars) of Aura Shares and CVRs received pursuant to the Arrangement and (ii) such U.S. Holder's adjusted U.S. federal income tax basis (expressed in U.S. dollars) in the Bluestone Shares exchanged therefor. The proper method to determine the fair market value of a CVR is not clear. Any capital gain or loss recognized will be long-term capital gain or loss if the Holder's holding period for Bluestone Shares exceeds one year. The deductibility of capital losses is subject to significant limitations.

A U.S. Holder's initial U.S. federal income tax basis in Aura Shares and CVRs received in the Arrangement would equal the fair market value of such Aura Shares and CVRs, respectively, as determined for U.S. federal income tax purposes. The holding period for such Aura Shares and CVRs would begin on the day following the Effective Date.

There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on or with respect to the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs would be uncertain. For example, if a payment is made with respect to a CVR, it could be treated as a payment with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is unclear how a U.S. Holder of the CVRs would recover its adjusted tax basis with respect to payments thereon. It is also possible that, were the payment to be treated as being made with respect to the sale of a capital asset, a portion of such payment may constitute imputed interest under Section 483 of the Code (as described below under "Imputed Interest").

Imputed Interest. A portion of the payments made with respect to a CVR may be treated as imputed interest, which would be ordinary income to the U.S. Holder of a CVR. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of: (i) the amount of the payment in respect of the CVRs; over (ii) the present value of such amount as of the Effective Date, as the case may be, calculated using the applicable federal rate published by the IRS as the discount rate. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code using such U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

Tax Consequences of the Arrangement if Bluestone is Classified as a PFIC

A U.S. Holder of Bluestone Shares could be subject to special, adverse tax rules in respect of the Arrangement if Bluestone were classified as a "passive foreign investment company" within the meaning of Section 1297 of the Code (a "PFIC") for any tax year during which such U.S. Holder holds or held Bluestone Shares.

A non-U.S. corporation is a PFIC for each tax year in which either (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) or (ii) 50% or more of its assets (by value) either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets. For purposes of the PFIC provisions, "gross income" generally includes all sales revenues less cost of goods sold, plus income from other investments and from incidental or outside operations or sources. For purposes of the PFIC provisions, "passive income" generally includes dividends, interest, certain royalties and rents, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In determining whether or not it is a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value). Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation's gross income arises from commodities that are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business and certain other requirements are satisfied.

|  Page 103

2024 Special Meeting of Securityholders

Based on current business plans and financial expectations, Bluestone expects to be classified as a PFIC during its tax year which includes the Effective Date, and believes it has been a PFIC in prior tax years. No opinion of legal counsel or ruling from the IRS concerning Bluestone's status as a PFIC has been obtained or is currently planned to be requested. PFIC classification is factual in nature, and generally cannot be determined until the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurances regarding the PFIC status of Bluestone during its tax year which includes the Effective Date or any prior tax year.

If Bluestone is classified as a PFIC for any tax year during which a U.S. Holder has held Bluestone Shares, special rules may increase such U.S. Holder's U.S. federal income tax liability with respect to the Arrangement. U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of holding an interest in a PFIC.

Under the default PFIC rules:

• any gain on the exchange of Bluestone Shares pursuant to the Arrangement will be allocated ratably over such U.S. Holder's holding period for the Bluestone Shares;

• the amounts allocated to the current tax year and to any tax year prior to the first year in which Bluestone was a PFIC will be taxed as ordinary income in the current year;

• the amounts allocated to each of the other tax years in such U.S. Holder's holding period for the Bluestone Shares ("prior PFIC years") will be subject to tax as ordinary income at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

• an interest charge for a deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the prior PFIC years, which interest charge is not deductible by non-corporate U.S. Holders.

A U.S. Holder that has made a mark-to-market election under Section 1296 of the Code (a "Mark-to-Market Election") or a timely and effective election to treat Bluestone as a "qualified electing fund" (a "QEF" and such an election a "QEF Election") under Section 1295 of the Code may mitigate or avoid the PFIC consequences described above with respect to the Arrangement. U.S. Holders with a Mark-to-Market Election or a QEF Election in place are urged to consult their own tax advisors as to the impact to them of Bluestone being treated as a PFIC.

U.S. Holders are urged to consult their own tax advisors regarding the potential application of the PFIC rules to the receipt of Aura Shares pursuant to the Arrangement. Additional information regarding the PFIC rules is discussed under "Passive Foreign Investment Company Rules Relating to the Ownership of Aura Shares" below.

U.S. Federal Income Tax Consequences of Exercising Dissent Rights Pursuant to the Arrangement

A U.S. Holder of Bluestone Shares that exercises Dissent Rights in the Arrangement and is paid cash in exchange for all of its Bluestone Shares generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received by such U.S. Holder in exchange for Bluestone Shares (other than amounts, if any, that are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and (ii) the adjusted tax basis of such U.S. Holder in such Bluestone Shares surrendered. Subject to the PFIC rules discussed above, such gain or loss would be long-term capital gain or loss if the U.S. Holder's holding period for such Bluestone Shares were more than one year at the Effective Date. Preferential tax rates for long-term capital gains are generally applicable to a U.S. Holder that is an individual, estate or trust. The deductibility of capital losses is subject to significant limitations. If Bluestone has been a PFIC at any time during which a U.S. Holder has held Bluestone Shares, then any gain from the exercise of Dissent Rights will be taxable in the manner described above under "Tax Consequences of the Arrangement if Bluestone Is Classified as a PFIC."

|  Page 104

2024 Special Meeting of Securityholders

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Aura Shares

Distributions on Aura Shares

Subject to the PFIC rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to an Aura Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of Aura, as computed for U.S. federal income tax purposes. Aura does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by Aura with respect to Aura Shares will constitute dividend income. If Aura Shares are readily tradeable on an established securities market in the United States, then, subject to applicable limitations, dividends paid by Aura to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains, provided that certain holding period and other conditions with respect to their Aura Shares are satisfied, including that Aura not be classified as a PFIC in the tax year of distribution or in the preceding tax year. If a U.S. Holder is not eligible for the preferential tax rates discussed above, a dividend paid by Aura to a U.S. Holder generally will be taxed at ordinary income rates. The dividend rules are complex, and each U.S. Holder is urged to consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Aura Shares

Subject to the PFIC rules discussed below, a U.S. Holder that sells or otherwise disposes of Aura Shares in a taxable disposition will recognize gain or loss in an amount equal to the difference, if any, between the amount realized on such sale or other taxable disposition and the U.S. Holder's adjusted tax basis in such shares. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the applicable Aura Shares is more than one year at the time of the sale or other disposition. A U.S. Holder's holding period for an Aura Share received pursuant to the Arrangement would begin on the day following the Effective Date. Preferential tax rates for long-term capital gains are generally applicable to a U.S. Holder that is an individual, estate, or trust. There is no preferential tax rate for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations. Any such gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source income for U.S. foreign tax credit purposes, although special rules apply to U.S. Holders who have a fixed place of business outside the United States to which the gain is attributable. Special considerations may apply to a U.S. Holder who receives foreign currency in connection with a sale or other taxable disposition of Aura Shares. See "Foreign Tax Credit" and "Foreign Currency Considerations" below.

Passive Foreign Investment Company Rules Relating to the Ownership of Aura Shares

If Aura is considered a PFIC at any time during a U.S. Holder's holding period, then certain different and potentially adverse tax consequences would apply to such U.S. Holder's acquisition, ownership and disposition of Aura Shares.

Aura generally will be a PFIC for a tax year if it satisfies the income test and asset test described above under "Tax Consequences of the Arrangement if Bluestone Is Classified as a PFIC." Based on current business plans and financial projections, Aura does not expect to be classified as a PFIC for its tax year which includes the day after the Effective Date. No opinion of legal counsel or ruling from the IRS concerning Aura's status as a PFIC has been obtained or is currently planned to be requested. The determination of whether Aura was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether Aura will be a PFIC for any tax year depends on the assets and income of Aura over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this Circular. Accordingly, there can be no assurance that the IRS will not challenge any determination made by Aura concerning its PFIC status or that Aura was not, or will not be, a PFIC for any tax year.

If Aura were classified as a PFIC in any taxable year during which a U.S. Holder owns Aura Shares, a U.S. Holder would be subject to the default PFIC rules described above under "Tax Consequences of the Arrangement if Bluestone is Classified as a PFIC" with respect to (a) any gain recognized on the sale or other taxable disposition of Aura Shares and (b) any excess distribution paid on Aura Shares. A distribution generally will be an "excess distribution" to the extent that such distribution (together with all other distributions received in the same taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder's holding period for the Aura Shares, if shorter).

|  Page 105

2024 Special Meeting of Securityholders

In addition, if Aura were classified as a PFIC and owns shares of another foreign corporation that also is a PFIC (a "Subsidiary PFIC"), under certain indirect ownership rules, a disposition by Aura of the shares of such other foreign corporation or a distribution received by Aura from such other foreign corporation generally will be treated as an indirect disposition by a U.S. Holder or an indirect distribution received by a U.S. Holder, subject to the rules of Section 1291 of the Code discussed above. To the extent that gain recognized on the actual disposition by a U.S. Holder of Aura Shares or income recognized by a U.S. Holder on an actual distribution received on the Aura Shares was previously subject to U.S. federal income tax under these indirect ownership rules, such amount generally will not be subject to U.S. federal income tax.

If Aura were classified as a PFIC for any taxable year during which a U.S. Holder holds Aura Shares, Aura will continue to be treated as a PFIC with respect to such U.S. Holder, regardless of whether Aura ceases to be a PFIC in a subsequent taxable year, unless the U.S. Holder makes a "purging" election that requires the U.S. Holder to recognize gain (which will be taxed under the default PFIC rules discussed above) as if such Aura Shares were sold on the last day of the last taxable year for which Aura was a PFIC.

If Aura were a PFIC for the taxable year in which a dividend is paid or in the preceding taxable year, such dividend would not be eligible for the preferential tax rates applicable to qualified dividends. Special rules also apply to foreign tax credits that a U.S. Holder may claim on a distribution from a PFIC.

If Aura were determined to be a PFIC at any time during which a U.S. Holder held (or is deemed to hold) Aura Shares, the U.S. Holder may mitigate some of the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Aura Shares by making a QEF Election or a Mark-to-Market Election. A QEF election will not be available, however, if Aura does not provide the information necessary to make such an election. Aura does not expect to provide the information necessary to make a QEF election, and thus, a QEF Election is not expected to be available. A Mark-to-Market Election is available in limited circumstances and must be made in a timely manner. U.S. Holders are urged to consult their own tax advisors regarding the Mark-to-Market Election Rules.

Additional U.S. Federal Tax Considerations

Foreign Tax Credit

A U.S. Holder that pays (whether directly or through withholding) non-U.S. income tax in connection with the Arrangement or in connection with the ownership or disposition of Aura Shares or CVRs may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such non-U.S. income tax paid. Subject to certain limitations, a credit will generally reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all creditable non-U.S. taxes paid (whether directly or through withholding) by a U.S. Holder during a tax year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." Generally, dividends paid by a non-U.S. corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a non-U.S. corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to Aura Shares that is treated as a "dividend" may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder is urged to consult its own tax advisor regarding the foreign tax credit rules.

|  Page 106

2024 Special Meeting of Securityholders

Foreign Currency Considerations

The amount of any distribution or proceeds paid in non-U.S. currency to a U.S. Holder in connection with the ownership of Aura Shares, or on the sale, exchange, or other taxable disposition of Aura Shares, or any Canadian dollars received in connection with the Arrangement, will generally be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of such amount, regardless of whether the Canadian dollars (or other non-U.S. currency) are converted into U.S. dollars at that time. If the Canadian dollars (or other non-U.S. currency) received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars or other non-U.S. currency equal to the U.S. dollar value thereof on the date of receipt. Any U.S. Holder that receives payment in Canadian dollars or other non-U.S. currency and engages in a subsequent conversion or other disposition of the Canadian dollars or other non-U.S. currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally would be U.S.-source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders that use the accrual method. Each U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars or other non-U.S. currency.

Information Reporting, Backup Withholding, and Other Reporting Requirements

Under U.S. federal income tax law and the Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement with, a foreign corporation. A U.S. Holder that owns Bluestone Shares or Aura Shares during any taxable year in which Bluestone or Aura, respectively, is treated as a PFIC or controlled foreign corporation with respect to such U.S. Holder generally would be required to file statements with respect to such shares on IRS Form 8621 or 5471 with their U.S. federal income tax returns. Failure to file such statements may result in the extension of the period of limitations on assessment and collection of U.S. federal income taxes.

Certain U.S. Holders who are individuals must report information relating to an interest in "specified foreign financial assets," including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000, subject to certain exceptions (including an exception for ordinary shares held in custodial accounts maintained with a U.S. financial institution). Substantial penalties may be imposed for a failure to disclose such information. Each U.S. Holder is urged to consult its own tax advisor regarding the effect, if any, of these additional reporting requirements on their ownership and disposition of Aura Shares.

Payments made within the United States or by U.S. payors or middlemen of (i) distributions on Aura Shares, (ii) proceeds arising from the sale or other taxable disposition of Aura Shares, or (iii) payments received in connection with the Arrangement (including, but not limited to, Bluestone Shareholders who exercise Dissent Rights), may be subject to information reporting and backup withholding (currently at a 24% rate). Payments of distributions on, or the proceeds from the sale or other disposition of, Aura Shares to or through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and certifies that he, she, or it is not subject to backup withholding on IRS Form W-9 (or substitute form), or is otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder's U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. Each U.S. Holder is urged to consult its own tax advisor regarding the information reporting and backup withholding rules in their particular circumstances and the availability of and procedures for obtaining an exemption from backup withholding.

|  Page 107

2024 Special Meeting of Securityholders

The discussion of reporting and withholding requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder is urged to consult its own tax advisor regarding applicable reporting requirements and the information reporting and backup withholding rules.

The foregoing discussion of certain U.S. federal income tax considerations is for general information only and is not intended to constitute a complete analysis of all tax consequences arising from the receipt of CVRs, Aura Shares and/or Cash Consideration pursuant to the Arrangement and the ownership and disposition of such Aura Shares and/or CVRs. U.S. Holders are urged to consult their own tax advisors concerning the tax consequences applicable to their particular situations.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as disclosed under "The Arrangement - Interests of Certain Persons in the Arrangement" in this Circular, no informed person of the Company (e.g. directors and executive officers of the Company and Persons beneficially owning or controlling or directing voting securities of the Company or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the Company), or any Associate or affiliate of any informed person, has had any material interest in any transaction, or proposed transaction, which has materially affected or would materially affect the Company or any of its subsidiaries since the commencement of the most recently completed financial year of the Company.

AUDITORS

PricewaterhouseCoopers LLP, Chartered Professional Accountants, located at 250 Howe Street, Suite 1400, Vancouver, British Columbia, V6C 3S7, is the auditor of the Company and has advised that it is independent of the Company within the meaning of the CPABC Code of Professional Conduct. PricewaterhouseCoopers LLP has served as our auditor since August 2019.

LEGAL MATTERS

Certain legal matters in connection with the Arrangement will be passed upon by Blake, Cassels & Graydon LLP on behalf of Bluestone. Certain legal matters in connection with the Arrangement will be passed upon by Gowling WLG (Canada) LLP on behalf of Aura. The partners and associates of these firms beneficially owned, directly or indirectly, less than 1% of the issued and outstanding Bluestone Shares and Aura Shares.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on our website at www.bluestoneresources.ca and under our profile on SEDAR+ at www.sedarplus.ca. Financial information is provided in the Company's audited consolidated financial statements and MD&A for its most recently completed financial year which are incorporated by reference herein and filed on SEDAR at www.sedarplus.ca. In addition, copies of the Company's annual financial statements and MD&A, the Company's most recent interim financial statements for the three and six months ended June 30, 2024 and 2023 and this Circular may be obtained upon request to the Company at 1-604-689-7842, which will be provided free of charge.

|  Page 108

2024 Special Meeting of Securityholders

APPROVAL OF THE BOARD OF DIRECTORS

The contents and the sending of the Notice of Meeting and this Circular have been approved by the Board.

DATED this 18th day of November, 2024

BY ORDER OF THE BOARD OF DIRECTORS OF BLUESTONE RESOURCES INC.

(signed) "Peter Hemstead"

Peter Hemstead
President, Chief Executive Officer and Chair of the Board

|  Page 109

APPENDIX A
ARRANGEMENT RESOLUTION

The text of the Arrangement Resolution which the Bluestone Securityholders will be asked to pass at the Meeting is as follows:

BE IT RESOLVED THAT:

1. The arrangement (the "Arrangement") under Division 5 of Part 9 of the Business Corporations Act (British Columbia) involving Bluestone Resources Inc. (the "Company"), pursuant to the arrangement agreement between the Company and Aura Minerals Inc. dated October 25, 2024, as it may be modified, supplemented or amended from time to time in accordance with its terms (the "Arrangement Agreement"), as more particularly described and set forth in the management information circular of the Company dated November 12, 2024 (the "Circular"), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2. The plan of arrangement of the Company, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms (the "Plan of Arrangement"), the full text of which is set out as Appendix B to the Circular, is hereby authorized, approved and adopted.

3. The: (i) Arrangement Agreement and all the transactions contemplated therein; (ii) actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement; and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by the Company of its obligations thereunder, are hereby ratified and approved.

4. The Company is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the "Court") to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

5. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of securityholders of the Company (the "Company Securityholders") entitled to vote thereon or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, without further notice to or approval of the Company Securityholders: (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

6. Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute or cause to be executed and to deliver or cause to be delivered, whether under the corporate seal of the Company or otherwise, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person's opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such other document or instrument or the doing of any such other act or thing.

A-1

APPENDIX B
PLAN OF ARRANGEMENT

See attached.

B-1

APPENDIX C
INTERIM ORDER

See attached.

C-1

APPENDIX D
PETITION AND NOTICE OF HEARING OF PETITION

See attached.

D-1

APPENDIX E
BLUESTONE FAIRNESS OPINION

See attached.

E-1

APPENDIX F
INFORMATION CONCERNING AURA

Overview

Aura is a mid-tier gold and copper production company focused on operating and developing gold and base metal projects in the Americas. Aura has 4 operating mines including the Aranzazu copper-gold-silver mine in Mexico, the Apoena (EPP) and Almas gold mines in Brazil, and the Minosa (San Andres) gold mine in Honduras. Aura's development projects include Borborema, currently in construction, and Matupá both in Brazil. Aura has significant exploration potential owning over 630,000 hectares of mineral rights and is currently advancing multiple near-mine and regional targets along with the Aura Carajas copper project in the prolific Carajás region of Brazil. In 2023, Aura produced 235,856 gold equivalent ounces at an average realized gold price per ounce sold of US$1,946. Aura access to worldwide gold and copper concentrate markets and is not reliant on a specific purchaser for the sale of gold.

Aura is focused on mining in complete terms - thinking holistically about how its business impacts and benefits every one of its stakeholders.

Aura was originally incorporated under the Business Corporations Act (Ontario) (the "OBCA") by Letters Patent dated July 12, 1946, under the name "Baldwin Consolidated Mines Limited". On July 11, 1989, Aura changed its name to "Canadian Baldwin Holdings Limited"; on July 27, 2005, Aura changed its name to "Canadian Baldwin Resources Limited"; on March 22, 2006, Aura changed its name to "Aura Gold Inc."; on April 20, 2006, Aura was continued from the OBCA to the Canada Business Corporations Act (the "CBCA"); on July 20, 2007, Aura changed its name to "Aura Minerals Inc."; and on December 30, 2016, Aura was continued from the CBCA to the BVI Business Companies Act (British Virgin Islands) (the "BVIBCA"). Aura is the continuing entity resulting from these name changes and continuances. Aura remains governed by the BVIBCA and maintains its registered office at Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands and maintains its head office through its wholly owned subsidiary, Aura Technical Services Inc., at 255 Giralda Avenue, Suite 06W102, Coral Gables, Florida, 33134.

The proven and probable Mineral Reserve estimates for Aura's material operating properties as of December 31, 2023 were as follows:

Notes:

1. The Mineral Reserve estimates were prepared in accordance with the CIM Definition Standards for Mineral Resources and Mineral Reserves, adopted by the CIM Council on May 10, 2014, and the CIM Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines, adopted by CIM Council on November 29, 2019, using geostatistical and/or classical methods, plus economic and mining parameters appropriate to the deposit.

2. Mineral Reserves are the economic portion of the Measured and Indicated Mineral Resources. Mineral Reserve estimates include mining dilution and mining recovery. Mining dilution and recovery factors vary with specific reserve sources and are influenced by several factors including deposit type, deposit shape and mining methods.

3. The estimate of Mineral Reserves may be materially affected by environmental, permitting, legal, marketing, or other relevant issues.

4. The disclosure of the Mineral Reserve estimates and related scientific and technical information has been prepared under the supervision or is approved by Bob Dowdell C.Eng. (Dowdell Mining Limited) as a Qualified Person for Aranzazu and Farshid Ghazanfari, P.Geo as a Qualified Person for San Andres, Almas Mine and EPP (excluding Nosde and Lavrinha Mines).

5. Mineral Reserve estimate for Nosde and Lavrinha Mines and Matupá Gold Project was prepared under the supervision of Luiz Pignatari, P.Eng. as a Qualified Person, competent to sign as defined by NI 43-101.

6. The Qualified Person for the Borborema Reserve Estimate is Bruno Yoshida Tomaselli, B.Sc., FAusIMM, an employee of Deswik.

7. The NSR cut-off US$63/t is based on the total predicted operating cost in Aranzazu.

8. Ore NSR values have been calculated using 4.00 US$/lb for copper, 1,800 US$/oz for gold and 22 US$/oz for silver and 2023 operation performance for metallurgical recoveries of 91.3% for copper, 79.5% for gold, 62.8% for silver and 64.7% for arsenic, resulting in the following formula: NSR ($/t) = (Cu% x US$65.866) + (Au g/t x US$41.292) + (Ag g/t x US$0.379). Dilution was applied in the in the form of planned and unplanned dilution from hanging wall and footwall end-wall. Dilution from backfill (for secondary stopes) was also included. All dilution material was assumed at zero grades. Total dilution is approximately 21%. Mining recoveries of 90% were applied to the stopes and ore development sill cuts respectively. All assumption are related to Aranzazu.

9. Mineral Reserves are calculated using pit designs, which have been optimized using only Measured and Indicated Resources at US$1,700/oz. gold price in San Andres.

10. Mineral Reserves have been estimated at a cut-off grade of 0.23 g/t for oxide material and 0.30 g/t for mixed material, with dilution of 5% and mining recovery of 95% in San Andres.

11. Mineral Reserves were estimated at a cut-off grade of 0.45 g/t Au and applying 10% dilution factor with 98% mining recovery in Nosde & Lavrinha Mines (EPP).

12. Mineral Reserves were estimated at a cut-off grade of 0.47 g/t Au and applying 10 % dilution factor with 98% mining recovery in Ernesto mine (EPP).

13. Mineral Reserve were estimated at cut-off grade of 0.47 g/t Au and applying 40% dilution factor and 98% mining recovery, in Japonês mine (EPP).

14. Mineral Reserves were estimated at cut-off grade of 0.47 g/t Au and applying 40% dilution factor and 98% mining recovery in Ernesto-Lavrinha Connection mine (EPP).

15. The Mineral Reserve estimate is based on an updated optimized shell using 1,500 US$/oz gold price, average dilution of 20%, mining recovery of 100% and break-even cut off grades of 0.31 g/t Au for Vira Saia and 0.34 g/t Au for Cata Funda in Almas.

16. The Mineral Reserves estimate for Paiol Mine is based on a designed pit using only Measured and Indicated resources, which has been optimized using $1,800/oz. gold price. Mineral Reserve were estimated at cut-off grade of 0.42 g/t Au, 20% dilution factor and 100% mining recovery.

17. Mineral Reserves for Borborema are confined within an optimized pit shell that uses the following parameters: gold price including refining costs US$1,472/oz; mining costs US$2.40/t weathered material, US$2.80/t waste fresh rock, US$3.20/t ore fresh rock; processing costs US$14.82/t processed; general and administrative costs US$2.8 M/a; sustaining costs US$0.62/t processed; process recovery of 92.1%; mining dilution of 5%; ore recovery of 95%; and pit inter-ramp angles that range from 36-64°.

18. The Mineral Reserve estimate is based on an updated optimized shell using US$1,500/oz gold price, average dilution of 3%, mining recovery of 100% and break-even cut off grades of 0.35 g/t Au for X1 pit in Matupá.

19. Surface topography as of December 31, 2023, and a 200m river offset restrictions have been imposed, in San Andres.

20. Surface topography based on December 31, 2023 in EPP.

21. Surface topography based on December 31, 2023 in Almas.

22. Surface topography as of July 31, 2021, in Matupá.

Recent Developments

The following are material recent developments of Aura since the filing of the Aura AIF (as defined below).

On May 22, 2024, Aura announced its acquisition, through its wholly owned subsidiary, of the right to explore the Pé Quente and Pezão Projects (the "Pé Quente Projects") in the State of Mato Grosso, Brazil. The Pé Quente Projects consist of a total of 6 mineral rights and are located in the geological setting of Alta Floresta Gold Province and are within a 50 km radius of Aura's Matupá Project, with a feasibility study published on November 18, 2022. Aura announced its intention to invest approximately U$1.6M in 13,000 meters of drilling over the following 12-month period with a focus on infill drilling and possible extensions aiming to confirm and validate the mineralization continuity and grades.

On June 7, 2024, Aura announced the approval of a dividend of US$0.35 per Aura Share, totaling approximately US$25.4 million. This dividend was above the minimum foreseen in Aura's dividend policy and is in respect of and is based on Aura's expected financial results for the six months ending June 30, 2024. Shareholders of record on June 20, 2024, received the dividend in US dollars, while holders of the Company's Brazilian Depositary Receipts ("BDRs") received the Brazilian Reais equivalent.

On July 5, 2024, Aura announced that the board had approved a forward split of Aura's BDRs on the basis of three (3) BDRs for each one (1) BDR outstanding as of the record date of July 10, 2024. The BDRs were traded ex-rights to the split from July 11, 2024, with the new BDRs being included in the holders' positions on July 15, 2024. Prior to the split, there were 19,256,720 BDRs with no par value issued and outstanding. Upon completion of the BDR split, there were 57,770,160 BDRs with no par value issued and outstanding.

On August 26, 2024, Aura announced an update to its long-term guidance. As a result of Aura's acquisition of the mining rights on the Pé Quente Projects and ongoing exploration works at its Serrinhas and X2 targets, Aura expected a significant increase in the geological potential of the region where Aura planned to develop the Matupá project. As a result, Aura, aiming to maximize the return on its investments, decided to temporarily postpone the commencement of construction of the Matupá project while advancing geological knowledge of the new targets to gain better visibility of the Matupá project's potential.

On October 21, 2024, Aura announced that its wholly owned subsidiary, Aura Almas Mineração S.A., had completed the public offering of its second issuance of simple debentures, non-convertible into shares, secured with additional surety guarantee, in a single series, in the aggregate amount of BRL 1.0 billion (roughly US$175 million), maturing on the date that is 6 years from the date of issue.

On November 4, 2024, Aura announced the amendment of its dividend policy to quarterly payments and the approval of a dividend of US$0.24 per Aura Share, totaling approximately US$17.4 million.

Consolidated Capitalization

On October 21, 2024, Aura announced that its wholly owned subsidiary, Aura Almas Mineração S.A., had completed the public offering of its second issuance of simple debentures, non-convertible into shares, secured with additional surety guarantee, in a single series, in the aggregate amount of BRL 1.0 billion (roughly US$175 million), maturing on the date that is 6 years from the date of issue.

Description of Share Capital

The Aura Shares are listed and posted for trading on the TSX under the symbol "ORA" and the BDRs are listed on the B3 under the symbol "AURA33". There were 72,316,485 Aura Shares issued and outstanding as of the close of business on November 12, 2024.

Holders of Aura Shares are entitled to receive notice of any meetings of shareholders of Aura, to attend and to cast one vote per Aura Share at all such meetings. Holders of Aura Shares are also entitled to receive on a pro-rata basis such dividends, if any, as and when declared by the Board at its discretion from funds legally available therefore and upon the liquidation, dissolution or winding up of Aura are entitled to receive on a pro-rata basis the net assets of Aura after payment of debts and other liabilities. The Aura Shares do not carry any pre-emptive or conversion rights.

Trading Price and Volume

The following table sets forth information relating to the monthly trading of the Aura Shares on the TSX for the 12-month period prior to the date of this Circular.

2023 PERIOD	ORA			AURA33
	CLOSING HIGH (C$)	CLOSING LOW (C$)	AVERAGE VOLUME (000s)	CLOSING HIGH (R$)	CLOSING LOW (R$)	AVERAGE VOLUME (000s)
November 2023[1]	9.81	8.85	9	10.69	9.76	213
December 2023[1]	10.55	9.15	20	11.25	10.71	178
January 2024	9.55	8.52	5	11.12	10.15	142
February 2024	8.99	8.26	5	10.36	9.80	181
March 2024	10.78	8.57	7	11.98	10.06	168
April 2024	11.73	10.00	21	13.21	11.88	279
May 2024	13.00	9.95	17	15.59	12.20	295
June 2024	13.52	11.51	14	16.80	14.73	286
July 2024	14.50	11.60	21	19.50	15.99	185
August 2024	14.75	11.68	15	19.16	16.72	227
September 2024	16.50	12.80	39	22.00	18.29	321
October 2024	18.12	14.22	23	25.00	20.48	205
November 1-12, 2024	18.15	16.15	21	24.30	22.05	272

Notes

(1) Aura conducted a forward split of its BDRs on the basis of three (3) BDRs for each one (1) BDR then outstanding with a record date of July 10, 2024. As a result, values in the table above relating to the BDRs may be different than those disclosed in the Aura AIF (as defined below). For greater certainty, no changes were made the Aura Shares.

The price of the Aura Shares as quoted by the TSX at the close of business on October 25, 2024, the last trading day prior to the announcement of Aura's acquisition of Bluestone Resources Corp. ("Bluestone"), was C$17.05 and the closing price of the Aura Shares on the TSX on November 12, 2024 was C$16.39.

The price of the BDRs as quoted by the B3 at the close of business on October 25, 2024, the last trading day prior to the announcement of Aura's acquisition of Bluestone, which occurred on October 28, 2024, was R$22.99 and the closing price of the BDRs on the B3 on November 12, 2024 was R$22.05.

Prior Sales

During the 12-month period prior to the date of the Circular, Aura has not issued any securities which are outstanding but are not listed or quoted on a marketplace.

Risk Factors

An investment in the Aura Shares and the completion of the Arrangement are subject to certain risks. In assessing the Arrangement, Bluestone securityholders should carefully consider the risks described under "Risk Factors - Risks Related the Arrangement" in this Circular and the risks described under the heading "Risk Factors" in the Aura AIF (as defined below) and the risk factors described in the Aura Annual MD&A (as defined below) which are incorporated by reference in this Circular.

Additional Information

Information concerning Aura has been incorporated by reference in this Circular from documents filed with the securities commissions or other similar authorities in each of the Provinces of Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, and Saskatchewan Copies of the documents incorporated by reference herein may be obtained n request without charge from Aura at c/o Aura Technical Services Inc., 255 Giralda Avenue, Suite 06W102, Coral Gables, Florida, 33134, telephone (305)239-9332, and are also available electronically under Aura's SEDAR+ profile at www.sedarplus.com. The filings of Aura through SEDAR+ are not incorporated by references in this Circular except as specifically set our herein.

The following documents, filed by Aura with the securities commissions or similar authorities in each of the Provinces of Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, and Saskatchewan, are specifically incorporated by reference into, and form an integral part of, this Circular:

(a) The annual information form (revised) of Aura for the year ended December 31, 2023, dated as of April 1, 2024 (the "Aura AIF").

(b) The audited consolidated financial statements of Aura as at and for the years ended December 31, 2023 and 2022, together with the auditors' report thereon and the notes thereto.

(c) Management's discussion and analysis of Aura for the year ended December 31, 2023 (the "Aura Annual MD&A").

(d) The management information circular of aura dated as of May 9, 2024, prepared in connection with the annual meeting of the shareholders of Aura held on June 20, 2024.

(e) the unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2024 (the "Aura Interim Financial Statements").

(f) management's discussion and analysis of Aura for the three and nine months ended September 30, 2024.

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 - Short Form Prospectus Distributions (excluding confidential material reports), filed by Aura with the securities commissions or similar regulatory authorities in the applicable provinces and territories of Canada after the date of this Circular shall be deemed to be incorporated by reference in the Circular.

Any statement contained in this Circular or in any other document incorporated or deemed to be incorporated by reference in this Circular shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference in this Circular modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Circular except as so modified or superseded.

Interest of Experts

Bluestone securityholders should refer to the section entitled "Interest of Experts" in the Aura AIF which is incorporated herein by reference for further information regarding the technical reports from which certain scientific and technical information relating to Aura's material mineral projects contained in the Aura AIF has been derived, and in some instances extracted, as well as the qualified persons involved in preparing such reports and details of certain technical information relating to Aura's material mineral projects contained in the Aura AIF.

APPENDIX G
INFORMATION CONCERNING AURA FOLLOWING THE ARRANGEMENT

The following section of this Circular contains forward-look information. Readers are cautioned that actual results may vary. See "General - Forward-Looking Information" in this Circular.

General

On completion of the Arrangement, Aura will own all of the outstanding Bluestone Shares and, pursuant to the Arrangement, Bluestone will be a wholly-owned subsidiary of Aura. Following completion of the Arrangement, former Bluestone Shareholders are expected to own up to approximately 1.9% of the outstanding Aura Shares. The business and operations of Bluestone will be managed and operated as a subsidiary of Aura.

On completion of the Arrangement, Aura will own 100% of Aura's flagship Cerro Blanco Project located in the Department of Jutiapa, Guatemala. Aura intends, upon closing of the Arrangement, to evaluate the alternatives for a future potential development of the Cerro Blanco Project.

Except as otherwise described in this Appendix, the business of Aura following completion of the Arrangement and information relating to Aura following completion of the Arrangement will be that of Aura generally and as disclosed elsewhere in this Circular.

Directors and Executive Officers of Aura

The Arrangement will not result in changes to the directors and officers of Aura. Following completion of the Arrangement, the directors and officers of Aura are expected to remain the current directors and officers of Aura.

Description of Share Capital

The authorized share capital of Aura following completion of the Arrangement will continue to be as described above under Appendix F of this Circular "Information Concerning Aura" and the rights and restrictions of the Aura Shares will remain unchanged. The issued share capital of Aura will change as a result of the consummation of the Arrangement, to reflect the issuance of the Aura Shares contemplated in the Arrangement. See Appendix F of this Circular - "Information Concerning Aura -- Consolidated Capitalization".

Auditors, Transfer Agent and Registrar

The auditors of Aura following completion of the Arrangement will continue to be KPMG Auditores Independentes Ltda. and the transfer agent and registrar for the Aura Shares in Canada will continue to be TSX Trust Company at its principal offices in Toronto, Ontario.

Risk Factors

The business and operations of Aura following completion of the Arrangement will continue to be subject to the risks currently faced by Aura and Bluestone, as well as certain risks unique to Aura following completion of the Arrangement, including those set out under the heading "Risk Factors" in Appendix F of this Circular. Readers should also carefully consider the risk factors related to Aura described in the Aura AIF and the Aura Annual MD&A and the risk factors related to Bluestone described in the Bluestone's MD&A for the year ended December 31, 2023, each of which is incorporated by reference in this Circular.

G-1

APPENDIX H
DISSENT PROVISIONS OF THE BCBCA

DIVISION 2 OF PART 8 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Definitions and application

237 (1) In this Division:

"dissenter" means a Bluestone Shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

"notice shares" means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

"payout value" means,

(a) in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

(b) in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement,

(c) in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or

(d) in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations, excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2) This Division applies to any right of dissent exercisable by a Bluestone Shareholder except to the extent that

(a) the court orders otherwise, or

(b) in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Right to dissent

238 (1) A Bluestone Shareholder of a company, whether or not the Bluestone Shareholder's shares carry the right to vote, is entitled to dissent as follows:

(a) under section 260, in respect of a resolution to alter the articles

(i) to alter restrictions on the powers of the company or on the business the company is permitted to carry on,

(ii) without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company's community purposes within the meaning of section 51.91; or

(iii) without limiting subparagraph (i), in the case of a benefit company, to alter the company's benefit provision;

(b) under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c) under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d) in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e) under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company's undertaking;

(f) under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g) in respect of any other resolution, if dissent is authorized by the resolution;

(h) in respect of any court order that permits dissent.

(1.1) A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent under section 51.995(5) in respect of a resolution to alter its notice of articles to include or to delete the benefits statement.

(2) A Bluestone Shareholder wishing to dissent must

(a) prepare a separate notice of dissent under section 242 for

(i) the Bluestone Shareholder, if the Bluestone Shareholder is dissenting on the Bluestone Shareholder's own behalf, and

(ii) each other person who beneficially owns shares registered in the Bluestone Shareholder's name and on whose behalf the Bluestone Shareholder is dissenting,

(b) identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c) dissent with respect to all of the shares, registered in the Bluestone Shareholder's name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3) Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a) dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b) cause each Bluestone Shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

239 (1) A Bluestone Shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2) A Bluestone Shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a) provide to the company a separate waiver for

(i) the Bluestone Shareholder, if the Bluestone Shareholder is providing a waiver on the Bluestone Shareholder's own behalf, and

(ii) each other person who beneficially owns shares registered in the Bluestone Shareholder's name and on whose behalf the Bluestone Shareholder is providing a waiver, and

(b) identify in each waiver the person on whose behalf the waiver is made.

(3) If a Bluestone Shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the Bluestone Shareholder's own behalf, the Bluestone Shareholder's right to dissent with respect to the particular corporate action terminates in respect of the shares of which the Bluestone Shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a) the Bluestone Shareholder in respect of the shares of which the Bluestone Shareholder is both the registered owner and the beneficial owner, and

(b) any other Bluestone Shareholders, who are registered owners of shares beneficially owned by the first mentioned Bluestone Shareholder, in respect of the shares that are beneficially owned by the first mentioned Bluestone Shareholder.

(4) If a Bluestone Shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the Bluestone Shareholder, the right of Bluestone Shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those Bluestone Shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

240 (1) If a resolution in respect of which a Bluestone Shareholder is entitled to dissent is to be considered at a meeting of Bluestone Shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its Bluestone Shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2) If a resolution in respect of which a Bluestone Shareholder is entitled to dissent is to be passed as a consent resolution of Bluestone Shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its Bluestone Shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a statement advising of the right to send a notice of dissent.

(3) If a resolution in respect of which a Bluestone Shareholder is entitled to dissent was or is to be passed as a resolution of Bluestone Shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors' resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its Bluestone Shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the Bluestone Shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,

(a) a copy of the resolution,

(b) a statement advising of the right to send a notice of dissent, and

(c) if the resolution has passed, notification of that fact and the date on which it was passed.

(4) Nothing in subsection (1), (2) or (3) gives a Bluestone Shareholder a right to vote in a meeting at which, or on a resolution on which, the Bluestone Shareholder would not otherwise be entitled to vote.

Notice of court orders

241 If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each Bluestone Shareholder who is entitled to exercise that right of dissent

(a) a copy of the entered order, and

(b) a statement advising of the right to send a notice of dissent.

Notice of dissent

242 (1) A Bluestone Shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) or (1.1) must,

(a) if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b) if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c) if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i) the date on which the Bluestone Shareholder learns that the resolution was passed, and

(ii) the date on which the Bluestone Shareholder learns that the Bluestone Shareholder is entitled to dissent.

(2) A Bluestone Shareholder intending to dissent in respect of a resolution referred to in section 238 (1)(g) must send written notice of dissent to the company

(a) on or before the date specified by the resolution or in the statement referred to in section 240(2) (b) or (3)(b) as the last date by which notice of dissent must be sent, or

(b) if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3) A Bluestone Shareholder intending to dissent under section 238(1)(h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a) within the number of days, specified by the court order, after the Bluestone Shareholder receives the records referred to in section 241, or

(b) if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the Bluestone Shareholder receives the records referred to in section 241.

(4) A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a) if the notice shares constitute all of the shares of which the Bluestone Shareholder is both the registered owner and beneficial owner and the Bluestone Shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b) if the notice shares constitute all of the shares of which the Bluestone Shareholder is both the registered owner and beneficial owner but the Bluestone Shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c) if dissent is being exercised by the Bluestone Shareholder on behalf of a beneficial owner who is not the dissenting Bluestone Shareholder, a statement to that effect and

(i) the name and address of the beneficial owner, and

(ii) a statement that the Bluestone Shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the Bluestone Shareholder's name.

(5) The right of a Bluestone Shareholder to dissent on behalf of a beneficial owner of shares, including the Bluestone Shareholder, terminates and this Division ceases to apply to the Bluestone Shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243 (1) A company that receives a notice of dissent under section 242 from a dissenter must,

(a) if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i) the date on which the company forms the intention to proceed, and

(ii) the date on which the notice of dissent was received, or

(b) if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2) A notice sent under subsection (1)(a) or (b) of this section must

(a) be dated not earlier than the date on which the notice is sent,

(b) state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c) advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

244 (1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a) a written statement that the dissenter requires the company to purchase all of the notice shares,

(b) the certificates, if any, representing the notice shares, and

(c) if section 242(4)(c) applies, a written statement that complies with subsection (2) of this section.

(2) The written statement referred to in subsection (1)(c) must

(a) be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b) set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) that dissent is being exercised in respect of all of those other shares.

(3) After the dissenter has complied with subsection (1),

(a) the dissenter is deemed to have sold to the company the notice shares, and

(b) the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4) Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5) Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every Bluestone Shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of Bluestone Shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those Bluestone Shareholders in respect of the shares that are beneficially owned by that person.

(6) A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a Bluestone Shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245 (1) A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a) promptly pay that amount to the dissenter, or

(b) if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2) A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a) determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b) join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244(1), and

(c) make consequential orders and give directions it considers appropriate.

(3) Promptly after a determination of the payout value for notice shares has been made under subsection (2)(a) of this section, the company must

(a) pay to each dissenter who has complied with section 244(1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter's notice shares, or

(b) if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(4) If a dissenter receives a notice under subsection (1)(b) or (3)(b),

(a) the dissenter may, within 30 days after receipt, withdraw the dissenter's notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b) if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its Bluestone Shareholders.

(5) A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a) the company is insolvent, or

(b) the payment would render the company insolvent.

Loss of right to dissent

246 The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a) the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b) the resolution in respect of which the notice of dissent was sent does not pass;

(c) the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d) the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

(e) the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(f) a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(g) with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;

(h) the notice of dissent is withdrawn with the written consent of the company;

(i) the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Bluestone Shareholders entitled to return of shares and rights

247 If, under section 244(4) or (5), 245(4)(a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a) the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244(1)(b) or, if those share certificates are unavailable, replacements for those share certificates,

(b) the dissenter regains any ability lost under section 244(6) to vote, or exercise or assert any rights of a Bluestone Shareholder, in respect of the notice shares, and

(c) the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

APPENDIX I
COMPARISON OF RELEVANT LAWS

In this Appendix I - "Comparison of Relevant Laws", unless there is something in the subject matter or context inconsistent therewith, capitalized terms have the meanings ascribed to those terms in the "Glossary of Terms" as set out in the accompanying Circular.

The following is a summary of certain differences between the BCBCA and the BVI Business Companies Act (BVIBCA), but it is not intended to be a comprehensive review of the two statutes. References should be made to the full text of both statutes and the regulations thereunder for particulars of any differences between them, and Shareholders should consult their legal or other professional advisors with regard to all of the implications of the arrangements which may be of importance to them.

Charter Documents

Under the BCBCA, the charter documents consist of a "notice of articles", which sets forth, among other things, the name of the company, a description of the company's authorized share structure, the mailing address and delivery address of the company's registered office and the company's records office, and the full names of, and the prescribed addresses for, each of the directors of the company, and "articles" which set rules for the company's conduct. The notice of articles is filed with the Registrar of Companies, and the articles are filed only in the company's minute book which is maintained at the company's records office.

Under the BVIBCA, the charter documents consist of a "memorandum", which sets forth, among other things, the name of the company, the maximum number of shares that the company may issue, details of any classes of shares and any restrictions to the company's business activities, and "articles" which sets out more detailed rules regarding the company's internal management. Both of the memorandum and the articles must be filed at the BVI Registrar of Corporate Affairs (BVI Registrar). The Memorandum and Articles are collectively referred to as the MAA. Many of the provisions of the BVIBCA that would otherwise apply to a company are made subject to permitted variation as may be contained within the MAA of the company.

Sale of Business or Assets

Under the BCBCA, a company may sell, lease or otherwise dispose of all of substantially all of its undertaking only if it does so in the ordinary course of its business or it has been authorized to do so by a special resolution. Under the BCBCA, a special resolution is a resolution passed at a general meeting of shareholders where the majority of the votes cast in favour of the resolution constitutes at least a "special majority", which means the majority of votes that the company's articles specify is required for a company to pass a special resolution at a general meeting, if such specified majority is at least ⅔ and not more than ¾ of the votes cast on the resolution. Bluestone's articles specify that a "special majority" is ⅔ of the votes cast on the resolution.

The BVIBCA (Section 175) provides that, subject to the memorandum or articles of a company, any sale, transfer, lease, exchange or other disposition, other than a mortgage, charge or other encumbrance or the enforcement thereof, of more than 50 per cent in value of the assets of the company, if not made in the usual or regular course of the business carried on by the company, must be approved by a resolution of members. The BVIBCA contains no other specific restrictions on the power of directors to dispose of assets of a company. Aura's MAA have disapplied Section 175 of the BVIBCA.

Amendments to the Charter Documents of a Corporation

Alterations to the articles of a company under the BCBCA will be effected by the type of resolution specified in the company's articles, which, in the case of Bluestone, for many alterations, including a change of name or a share consolidation or share split, provides for approval solely by way of a resolution of the directors. In the absence of anything in the articles, Bluestone's articles require an ordinary resolution of the shareholders to be passed. An ordinary resolution means a resolution passed at a general meeting by a simple majority of the votes cast by the shareholders voting shares at the meeting. Bluestone's articles provide that any alteration of the special rights and restrictions attached to issued shares requires shareholder approval by a special resolution of the holders of the class or series of shares affected. A proposed amalgamation requires shareholders to approve adoption of the amalgamation agreement by a special resolution, and a proposed continuation of a company out of British Columbia must also be authorized by way of a special resolution.

The BVIBCA provides that changes to the MAA may be made by a resolution of the shareholders or, if authorised pursuant to the articles of association of the company, a resolution of directors subject to the following restrictions. The directors shall not have the power to amend the memorandum and articles of association: (a) to restrict the rights or powers of the shareholders to amend the memorandum or articles; (b) to change the percentage of shareholders required to pass a resolution to amend the memorandum or articles; or (c) in circumstances where the memorandum or articles cannot be amended by the shareholders.

Aura's MAA provides that Aura may amend the Articles by resolution of directors, with such amendment to be approved by a resolution of shareholders at the next meeting of shareholders, save that no amendment may be made by resolution of directors: (a) to restrict the rights or powers of the shareholders to amend this Memorandum or the Articles; (b) to change the percentage of shareholders required to pass a special resolution of shareholders or a resolution of shareholders to amend this Memorandum or the Articles; (c) to increase or decrease the number of directors or the minimum or maximum number of directors; (d) to add, change or remove restriction on the issue, transfer or ownership of shares; (e) in circumstances where this Memorandum or the Articles cannot be amended by the Shareholders; or (f) to Clause 8 (Amendment of the Memorandum and the Articles) of the Memorandum.

Rights of Dissent and Appraisal

The BCBCA provides that a registered shareholder of a company who dissents from certain actions being taken by a company may exercise a right of dissent and require the company to purchase the shares held by such shareholder at the fair value of such shares. The dissent right is applicable where the company proposes to:

(a) alter the articles to alter restrictions on the powers of the company or on the business the company is permitted to carry on;

(b) adopt an amalgamation agreement;

(c) approve an amalgamation under Division 4 of Part 9 of the BCBCA;

(d) approve an arrangement, the terms of which arrangement permit dissent;

(e) authorize or ratify the sale, lease or other disposition of all or substantially all of the company's undertaking; or

(f) authorize the continuation of the company into a jurisdiction other than British Columbia.

In certain circumstances, shareholders may also be entitled to dissent in respect of a resolution if dissent is authorized by such resolution, or if permitted by court order.

The BVIBCA provides that any shareholder is entitled to payment of the fair value of their shares upon dissenting from any of the following:

(a) a merger;

(b) a consolidation;

(c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including:

(i) a disposition pursuant to an order of the court having jurisdiction in the matter;

(ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition; or

(iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof;

(iv) a redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 percent, or more of the shares of the company pursuant to the terms of the BVIBCA; and

(v) an arrangement, if permitted by the court.

Aura's MAA provides for additional shareholder dissent rights as follows: In addition to the dissent rights provided under section 179 of the Act, a shareholder is entitled to dissent (in the manner provided for in section 179 of the BVIBCA) and be paid fair value for the shares held by that shareholder if Aura purports to resolve to:

(a) amend its Memorandum or Articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of Aura of a class held by such shareholder;

(b) amend its Memorandum or Articles to add, change or remove any restriction on the business or businesses that Aura may carry on or upon the powers that Aura may exercise;

(c) be continued under the laws of another jurisdiction;

(d) sell, lease or exchange all or substantially all of its property other than in the ordinary course of business of Aura; or

(e) carry out a Going-Private Transaction or a Squeeze-Out Transaction.

Aura's MAA define a "Squeeze-Out Transaction" and a "Going-Private Transaction" as having the meaning ascribed thereto in the Canada Business Corporations Act.

Oppression Remedies

Under the BCBCA, a shareholder of a BC company (including a beneficial owner of a share of the company) and any other person whom the Supreme Court of British Columbia (the "Court") considers to be an appropriate person to make an application, may apply to the Court for an order that (a) the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant, or (b) that some act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant. Under the BCBCA, the applicant must bring the application in a timely manner and the Court may make an order in respect of the complaint if it is satisfied that the application was brought by the shareholder in a timely manner. On an application, the Court may, with a view to remedying or bringing to an end the matters complained of, make any interim or final order it considers appropriate, including an order prohibiting any act proposed by the company. Under the BCBCA, if there are reasonable grounds for believing that the company is insolvent, or the payment to a successful applicant in an oppression claim of the full amount payable under the Court order would render the company insolvent, the company must pay to the person as much of the amount payable as is possible without rendering the company insolvent and pay the balance of the amount as soon as the company is able to do so without rendering the company insolvent.

Under the BVIBCA, a shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is or has been oppressive, unfairly discriminatory, or unfairly prejudicial to them in that capacity, may apply to the court for an order under section 184I of the BVIBCA. If the court decides it Is just and equitable to do so, it may make one of the following orders:

(a) in the case of a shareholder, requiring the company or any other person to acquire the shareholder's shares;

(b) requiring the company or any other person to pay compensation to the member;

(c) regulating the future conduct of the company's affairs;

(d) amending the memorandum or articles of the company;

(e) appointing a receiver of the company;

(f) appointing a liquidator of the company under section 159(1) of the Insolvency Act on the grounds specified in section 162(1)(b) of that Act;

(g) directing the rectification of the records of the company; and

(h) setting aside any decision made or action taken by the company or its directors in breach of the BVIBCA or the memorandum or articles of the company.

Shareholder Derivative Actions

Under the BCBCA, a shareholder of a BC company (including a beneficial owner of a share of the company and any other person whom the Court considers to be an appropriate person to make an application), or a director of a company may, with leave of the Court, prosecute a legal proceeding in the name and on behalf of the company (a) to enforce a right, duty or obligation owed to the company that could be enforced by the company itself, or (b) to obtain damages for any breach of a right, duty or obligation referred to in paragraph (a). An applicant may also, with leave of the Court, in the name of and on behalf of a company, defend a legal proceeding brought against the company.

The Court may grant leave on terms it considers appropriate, if:

(a) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the legal proceeding;

(b) notice of the application for leave has been given to the company and to any other person the Court may order;

(c) the complainant is acting in good faith; and

(d) it appears to the Court that it is in the best interests of the company for the legal proceeding to be prosecuted or defended.

Under the BVIBCA a shareholder of a BVI business company may, with leave of the BVI court, bring procedures or intervene in proceedings in the name of a BVI business company in certain circumstances. The BVI court may only grant leave to bring a derivative action where it is satisfied that:

(a) the BVI business company does not intend to bring, diligently continue or defend or discontinue proceedings; and

(b) it is in the interests of the BVI business company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the BVI court must take the following matters into account:

(a) whether the shareholder is acting in good faith;

(b) whether the derivative action is in the interests of the BVI business company, taking account of the views of the BVI business company's directors on commercial matters;

(c) whether the proceedings are likely to succeed;

(d) the costs of the proceedings in relation to the relief likely to be obtained; and

(e) whether an alternative remedy to the derivative claim is available.

Requisition of Meetings

The BCBCA provides that one or more shareholders of a company may requisition a general meeting for the purposes of transacting any business that may be transacted at a general meeting provided that such shareholder or shareholders hold in the aggregate, at the date on which the requisition is received by the company, at least 1/20 of the issued voting shares of the company. On receiving a compliant requisition, the directors must call a general meeting to be held within 4 months after the date on which the requisition is received. If the directors do not, within 21 days after the date on which the requisition is received by the company, send notice of a general meeting in accordance with the BCBCA, the requisitioning shareholders, or any one or more of them holding, in the aggregate, more than 1/40 of the issued shares of the company that carry the right to vote at general meetings, may send notice of a general meeting to be held to transact the business stated in the requisition.

Under the BVIBCA, subject to the memorandum and articles of association, the directors of a company shall call a meeting of the members if requested to do so by members entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested. If the directors do not within 21 days after receiving such request call a meeting, any shareholder who signed the request may call a meeting.

Aura's MAA provides that:

(a) Any director of Aura may convene meetings of the shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable, but the directors shall call a meeting of shareholders to inter alia elect or re-elect directors and ratify the appointment of the auditors of Aura, to be designated as an "Annual Meeting". A meeting of shareholders designated as an Annual Meeting shall be convened no later than fifteen months after the holding the last preceding Annual Meeting but no later than six months after the end of Aura's preceding financial year. The directors may also convene a meeting of shareholders which may be designated as a "Special Meeting" to consider matters other than the election or re-election of directors and ratify the appointment of auditors.

(b) Upon the written request of shareholders entitled to exercise 5% or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of shareholders. If the directors do not within 21 days after receiving such request call a meeting, any shareholder who signed the request may call the meeting.

(c) While Aura has a class of securities listed on the Toronto Stock Exchange (the TSX), it shall hold and conduct Annual Meetings in accordance with the TSX Listing Rules. (Aura's MAA define "TSX Listing Rules" as the rules of the TSX as contained in the TSX Company Manual, or any other) rules of the TSX, which apply to the Company while the Company has a class of securities listed on the TSX, each as amended or replaced from time to time.

(d) The director convening a meeting shall give notice of the time and place of a meeting of shareholders not less than 21 days and not more than 60 days before the date of the meeting to: (a) those shareholders whose names appear as shareholders in Aura's register of members on the record date specified in the notice and are entitled to vote at the meeting; (b) the other directors; and (c) the auditor of the Company.

(e) The director convening a meeting of shareholders may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date more than 60 days nor less than 21 days prior to the date on which the meeting is to be held.

(f) If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the securities register at the close of business on the day the directors fix the record date, notice of the record date must be given at least 7 days before the record date by: (a) advertisement in a newspaper published or distributed in the place where Aura has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and (b) written notice to each stock exchange in Canada on which the shares of Aura are listed for trading.

(g) A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least all of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

Aura's MAA provides that while Aura has a class of securities listed on the TSX, it shall hold and conduct Annual Meetings in accordance with the TSX Listing Rules.

Place of Shareholders' Meetings

The BCBCA requires, except for a general meeting that is a partially electronic meeting or a fully electronic meeting, all general meetings of a company to be held in British Columbia unless: (i) a location outside the Province of British Columbia is provided for in the articles; (ii) the articles do not restrict the company from approving a location outside of the Province of British Columbia for holding of the general meeting and the location of the meeting is approved by the resolution required by the articles for that purpose or by ordinary resolution if no resolution is required for that purpose by the articles; or (iii) the location for the meeting is approved in writing by the registrar before the meeting is held.

Subject to the memorandum and articles of association, the meetings of shareholders of a BVI business company may be held inside or outside of the BVI.

Aura's MAA provides that Aura may convene meetings of the shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

Directors' Residency Requirements

The BCBCA provides that a public company (such as Bluestone) must have at least three directors but does not establish any residency requirements for directors.

Subject to the requirements set out in the memorandum and articles of association, the BVIBC provides that a company must have at least one director but does not have any residency requirements for directors.

Aura's MAA impose no residency requirements.

Aura's business activities do not require it to have a director or management presence in the BVI under the BVI's Economic Substance Act 2018 (as amended).

Removal of Directors

The BCBCA provides that a company may remove a director before the expiration of the director's term of office: (a) by a special resolution or, (b) by any other method of removal as specified in the articles. If shareholders holding a shares of a class or series of shares of a company have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed by a separate special resolution of the shareholders of that class or series or by any other method as specified in the articles.

Subject to the memorandum and articles of association, the BVIBC provides that a director may be removed by resolution of the shareholders. Such shareholder resolution may only be passed at a meeting of members called for the purpose of removing the director or if by written resolution, passed by at least 75% of the votes of the shareholders entitled to vote. Where permitted under the memorandum or articles of association, a director of the company may also be removed by a resolution of the directors.

Aura's MAA provides that A director may be removed from office: (a) with or without cause, by resolution of shareholders passed at a meeting of shareholders called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least a majority of the votes of the shares of Aura entitled to vote; or (b) with cause, by resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Issue of New Shares

The BCBCA permits shares with or without par value. Shares issued by a company governed by the BCBCA are non-assessable and may only be issued if consideration for such shares is fully paid.

Subject to the BVIBCA and the memorandum and articles of association, shares in the company may be issued, and options to acquire shares in a company granted, at such times, to such persons, for such consideration and on such terms as the directors may determine.

Under the BVIBCA, a statement of the maximum number of shares that the company is authorised to issue or that the company is authorised to issue an unlimited number of shares, and the classes of shares that the company is authorised to issue, and if the company is authorised to issue two or more classes of shares, the rights, privileges, restrictions and conditions attaching to each class of shares, must be included in the company's memorandum of association.

Under the BVIBCA, a share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services. The consideration for a share with par value shall not be less than the par value of the share. If shares are to be issued by a company for a consideration other than money, then the directors are required to pass a resolution stating:

(a) the amount to be credited for the issue of the shares; and

(b) that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the shares.

Aura's MAA provide that:

(a) Shares and other securities may be issued at such times, to such persons, for such consideration and on such terms as the directors may by resolution of directors determine.

(b) A share may be issued for consideration in any form or a combination of forms, including money, real property, personal property (including goodwill and know-how) or a contract for past services rendered.

(c) A share may not be issued for consideration in the form of a promissory note, or other written obligation to contribute money or property, or a contract for future services.

(d) Before issuing Shares for consideration which is, in whole or in part, other than money, a resolution of directors shall be passed stating:

(i) the amount to be credited for the issue of the shares; and

(ii) that, in the opinion of the directors, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of the shares.

Aura's MAA further provide that it is authorised to issue an unlimited number of shares of a single calls shares of no par value and that shares issued by Aura are non-assessable and the holders are not liable to Aura or its creditors in respect thereof.

Meaning of "insolvent"

Under the BCBCA, for purposes of the insolvency test that must be passed for the payment of dividends and purchases and redemption of shares, "insolvent" is defined to mean when a company is unable to pay its debts as they become due in the ordinary course of its business. The BCBCA does not impose a net asset solvency test for these purposes. For purposes of proceedings to dissolve or liquidate, the definition of "insolvent" from federal bankruptcy legislation applies.

Under the BVI's Insolvency Act, company or a foreign company is insolvent if:

(a) it fails to comply with the requirements of a statutory demand that has not been set aside under section 157 (Hearing to set aside statutory demand) of that Act;

(b) execution or other process issued on a judgment, decree or order of a BVI court in favour of a creditor of the company is returned wholly or partly unsatisfied; or

(c) either: (i) the value of the company's liabilities exceeds its assets; or (ii) the company is unable to pay its debts as they fall due.

Under the BVIBCA, a company must satisfy the 'solvency test' when making distributions to shareholders or acquiring shares from a shareholder. A company satisfies the solvency test if: (a) the value of the company's assets exceeds its liabilities; and (b) the company is able to pay its debts as they fall due. Where a director authorises a distribution by the company to its shareholders, the directors must be satisfied, on reasonable grounds, that immediately after the distribution, the company will satisfy the solvency test.

Reduction of Capital

Under the BCBCA, capital may be reduced by special resolution or court order. A court order is required if there are reasonable grounds for believing that the realizable value of the company's assets would, after the reduction of capital, be less than the aggregate of its liabilities.

There is no legal concept of capital for companies incorporated under the BVIBCA, therefore there is no requirement to follow a procedure or apply to court to reduce a company's capital. Where making a distribution, there's no requirement to pay a distribution from a specific source or out of available profits, the only requirement is that the company is able to satisfy the solvency test under the BVIBCA following distribution.

Aura's MAA authorises it to issue an unlimited number of Shares of a single class with no par value.

Shareholder Proposals

Under the BCBCA, a person submitting a proposal must have been the registered owner or beneficial owner of one of more voting shares for at least two years before signing the proposal. In addition, the proposal must be signed by shareholders who, together with the submitter, are registered or beneficial owners of (i) at least 1% of the company's voting shares, or (ii) shares with a fair market value exceeding an amount prescribed by regulation (at present, $2,000).

There is nothing under the BVIBCA that deals with shareholder proposals. However, Aura's MAA contain custom provisions that entitle submission of Shareholder proposals, as follows:

(a) Subject to eligibility and content requirements that follow, a shareholder entitled to vote at an Annual Meeting may:

(i) submit to Aura notice of any matter that such shareholder proposes to raise at the Annual Meeting (a "Proposal"); and

(ii) discuss at the Annual Meeting any matter in respect of which such shareholder would have been entitled to submit a proposal.

(b) To be eligible to submit a proposal, a person:

(i) must be, for at least the 6 month period immediately before the day on which the shareholder submits the proposal, a shareholder holding such number of shares: (A) that is equal to at least 1% of the total number of the outstanding shares of Aura, or (B) whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal, is at least CDN$2,000; or

(ii) must have the support of persons who, in the aggregate, and including or not including the person that submits the proposal, have been, for at least the 6 month period immediately before the day on which the shareholder submits the Proposal, shareholders holding such number of shares: (A) that is equal to at least 1% of the total number of the outstanding shares of Aura, or(B) whose fair market value, as determined at the close of business on the day before the Shareholder submits the proposal, is at least CDN$2,000.

(c) A proposal must be accompanied by:

(i) the name and address of the shareholder and of the shareholder's supporters, if applicable; and

(ii) the number of shares held or owned by the shareholder and the shareholder's supporters, if applicable, and the date such shares were acquired.

Compulsory Acquisition

Under the BCBCA, each offer (an "Acquisition Offer") made by a person or 2 or more persons ("Acquiring Persons") to acquire shares, or any class of shares, of a British Columbia company is accepted if, within 4 months after the making of the Acquisition Offer, the Acquisition Offer is accepted regarding the shares, or regarding each class of shares involved, by shareholders who, in the aggregate, hold at least 9/10 of those shares or of the shares of that class of shares, other than shares already held at the date of the offer by, or by a nominee for, the acquiring person or its affiliate. If an Acquisition Offer is accepted as set out above, the Acquiring Person may, within 5 months after making the offer, send written notice to any offeree (a "Non-accepting Offeree") who did not accept the Acquisition Offer (the "Notice"), that the Acquiring Person wants to acquire the shares of that Non-accepting Offeree that were involved in the offer; if such Notice is sent to a Non-accepting Offeree, the Acquiring Person is entitled and bound to acquire all of the shares of that Non-accepting Offeree that were involved in the offer for the same price and on the same terms contained in the Acquisition Offer unless the Court orders otherwise on an application made by that Non-accepting Offeree within 2 months after the date of the Notice. If an Acquiring Person has not, within one month after being entitled to do so, sent the Notice, the Acquiring Person must send a written notice to each Non-accepting Offeree stating that the Non-accepting Offeree, within 3 months after receiving the Notice¸may require the Acquiring Person to acquire the shares of that Non-accepting Offeree that were involved in the Acquisition Offer. If a Non-accepting Offeree requires the Acquiring Person to acquire the Non-accepting Offeree's shares, the Acquiring Person must acquire those shares for the same price and on the same terms contained in the Acquisition Offer.

Under the BVIBC, subject to the memorandum or articles of association of a company, shareholders of the company holding 90 per cent. of the votes of the outstanding shares entitled to vote may give a written instruction to a company directing the company to redeem the shares held by the remaining members. Upon receipt of the written instruction, the company is required to redeem the shares specified in the written instruction irrespective of whether or not the share are by their terms redeemable and give written notice to each member whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected.

Investigation / Appointment of Inspectors

Under the BCBCA, a company may, by special resolution, appoint an inspector to investigate the affairs and management of the company, and to report in the manner and to the persons the resolution directs. One or more shareholders who, in the aggregate, hold at least 20% of the issued shares of a company may apply to the Court for the appointment of an inspector. The Court may make an order to appoint an inspector if it appears to the Court that there are reasonable grounds for believing that: (a) the affairs of the company are being or have been conducted, or the powers of the directors are being or have been exercised, in a manner that is oppressive or unfairly prejudicial to one or more shareholders, including the applicant; (b) the business of the company is being or has been carried on with intent to defraud any person; (c) the company was formed for a fraudulent or unlawful purpose or it is to be dissolved for a fraudulent or unlawful purpose; or (d) persons concerned with the formation, business or affairs of the company have, in connection with it, acted fraudulently or dishonestly.

Under the BVIBCA a shareholder or the Registrar may apply to the BVI court ex parte or upon such notice as the BVI court may require, for an order directing that an investigation be made of the company and any of its affiliated companies.

If, upon an application it appears to the BVI court that:

(a) the business of the company or any of its affiliates is or has been carried on with intent to defraud any person;

(b) the company or any of its affiliates was formed for a fraudulent or unlawful purpose or is to be dissolved for a fraudulent or unlawful purpose; or

(c) persons concerned with the incorporation, business or affairs of the company or any of its affiliates have in connection therewith acted fraudulently or dishonestly;

the BVI court may make any order it thinks fit with respect to an investigation of the company and any of its affiliated companies by an inspector, who may be the Registrar.

APPENDIX J
RIGHTS INDENTURE

J-1